UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Massey Energy Company

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

April 16, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Massey Energy Company, which will be held on Tuesday, May 18, 2010, at 9:00 a.m. Eastern Daylight Time at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia 23220. Directions to the Jefferson Hotel are included for your convenience on the back page of this booklet.

Information about the Annual Meeting of Stockholders and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a proxy card and postage-paid return envelope.

The Board of Directors recommends that you complete and return the accompanying proxy card in the enclosed envelope, or vote electronically through the Internet or by telephone, to be sure that your shares will be represented and voted at the Annual Meeting of Stockholders. The enclosed proxy card contains instructions on voting electronically through the Internet or by telephone or, if your shares are registered in the name of a bank, broker or other nominee, the bank, broker or other nominee will provide instructions on how to vote.

Sincerely,

DON L. BLANKENSHIP
Chairman and Chief Executive Officer

MASSEY ENERGY COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2010

The 2010 Annual Meeting of Stockholders of Massey Energy Company will be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia 23220, on Tuesday, May 18, 2010, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

1.	To vote on three Class II directors nominated by Massey’s Governance and Nominating Committee to hold office for three years as set forth in this Proxy Statement, until their respective successors are elected and qualified, or until their earlier resignation or removal.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

3.	To act on a stockholder proposal regarding a water management report, if properly presented at the Annual Meeting of Stockholders.

4.	To act on a stockholder proposal regarding greenhouse gas emissions reduction, if properly presented at the Annual Meeting of Stockholders.

5.	To act on a stockholder proposal regarding majority voting, if properly presented at the Annual Meeting of Stockholders.

6.	To act on a stockholder proposal regarding declassification of the Board of Directors, if properly presented at the Annual Meeting of Stockholders.

7.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

The Board of Directors has fixed March 19, 2010, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

WE CORDIALLY INVITE STOCKHOLDERS TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON.

PLEASE NOTE THAT THIS YEAR, THE RULES THAT GUIDE HOW BROKERS VOTE YOUR SHARES OF COMMON STOCK HAVE CHANGED. BROKERS MAY NO LONGER VOTE YOUR SHARES OF COMMON STOCK ON THE ELECTION OF DIRECTORS IN THE ABSENCE OF YOUR SPECIFIC INSTRUCTIONS AS TO HOW TO VOTE. TO ENSURE YOUR VOTE IS COUNTED, PLEASE CAST YOUR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-PAID ENVELOPE.

By Order of the Board of Directors,

RICHARD R. GRINNAN
Vice President and Corporate Secretary

April 16, 2010

Richmond, Virginia

MASSEY ENERGY COMPANY

PROXY STATEMENT

April 16, 2010

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Massey Energy Company, 4 North 4th Street, Richmond, Virginia 23219 (Massey), of your proxy for use at the Annual Meeting of Stockholders of Massey’s common stock, $0.625 par value per share (the Common Stock), to be held May 18, 2010, and at any adjournments or postponements thereof (the Annual Meeting). This Proxy Statement and the accompanying proxy card are being mailed to all stockholders on or about April 20, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1. What am I voting on?

You will be voting on each of the following items of business:

•

The election of three Class II directors nominated by Massey’s Governance and Nominating Committee to hold office for three years as set forth in this Proxy Statement, until their respective successors are elected and qualified, or until their earlier resignation or removal;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010;

•	The stockholder proposal regarding a water management report, if properly presented at the Annual Meeting;

•	The stockholder proposal regarding greenhouse gas emissions reduction, if properly presented at the Annual Meeting;

•	The stockholder proposal regarding majority voting, if properly presented at the Annual Meeting; and

•	The stockholder proposal regarding declassification of the Board of Directors, if properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE THREE CLASS II DIRECTOR NOMINEES, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP, AGAINST THE STOCKHOLDER PROPOSAL REGARDING A WATER MANAGEMENT REPORT, AGAINST THE STOCKHOLDER PROPOSAL REGARDING GREENHOUSE GAS EMISSIONS REDUCTION AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING. THE BOARD OF DIRECTORS REMAINS NEUTRAL AND MAKES NO RECOMMENDATION WHETHER STOCKHOLDERS SHOULD VOTE “FOR” OR “AGAINST” THE STOCKHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE BOARD OF DIRECTORS.

You may also be asked to vote on any other business that may properly come before the Annual Meeting.

2. Who is entitled to vote?

All stockholders who owned Common Stock at the close of business on March 19, 2010, the record date fixed by the Board of Directors, are entitled to vote at the Annual Meeting. On the record date, we had outstanding 86,685,366 shares of Common Stock.

3. How many votes must be present to hold the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of Common Stock as of the record date entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. In determining the presence of a quorum, abstentions are counted as present and entitled to vote and broker non-votes (as defined below) are not counted if they are not otherwise represented at the Annual Meeting.

4. How can I cast my votes?

Stockholders have one vote for each share on all business of the Annual Meeting, except that, without any conditions precedent, stockholders have cumulative voting rights with respect to the election of the three Class II directors. Cumulative voting rights entitle a stockholder to cast as many votes as is equal to the number of directors to be elected (three in our case) multiplied by the number of shares of Common Stock owned by the stockholder. Each stockholder may distribute his or her votes among all, some, or one of the nominees as such stockholder sees fit. You may not cumulate your votes to withhold from a nominee.

If you are a stockholder of record and choose to cumulate your votes with respect to the nominees for Class II director, you will need to submit a proxy card or, if you vote in person at the Annual Meeting, submit a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes with respect to the nominees for Class II director, you should contact your broker, trustee or nominee for instructions with respect to your voting instruction card.

With respect to the election of the three nominees for Class II director, if you either (1) vote by proxy card or voting instruction card and sign your card with no further instructions or (2) vote by proxy card or voting instruction card and sign your card with instructions to vote for all nominees for Class II director, then Richard R. Grinnan, M. Shane Harvey and Jeffery M. Jarosinski, as proxies, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in the manner as the Board of Directors shall recommend or otherwise in the proxies’ discretion, except that none of your votes will be cast for any nominee as to whom you withhold from voting. If you do not wish the proxies to be able to use this discretionary authority to cumulate your votes with respect to the election of the nominees for Class II director, you must explicitly state so on your proxy card or voting instruction card, as applicable.

5. How do I vote before the Annual Meeting?

Registered stockholders (that is, stockholders of record who hold shares of Common Stock in certificated or book-entry form (as opposed to through a bank, broker or other nominee)) or employees who hold Common Stock through the Coal Company Salary Deferral and Profit Sharing Plan (our 401(k) Plan) may vote in person at the Annual Meeting or by proxy. Registered stockholders and employees who own Common Stock through our 401(k) Plan have three ways to vote by proxy:

•	By mail - Complete, properly sign, date and mail the enclosed proxy card.

•	By Internet - Connect to the Internet at www.voteproxy.com and follow the instructions included on the enclosed proxy card.

•	By telephone - Call (800) 776-9437 (toll-free) or (718) 921-8500 (direct) and follow the instructions included on the enclosed proxy card.

Stockholders who hold Common Stock through banks, brokers or other nominees (street name stockholders) who wish to vote at the meeting should be provided a voting instruction card from the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. Street name stockholders may also be eligible to vote their shares electronically, by following the instructions on the voting instruction card provided by the bank, broker or other nominee that holds the shares, using either the toll-free telephone number or the Internet address provided on the voting instruction card, or instead may complete, date and sign the voting instruction card provided by the institution that holds their shares.

The deadline for voting electronically through the Internet or by telephone is 11:59 p.m., Eastern Daylight Time, on May 17, 2010. The deadline for voting shares of Common Stock held in our 401(k) Plan electronically through the Internet or by telephone is 4:59 p.m., Eastern Daylight Time, on May 14, 2010.

6. How will my shares be voted if I sign, date and return my proxy card or voting instruction card, but do not provide complete voting instructions with respect to each proposal?

Unless otherwise directed in the accompanying proxy card, the persons named as proxies therein will vote all properly executed, returned and not revoked proxy cards (1) FOR the election of the three Class II director nominees listed thereon, (2) FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, (3) AGAINST the stockholder proposal regarding a water management report, (4) AGAINST the stockholder proposal regarding greenhouse gas emissions reduction, (5) AGAINST the stockholder proposal regarding majority voting and (6) neither FOR nor AGAINST the stockholder proposal regarding declassification of the Board of Directors, with the following two exceptions:

•

Shares held in our 401(k) Plan for which no direction is provided on a properly executed, returned and not revoked proxy card will be voted proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received with respect to such proposals, and

•

Shares held in our 401(k) Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received.

As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the Board of Directors may recommend, or otherwise in the proxy holders’ discretion. The Board of Directors does not presently know of any other such business.

7. How will my shares be voted if I do not return my proxy card or otherwise vote electronically through the Internet or by telephone?

If you are a registered stockholder and you do not return your proxy card or otherwise vote electronically through the Internet or by telephone, your shares will not be voted, unless you attend the Annual Meeting to vote in person.

If you are a street name stockholder and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm because this proposal is considered a “routine” matter as described by the rules of the New York Stock Exchange (NYSE).

Under the rules of the NYSE, your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. The rules of the NYSE also provide, however, that when a proposal is not a “routine” matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.” Please note that this year, the rules that guide how brokers vote your stock have changed. Your bank, broker or other nominee may no longer vote your shares with respect to the election of the three nominees for director in the absence of your specific instructions as to how to vote with respect to the election of such nominees, because under the rules of the NYSE, the election of directors is not considered a “routine” matter. In addition, under the NYSE rules, your bank, broker or other nominee cannot vote your shares with respect to the approval of the four stockholder proposals without your voting instructions because these proposals are not considered “routine.”

8. What if I change my mind after I vote?

Stockholders may revoke any proxy, whether cast by proxy card, electronically through the Internet or by telephone by voting again by proxy card, Internet or telephone (the latest vote cast by any of these three mediums is the vote that will be counted). In addition, the powers of the persons named as proxies will be suspended with respect to any stockholder who attends the meeting in person and requests to revoke any previously given proxy. Attendance at the meeting will not by itself revoke a previously granted proxy.

If you are a street name stockholder, you must follow the instructions found on the voting instruction card provided by the bank, broker or other nominee, or contact your bank, broker or other nominee in order to revoke your previously given proxy.

9. How many votes are needed to approve each of the proposals?

The three nominees for Class II directors receiving the highest number of votes at the Annual Meeting will be elected. You may vote “for” or “withhold” with respect to the election of any or all of the nominees. With respect to votes cast FOR the election of all of the three Class II directors, absent specific instructions from you on the accompanying proxy card as to either (1) how you are choosing to cumulate your votes or (2) that you do not wish the proxies otherwise to be able to cumulate your votes, the persons named as proxies in the accompanying proxy card will have full discretionary authority to vote the shares represented by any properly executed, returned and not revoked proxy card cumulatively among all or less than all of the three nominees (other than any nominees from whom authority has been withheld) in the manner as the Board of Directors shall recommend, or otherwise in the proxies’ discretion. Abstentions and broker non-votes will not count either in favor of, or against, election of a Class II director nominee.

The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and which are entitled to vote. Abstentions will have the effect of a vote AGAINST the ratification of the appointment of Ernst & Young LLP, and broker non-votes will not count either in favor of, or against, the ratification of the appointment of Ernst & Young LLP.

In order to be adopted, the approval of each stockholder proposal must be approved separately by the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and which are entitled to vote. Stockholders may direct that their votes be cast for or against the stockholder proposals, or stockholders may abstain from the stockholder proposals. Abstentions will have the effect of a vote AGAINST the stockholder proposals, and broker non-votes will not count either in favor of, or against, the stockholder proposals.

10. What is householding and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of the proxy statement or annual report by writing us at Investor Relations, Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261 or by telephoning (866) 814-6512.

Beneficial owners with the same address who receive more than one proxy statement and annual report may request delivery of a single proxy statement and annual report by contacting our Investor Relations department as described above.

11. Who can attend the Annual Meeting?

The Annual Meeting is open to all holders of Common Stock as of the record date, March 19, 2010. Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport, together with the admission ticket contained along with the proxy card included with the materials sent to you for the Annual Meeting. If you are a street name stockholder, you must bring a copy of a statement from a bank, broker or other nominee indicating your ownership of Common Stock. If you are an authorized proxy of a stockholder or if you want to vote in person the shares that you hold in street name, you must present the proper documentation, which you must obtain from your bank, broker or other nominee that holds your shares in street name. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

12. Who pays the cost of proxy solicitation?

We pay the expense of the solicitation. Some officers and regular employees may solicit proxies personally and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). These individuals will receive no additional compensation for their services. Laurel Hill Advisory Group (Laurel Hill) has been engaged to aid in the distribution and solicitation of proxies. We will pay Laurel Hill approximately $15,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters and will indemnify Laurel Hill against any losses arising out of Laurel Hill’s proxy soliciting services on behalf of us.

13. Who will count the votes?

Representatives from American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, will tabulate the votes and act as inspectors of election at the Annual Meeting.

14. Could other matters be decided in the Annual Meeting?

The Board of Directors is not aware of any matters that may come before the Annual Meeting other than matters disclosed in this Proxy Statement. However, if other matters do properly come before the Annual Meeting, it is the intention of the persons named on the proxy card to vote in the manner the Board of Directors recommend, or otherwise in the proxy holders’ discretion.

15. How do I make a stockholder proposal for the 2011 annual meeting?

Any proposal of a stockholder intended to be presented at our 2011 annual meeting of stockholders for inclusion in our 2011 proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), must be received by us no later than December 17, 2010, by such stockholder delivering written notice to our Corporate Secretary at our principal executive offices at P.O. Box 26765, Richmond, Virginia 23261.

Our Restated Bylaws provide that a stockholder entitled to vote for the election of directors may (i) nominate persons for election to the Board of Directors or (ii) bring business before a stockholder meeting, by delivering written notice to our Corporate Secretary at our principal executive offices at P.O. Box 26765, Richmond, Virginia 23261. Such notice must be delivered to or mailed and received not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting; provided, however, in the event that the date of the 2011 annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from the first anniversary date of the Annual Meeting, written notice must be delivered not earlier than the 120t h day prior to the 2011 annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which the date of the 2011 annual meeting is first publicly announced by Massey. We anticipate holding the 2011 annual meeting of stockholders on May 17, 2011.

The stockholder’s notice must include, as to each person whom the stockholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 of the Exchange Act;

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•

an executed copy of Massey’s director agreement and questionnaire (a copy of which can be obtained by contacting Massey’s Corporate Secretary at the address above), along with all information required in connection with that agreement and the questionnaire.

In order for a stockholder to bring any other business before a stockholder meeting, timely notice must be received by us within the time limits described in the first or second paragraph of this question 14, depending upon whether such proposal is intended to be included in our 2011 proxy statement. The stockholder’s notice must contain as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our Bylaws, the language of the proposed amendment); and

•	the reasons for conducting such business at the meeting.

In addition, whether nominating a person for election as a director or proposing any other business, the stockholder notice must also include the following:

•	the name and address of such stockholder, as it appears on our books;

•	the name and address of any beneficial owner of our Common Stock on whose behalf the stockholder is putting forward any nominee for director or other proposal;

•	representations that:

•	the stockholder is a holder of record of Common Stock and is entitled to vote at the stockholder meeting;

•

that the stockholder intends to appear in person or by proxy at the meeting to put forward the stockholder’s nominee for election as a director and/or any other proposal put forward by that stockholder; and

•

the stockholder and each of its affiliates and any other person (and their affiliates) with a beneficial ownership interest in Common Stock that may be acting together or in concert with the stockholder with respect to Massey has complied with the beneficial ownership disclosure obligations in the Restated Bylaws;

•

the name of each individual, firm, corporation, limited liability company, partnership, trust or other entity with whom the stockholder, any beneficial owner of Common Stock and any stockholder director nominee, and their respective affiliates and associates, and each other person with whom any of them is acting in concert with respect to Massey, has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting or disposing of any Common Stock or to cooperate in obtaining, changing or influencing the control of Massey, along with a description of each such agreement, arrangement or understanding (whether written or oral) (a Covered Person);

•

a list of the class and number of shares of Common Stock that are beneficially owned or owned of record by any Covered Person, together with documentary evidence of such record or beneficial ownership of Common Stock;

•

a list of (A) all of the derivative securities (as defined under Rule 16a-1 under the Exchange Act) and other derivatives or similar agreements or arrangements with an exercise or conversion privilege or a periodic or settlement payment or payments or mechanism at a price or in an amount or amounts related to any security of Massey or with a value derived or calculated in whole or in part from the value of any security of Massey, in each case, directly or indirectly owned of record or beneficially owned by any Covered Person and (B) each other direct or indirect opportunity of any Covered Person to profit or share in any profit derived from any increase or decrease in the value of any of Massey’s securities, in each case, regardless of whether (x) that interest conveys any voting rights in such security to such Covered Person, (y) that interest is required to be, or is capable of being, settled through delivery of such security or (z) that Covered Person may have entered into other transactions that hedge the economic effect of such interest (any such interest described in this bullet point being a Derivative Interest);

•

a description of each agreement, arrangement or understanding (whether written or oral) with the effect or intent of increasing or decreasing the voting power of, or that contemplates any person voting together with, any Covered Person with respect to any Common Stock or other voting security of Massey, the stockholder’s director nominee, or other proposal (Voting Arrangements);

•

details of all other material interests of each Covered Person in such nomination or proposal or Massey’s capital stock (including any rights to dividends or performance related fees based on any increase or decrease in the value of such capital stock or Derivative Interests) (collectively, Other Interests);

•

a description of all economic terms of all such Derivative Interests, Voting Arrangements and Other Interests and copies of all agreements and other documents (including but not limited to master agreements, confirmations and all ancillary documents and the names and details of the counterparties to, and brokers involved in, all such transactions) relating to each such Derivative Interest, Voting Arrangement and Other Interests;

•

a list of all transactions by each Covered Person involving any Common Stock or other voting securities of Massey or any Derivative Interests, Voting Arrangements or Other Interests within six months prior to the date of the notice;

•

a representation whether any Covered Person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Massey’s outstanding capital stock required to approve or adopt the proposal or elect any director nominated by the stockholder and/or (b) otherwise to solicit or participate in the solicitation of proxies from Massey’s stockholders in support of such nomination or proposal; and

•

all other information that, as of the date of delivery of such notice, would be required to be provided to Massey under the Restated Bylaws by any Covered Person, regardless of whether such Covered Person has previously provided such information to Massey.

The requirements found in our Restated Bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a proposal included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2010.

Our Proxy Statement and Annual Report are available on our Internet site at www.masseyenergyco.com, Investors, Proxy Online. For additional information regarding access to our SEC filings, please see “Certain Matters Relating to Proxy Materials and Annual Reports” on page 85 of this Proxy Statement.

ELECTION OF DIRECTORS

Proposal 1

Our Restated Certificate of Incorporation and Restated Bylaws provide for a “classified” Board of Directors. Our Restated Bylaws provide for nine directors, three serving as Class I directors, three serving as Class II directors and three serving as Class III directors. The Governance and Nominating Committee has recommended to the Board of Directors, and the Board of Directors has nominated, three Class II directors for election at the Annual Meeting to serve three-year terms expiring at the annual meeting in 2013, once their respective successors are elected and qualified, or until their earlier resignation or removal. Each of the three nominees for Class II directors listed below presently serves as a Class II director. Each of the nominees has consented to serve if elected. We know of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

Stockholders have cumulative voting rights with respect to the election of the three nominees for Class II director. Cumulative voting rights entitle a stockholder to cast as many votes as is equal to the number of directors to be elected (three in our case) multiplied by the number of shares of Common Stock owned by the stockholder. Each stockholder may distribute his or her votes among all, some or none of the nominees as such stockholder sees fit. With respect to votes cast for the election of all of the three nominees for Class II director, absent specific instructions with respect to cumulative voting, the persons named as proxies in the accompanying proxy card will have full discretionary authority to vote the shares represented by any properly executed, returned and not revoked proxy card cumulatively among all or less than all of the three nominees (other than any nominees from whom authority has been withheld) in the manner as the Board of Directors shall recommend, or otherwise in the proxies’ discretion. If you do not wish the proxies to be able to use this discretionary authority to cumulate your votes with respect to the election of the nominees for Class II director, you must explicitly state so on your proxy card or voting instruction card, as applicable.

Biographical Information on the Class II Director Nominees

The following biographical information is furnished with respect to each of our nominees for election at the Annual Meeting as Class II directors.

RICHARD M. GABRYS, age 68

Mr. Gabrys has been a director since May 22, 2007. He is Chairman of the Finance Committee and is a member of the Executive, Governance and Nominating, and Safety, Environmental and Public Policy Committees.

Mr. Gabrys retired as Vice Chairman of Deloitte & Touche LLP in May 2004. Mr. Gabrys served for 42 years with Deloitte & Touche in public accounting serving a variety of publicly-held companies, with a focus on automotive manufacturing companies, energy companies, financial services institutions and health care entities. He completed his tenure as Interim Dean of the School of Business Administration of Wayne State University in August 2007.

Mr. Gabrys serves as a director of the following U.S. publicly-traded companies: CMS Energy Company, an integrated energy company, La-Z-Boy Incorporated, a residential furniture producer, and TriMas Corporation, a manufacturer of high-quality trailer products, recreational accessories, packaging systems, energy products and industrial specialty products. Mr. Gabrys also serves on the boards of the following tax-exempt entities: The Detroit Institute of Arts, Karmanos Cancer Institute, Alliance for Safer Streets in Detroit (Crime Stoppers), Detroit Regional Chamber and Ave Maria University. He also is a member of the Management Board of Renaissance Venture Capital Fund. In addition, within the past five years, Mr. Gabrys served on the board of directors of Dana Corporation, formerly a U.S. publicly-traded company and supplier of drivetrain, chassis, structural and engine technologies.

Mr. Gabrys brings to the Board of Directors a tremendous amount of knowledge and experience gained from working in public accounting for 42 years. He continues to be licensed to practice as a Certified Public Accountant in the State of Michigan. Mr. Gabrys’ tenure at Deloitte & Touche LLP has given him valuable financial expertise, especially in the areas of public reporting and mergers and acquisitions, for service on our Board of Directors. In addition, having served on the boards of several other publicly-traded companies, he has gained experience in risk oversight, executive compensation and corporate governance matters. Additionally, he brings extensive safety and public policy expertise as highlighted by his service on the board of directors of The Detroit Institute of the Arts, the Alliance for Safer Streets in Detroit and the Detroit Regional Chamber.

DAN R. MOORE, age 69

Mr. Moore has been a director since January 22, 2002. He is Chairman of the Audit Committee and a member of the Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental and Public Policy Committees.

Mr. Moore has been the Chairman of Moore Group, Inc., which owns multiple automobile dealerships in West Virginia and Kentucky, since 1999. He previously served as Chairman, President and Chief Executive Officer of the former

Matewan BancShares, a multi-bank holding company, from 1981 to 1999, which he joined as a loan officer in 1963. Mr. Moore also serves as a director and Chairman of the West Virginia University Foundation. He also serves as a member of the Branch Bank and Trust Company (a subsidiary of BB&T Corporation) Board of Directors and as a member of the West Virginia Housing Fund Board of Directors.

Mr. Moore brings extensive financial and banking experience to the Board of Directors, having been Chairman, President and Chief Executive Officer of the former Matewan BancShares. He also provides leadership to the Board of Directors in the area of risk management and oversight. As a business leader in Central Appalachia, Mr. Moore has been an advocate for us, promoting the contributions our Company has made to the localities and states where we mine coal.

BAXTER F. PHILLIPS, JR., age 63

Mr. Phillips has been a director since May 22, 2007. He is a member of the Finance and Safety, Environmental and Public Policy Committees.

Mr. Phillips has been our President since November 2008. He previously served as Executive Vice President and Chief Administrative Officer from November 2004 to November 2008, as Senior Vice President and Chief Financial Officer from September 2003 to November 2004, and as Vice President and Treasurer from October 2000 to August 2003. Mr. Phillips joined us in 1981 and has also served in the roles of Corporate Treasurer, Manager of Export Sales and Corporate Human Resources Manager, among others. Prior to joining us, he held various investment and banking positions, including manager of fixed income for the Virginia Retirement System, Group Head in the corporate banking division of the former American Security Bank in Washington, D.C. and Cash Management Officer at the former United Virginia Bankshares, Inc. in Richmond, Virginia. He holds a bachelors of science in business management and a master’s degree in business administration from Virginia Commonwealth University.

Mr. Phillips’ experience in various positions in senior leadership of the Company, his tenure with the Company, and his vast knowledge of the Company’s operations is extremely valuable to the Board of Directors in assessing Company performance, identifying areas of focus and providing strategic direction for the future. In addition, Mr. Phillips’ extensive experience in investments and banking has given him valuable financial expertise to serve as a member of our Finance Committee.

The Board of Directors recommends that you vote FOR each of our Class II director nominees.

Biographical Information on the Directors Not Up For Election

The following biographical information is furnished with respect to each of the directors whose terms will continue after the Annual Meeting.

Class III Directors—Term expires in 2011:

DON L. BLANKENSHIP, age 60

Mr. Blankenship has been a director since 1996. He is Chairman of the Executive Committee.

Mr. Blankenship has been our Chairman of the Board of Directors and Chief Executive Officer since November 2000 and also held the position of President from November 2000 until November 2008. He has been the Chairman of the Board of Directors and Chief Executive Officer of A.T. Massey Coal Company, Inc., our wholly-owned and sole, direct operating subsidiary, since 1992, and also held the position of its President from 1992 until November 2008. Mr. Blankenship also serves as a director of the National Mining Association and the U.S. Chamber of Commerce.

As Chairman of the Board, Mr. Blankenship provides the Board of Directors with strong leadership and a considerable amount of experience. His extensive knowledge of coal mining, his financial expertise and his forward-looking thinking serve the Board of Directors well. In addition, Mr. Blankenship’s board positions at energy and mining organizations have positioned him to bring experience and industry knowledge to his position as Chairman of the Board of Directors. Through Mr. Blankenship’s many years of service on the Board of Directors, he has developed extensive knowledge in the areas of leadership, safety, risk oversight, management and corporate governance, each of which provides great value to the Board of Directors.

ROBERT H. FOGLESONG, age 64

General Foglesong, U.S. Air Force (retired), has been a director since February 21, 2006. He is Chairman of the Compensation Committee and is a member of the Audit, Executive, Governance and Nominating, and Safety, Environmental and Public Policy Committees.

General Foglesong was President of Mississippi State University from April 2006 to March 2008. Since February 1, 2006 he has been President and Executive Director of the Appalachian Leadership and Education Foundation, a Charleston, West Virginia based non-profit organization focused on identifying and supporting the next generation of leaders in

Appalachia. After reaching the rank of four star general, he retired from the U.S. Air Force on February 1, 2006, following 33 years of U.S. military service in over 130 countries. He is a director of Michael Baker Corporation, an engineering and energy management firm and a member of numerous professional organizations, including the Council on Foreign Relations. General Foglesong also was appointed in 2006 by the President of the United States to Co-Chair the U.S. – Russia Joint Commission on POWs/MIAs. In addition, within the past five years, General Foglesong served on the board of directors of CDEX, Inc., a U.S. publicly-traded company specializing in chemical detection technologies.

General Foglesong is an experienced leader. He made a career in the military managing people and budgets, developing and implementing strategic plans, and protecting and promoting the welfare of Americans at home and abroad. General Foglesong’s combined experience in safety performance and public policy matters and his involvement in developing leaders in Appalachia provide the Board of Directors with valuable insight.

BOBBY R. INMAN, age 78

Admiral Inman, U.S. Navy (retired), has been a director since 1985. He serves as the Lead Independent Director. Admiral Inman is a member of the Compensation, Executive, and Governance and Nominating Committees and an ex officio member of the Audit, Finance and Safety, Environmental and Public Policy Committees.

Admiral Inman has been a tenured professor at the LBJ School of Public Affairs at the University of Texas in Austin since August 2001, holding the Lyndon Johnson Centennial Chair in National Policy. He served as Interim Dean from January 2005 until December 2005 and from January 2009 until March 2010. He was an adjunct professor at the University of Texas from 1987 until August 2004. Admiral Inman previously served as Director of the National Security Agency and Deputy Director of the Central Intelligence Agency. He is a managing director of Gefinor Ventures, Inc. and Limestone Ventures, Inc., both early stage venture capital firms, and has over 20 years of experience in venture capital investments. Admiral Inman previously served on numerous publicly-traded companies and other boards of directors, though none within the past five years.

As Lead Independent Director, Admiral Inman provides the Board of Directors with an excellent complement to Mr. Blankenship, the Chairman of the Board and Chief Executive Officer. Admiral Inman is a highly esteemed and experienced leader as illustrated by his military and civilian governmental service accomplishments. Having been on the Board of Directors since 1985, he brings a wealth of knowledge to the boardroom. Admiral Inman has considerable experience in finance and investments as exemplified by his involvement in venture capital management. In addition, his work in public affairs and national policy has given him extensive regulatory and public policy expertise, which is important for the Board of Directors. He also brings broad experience evaluating international and political risk for our engagements with customers and prospective joint venture partners worldwide.

Class I Directors—Term expires in 2012:

JAMES B. CRAWFORD, age 67

Mr. Crawford has been a director since February 7, 2005. He is Chairman of the Safety, Environmental and Public Policy Committee and is a member of the Audit, Compensation, Executive, and Governance and Nominating Committees.

Mr. Crawford has been a consultant for Evan Energy Investments, LC, a Richmond, Virginia based company with South American coal interests since February 2004. In December 2005, he became Chairman of Carbones InterAmericanos S.A., a diversified energy company with coal mining and trading operations and ocean port and shipping investments in Venezuela, Colombia, and Cyprus. Mr. Crawford was Chairman and Chief Executive Officer of James River Coal Company from its founding in 1988 until March 2003 and Chairman and Chief Executive Officer of Transco Coal Company from 1982 until 1988. In late 2002 in the midst of the weakest coal market in more than 30 years, Mr. Crawford recommended to James River Coal Company’s creditors and long-term customers a plan for the financial restructuring of James River Coal Company. The creditors chose not to accept the plan, and Mr. Crawford voluntarily resigned on March 17, 2003. On March 25, 2003, James River Coal Company and its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Middle District of Tennessee. James River Coal Company and its subsidiaries emerged from bankruptcy on May 6, 2004. Among his other interest, Mr. Crawford is Chair Emeritus and a current member of the Board of Trustees of Colby College, Chair Emeritus of the Collegiate School and current Chairman of the Board of Directors of the Boys and Girls Club of Metro Richmond Foundation.

Mr. Crawford has extensive financial and managerial experience in the coal industry, currently serving as Chairman of Carbones InterAmericanos S.A. He was Chairman and Chief Executive Officer of James River Coal Company for fifteen years as well as prior investment banking experience which provides the Board of Directors with a wealth of business and operational experience. Mr. Crawford’s domestic and international coal mining, trading and shipping experience is also of great value to the Board of Directors in evaluating strategic opportunities.

LADY JUDGE, age 63

Lady Judge has been a director since February 19, 2008. She is the Chair of the Governance and Nominating Committee and a member of the Finance and Safety, Environmental and Public Policy Committees.

Lady Judge was appointed to the Board of the United Kingdom Atomic Energy Authority in September 2002, became its chair in July 2004 and intends to retire from this position in July 2010. From 1980 until 1983, she served as a Commissioner of the SEC. From 2004 until 2007, she served as Deputy Chairman of the Financial Reporting Council, the regulatory authority for accounting and corporate governance in the United Kingdom. From 2006 to 2009, she was a public member of the International Ethics Standards Board for Accountants, the global organization for the accountancy profession. She has had a career in international banking and financial regulation for many years during which she held several positions, including Board Director at Samuel Montagu & Co. and Deputy Chairman at Friends Provident plc. She serves as a director of Magna International Inc., a global supplier of technology-advanced automotive components based in Ontario, Canada, that is listed on the NYSE, and Motricity, Inc., a provider of mobile data solutions that filed a Registration Statement on Form S-1 with the SEC on January 22, 2010 and has filed to list its shares on the NASDAQ Global Market. In addition, within the past five years, Lady Judge served on the board of directors of ATP Oil & Gas Corporation, a U.S. publicly-traded international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea.

As a U.S. trained commercial lawyer, Lady Judge brings to the Board of Directors an unusually broad array of experience and knowledge. She has served in senior executive, chairman and non-executive director positions in both the private and public sectors. Lady Judge has been a regulator in the financial services industry both domestically and abroad. She is a recognized expert in the fields of corporate governance, energy and natural resources. Her legal background and tenure as a Commissioner of the SEC as well as her personal accomplishments and international experience, make her a valuable member of the Board of Directors and Chair of the Governance and Nominating Committee.

STANLEY C. SUBOLESKI, age 68

Mr. Suboleski has been a director since May 13, 2008. He is a member of the Finance, Governance and Nominating and Safety, Environmental and Public Policy Committees.

Mr. Suboleski served as a Commissioner of the Federal Mine Safety and Health Review Commission from June 2003 until his term expired in August 2006. Since that time he has provided mining engineering consulting services, including certain consulting services to us. From December 2001 through May 2003, Mr. Suboleski served as our Executive Vice President and Interim Chief Operating Officer. Following his retirement in December 1997 as Vice President, Operations - Strategy for A.T. Massey Coal Company, Inc. and President of United Coal Company, both Massey subsidiaries, he served as a Professor and as the Department Head of Mining and Minerals Engineering at the Virginia Polytechnic Institute and State University from August 2000 to August 2001. Mr. Suboleski received his B.S. and PhD degrees in Mining Engineering from the Pennsylvania State University and his M.S. degree in Mining Engineering from the Virginia Polytechnic Institute and State University.

Mr. Suboleski’s educational training, work experience and regulatory background provide the Board of Directors with a great source of wisdom and insight. Through Mr. Suboleski’s service as a Commissioner of the Federal Mine Safety and Health Review Commission, he has gained substantial knowledge of mining regulations and their application. He also brings to the Board of Directors the industry experience, diverse perspective and innovative thinking that he has gained from working in the mining industry for so many years.

Directors’ Compensation

The non-employee directors who served during the full calendar year 2009 were each paid an annual retainer fee of approximately $40,700 plus, in the case of the Chairman of the Audit Committee, $15,000, and, in the case of the chairs of the other board committees, $5,000. In March 2009, in conjunction with and in support of our cost reduction initiatives that were taken in response to current market conditions, all of our non-employee directors voluntarily agreed to reduce the cash component of their annual base retainer by 10 percent. Therefore, the annual retainer as of April 1, 2009 was reduced from $44,000 to $39,600. The Lead Independent Director received an additional $30,000 annual retainer for his service during 2009. The annual retainer amounts for the chair positions and the Lead Independent Director did not change. Retainer fees are paid in quarterly installments on or about January 1, April 1, July 1 and October 1. During 2009, non-employee directors also earned meeting fees of $3,000 for each Audit Committee meeting attended and $2,000 for each Board of Directors or other board committee meeting attended. Meeting fees are paid shortly after each meeting is held. We also reimburse directors for the expenses they incur in attending meetings of the Board of Directors or board committees. Finally, we make available, at the election of the director, secondary supplemental health insurance. Directors who are also salaried employees receive no additional cash compensation for their services as directors.

Non-employee directors are permitted to defer receipt of directors’ fees until their retirement or other termination of status as a director. At the election of the director, deferred amounts either accrue interest at rates fixed from time to time by the committee that administers the Massey Energy Company Deferred Directors’ Fee Program or are valued as if having been invested in Common Stock. During 2009, three directors chose to defer all or a portion of their directors’ fees.

All equity awards made to non-employee directors after June 27, 2006 have been granted pursuant to the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended and restated effective August 18, 2009 (the 2006 Plan). For 2009, under the 2006 Plan, directors who were not our employees or employees of our subsidiaries were eligible to receive, when they became directors, a one time grant of that number of shares of restricted Common Stock equal to the value of $110,000 based on the closing stock price on the date of grant, or in the event that the market is closed on such date, the next preceding trading day, and that number of restricted units equal to the value of $74,000 of Common Stock based on the closing price on the date of grant (or in the event that the market was closed on such date, the next preceding trading day), which are payable in cash upon the vesting of the shares of restricted Common Stock to assist in satisfying related income tax liabilities upon the lapse of restrictions on the shares of restricted Common Stock. These awards are made on a date determined by the Compensation Committee following director appointment. For 2009, under the 2006 Plan, non-employee directors were also awarded at the first regularly scheduled Board of Directors meeting of calendar year 2009 an annual grant of that number of shares of restricted Common Stock and/or non-qualified stock options, as elected by each non-employee director equal to $80,000 based on the closing price on the date of grant (or in the event that the market is closed on such date, the next preceding trading day). This valuation does not take into account the diminution in value attributable to restrictions on such stock under the 2006 Plan. The restrictions on the initial grants of restricted stock and restricted units and the annual grant of restricted stock lapse in one-third increments each year upon the anniversary of the date of grant, or lapse in full upon the occurrence of any of the following: (i) the applicable director retires from service on the Board of Directors upon express approval by the Board of Directors or the Compensation Committee that administers the 2006 Plan; (ii) the applicable director dies or becomes permanently disabled or (iii) the director’s service terminates within two years after a change in control occurs other than on account of a voluntary resignation from service on the Board of Directors.

In November 2009, the Compensation Committee conducted its annual review of the compensation payable to the non-employee directors and recommended to the Governance and Nominating Committee certain changes to the compensation payable to non-employee directors. The Governance and Nominating Committee recommended these changes to the Board of Directors which approved them effective November 9, 2009. Effective November 9, 2009, it was determined that in the future each non-employee director will receive an increase in the value of his or her annual grant of restricted Common Stock and/or non-qualified stock options, as elected in the sole discretion of the director, from $80,000 to $90,000. All other aspects of non-employee director compensation remained unchanged.

The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2009.

NON-EMPLOYEE DIRECTOR COMPENSATION(a)

Name	Fees Earned or Paid in Cash(b)	Stock Awards(c)	Stock Options		All Other Compensation(e)	Total

James B. Crawford	$137,578	$80,000	$—		$3,027	$220,605

Robert H. Foglesong	180,286	80,000	—		2,735	263,021

Richard M. Gabrys	123,994	80,000	—		2,443	206,437

E. Gordon Gee(f)	54,056	80,000	—		2,730	245,406

Bobby R. Inman	155,700	80,000	—		6,160	241,860

Lady Judge	132,200	80,000	—		14,973	227,173

Dan R. Moore	172,700	40,000	40,000	(d)	3,775	256,475

Stanley C. Suboleski	76,700	80,000	—		2,082	158,782

(a)	Messrs. Blankenship and Phillips do not appear in this table because they are Massey employees and therefore are not entitled to additional compensation for their services as directors.
(b)	Amounts shown represent director fees (i.e. retainer and meeting fees) earned during fiscal year 2009 and include any amounts deferred at the election of the director.
(c)	Amounts shown represent the aggregate grant date fair value of the 2009 stock award computed in accordance with FASB ASC Topic 718 (excluding estimates for forfeitures related to service-based vesting conditions) for restricted stock and restricted unit awards to non-employee directors. These amounts reflect the grant date fair market value for these awards and do not correspond to the actual value that will be recognized by each of the non-employee directors upon sale. The assumptions used in the calculation of these award amounts are included in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference into this Proxy Statement. The table below provides (i) the actual cash value of restricted units that vested and were paid in cash during 2009 and (ii) the aggregate number of restricted stock awards outstanding as of December 31, 2009 for each of the non-employee directors.

Name	Cash Value of Restricted Units That Vested and Were Paid During 2009	Aggregate Number of Restricted Stock Awards Outstanding at December 31, 2009
James B. Crawford	$5,502	11,992
Robert H. Foglesong	5,502	10,775
Richard M. Gabrys	18,045	9,102
E. Gordon Gee	—	—
Bobby R. Inman	—	25,046
Lady Judge	7,862	8,994
Dan R. Moore	—	15,111
Stanley C. Suboleski	7,766	7,820

(d)	Amounts shown represent the aggregate grant date fair value of Mr. Moore's 2009 stock option award computed in accordance with FASB ASC Topic 718 (excluding estimates for forfeitures related to service-based vesting conditions). This amount reflects the grant date fair market value for this award and does not correspond to the actual value that will be recognized by Mr. Moore upon sale. The assumptions used in the calculation of the award amount is included in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference into this Proxy Statement.
(e)	Amounts shown represent dividends paid on restricted stock and life and supplemental health insurance premiums allocated to each director. For Lady Judge, the amount includes $12,199 for a Massey paid medical policy and $466.91 for a Massey paid dental policy.
(f)	Mr. Gee retired from the Board of Directors effective July 1, 2009.

During 2009, we made the following grants of restricted stock and restricted units to each non-employee director:

NON-EMPLOYEE DIRECTOR GRANTS IN 2009

Name	Grant Date	Type of Grant	Shares Granted	Stock Options Granted		Grant Date Value(a)
James B. Crawford	2/17/2009	Annual	5,930	—		$80,000
Robert H. Foglesong	2/17/2009	Annual	5,930	—		80,000
Richard M. Gabrys	2/17/2009	Annual	5,930	—		80,000
E. Gordon Gee	2/17/2009	Annual	5,930	—		80,000
Bobby R. Inman	2/17/2009	Annual	5,930	—		80,000
Lady Judge	2/17/2009	Annual	5,930	—		80,000
Dan R. Moore	2/17/2009	Annual	2,965	6,622	(b)	80,000
Stanley C. Suboleski	2/17/2009	Annual	5,930	—		80,000

(a)	The amounts shown represent the sum of the number of shares and units multiplied by the closing stock price on the date of grant, or in the event that the market was closed on such date, the next preceding trading day.
(b)	These non-qualified stock options have an exercise price of $13.49.

Stock Ownership Guidelines for Non-Employee Directors

On February 16, 2010, in order to further align the interests of our non-employee directors with the interests of our stockholders and to promote our commitment to sound corporate governance, the Board of Directors adopted Non-Employee Director Stock Ownership Guidelines that apply to our non-employee directors. Under our Non-Employee Director Stock Ownership Guidelines, non-employee directors are encouraged to acquire and retain Common Stock having a value equal to at least three times his or her base annual retainer.

The guidelines are initially calculated for each non-employee director using the non-employee director’s base annual retainer and the closing stock price per share of our Common Stock as of the later of (i) the date the guidelines were adopted or (ii) the date a non-employee director became covered by the guidelines. The guidelines are adjusted for each non-employee director as of January 1 of each fiscal year using the non-employee director’s base annual retainer then in effect and the closing stock price per share of our Common Stock on such date. The Governance and Nominating Committee may, from time to time, reevaluate and revise the guidelines to give effect to changes in our Common Stock or other factors it deems relevant.

Non-employee directors are encouraged to achieve the Common Stock ownership level within three years of becoming a non-employee director, or, in the case of persons who were non-employee directors at the time the guidelines were adopted, within three years of the date of adoption of the guidelines. All of our non-employee directors currently meet these guidelines.

Director Independence

The Governance and Nominating Committee undertook its annual review of director independence in February 2010. During this review, the Governance and Nominating Committee considered transactions and relationships between each director or any member of his or her immediate family and Massey and our subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” on page 75. The Governance and Nominating Committee also examined transactions and relationships between directors or their affiliates and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the general independence standards in the listing standards of the NYSE, the exchange on which the Common Stock is listed, and the independence standards set forth in our Corporate Governance Guidelines, which can be found on our website. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Codes of Ethics, Committee Charters, SEC Filings and Other Materials” on page 85.

As set forth in our Corporate Governance Guidelines, we have adopted the following definition of independence: a director will be considered independent if he/she (a) is free of any relationship that would preclude a finding of independence under the NYSE Corporate Governance Standards as may be in effect from time to time, and (b) does not have any material relationship (either as director or as a partner, stockholder or officer of an organization) with us or any of our affiliates. In evaluating any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules of the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the director is independent. Compliance with the definition of independence is reviewed annually by the Governance and Nominating Committee.

As a result of its review and based on the recommendation of the Governance and Nominating Committee, the Board of Directors affirmatively determined that James B. Crawford, Robert H. Foglesong, Richard M. Gabrys, Lady Judge, Bobby R. Inman, Dan R. Moore and Stanley C. Suboleski are independent under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. Don L. Blankenship and Baxter F. Phillips, Jr. are not independent because of their employment as our Chief Executive Officer and our President, respectively.

In making these determinations, the Board of Directors considered, among other things, the relationships set forth below. The Board of Directors has determined that none of these relationships is material and that none of these relationships impairs the independence of any non-employee director.

•

Mr. Moore is the Chairman of Moore Group, Inc., a multi-franchise auto dealership holding company. Several of our subsidiaries purchase vehicles and services from subsidiaries of Moore Group, Inc. These purchases are conducted in the normal course of business on a competitive bid basis; and

•	Mr. Suboleski provides consulting services to us and our affiliates from time to time in return for a consulting fee.

Additionally, none of these relationships constitutes a “related person transaction” as defined in “Certain Relationships and Related Transactions” on page 75 of this Proxy Statement.

Committees of the Board of Directors

The standing committees of the Board of Directors consist of an Audit Committee, Compensation Committee, Executive Committee, Finance Committee, Governance and Nominating Committee, and Safety, Environmental and Public Policy Committee. All of the information regarding the meetings of these committees refers to meetings that took place during 2009. The written charters under which each of these committees operates can be found on our website. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Codes of Ethics, Committee Charters, SEC Filings and Other Materials” on page 85.

Audit Committee

The principal duties of the Audit Committee are to:

(a)	provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders and investment community relating to:

•	our accounting, reporting and financial practices, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm; and

(b)	prepare the report that SEC rules require to be included in our annual proxy statement.

The Audit Committee’s responsibilities include:

•

direct responsibility for the appointment, compensation, retention (or termination) and oversight of the independent registered public accounting firm engaged by us for the purpose of preparing or issuing audit reports and related work;

•	approving the audit and non-audit services to be performed by the independent registered public accounting firm and the fees related to such work;

•

reviewing with our financial management, internal audit management and independent registered public accounting firm matters relating to internal accounting controls, the internal audit program, our accounting practices and procedures and other matters relating to our financial condition and the financial condition of our subsidiaries;

•

reviewing the work of the independent registered public accounting firm that falls outside the scope of their audit engagement for the purpose of determining the independence of the independent registered public accounting firm; and

•	reporting to the Board of Directors periodically any conclusions or recommendations the Audit Committee may have with respect to such matters.

The members of the Audit Committee are Dan R. Moore (Chairman), James B. Crawford and Robert H. Foglesong. The Board of Directors has determined that each of the members of the Audit Committee is “independent” under the enhanced independence standards for audit committee members in the Exchange Act, and rules thereunder, as incorporated into the listing standards of the NYSE, and the independence standards set forth in our Corporate Governance Guidelines. Based on the recommendation of the Governance and Nominating Committee, the Board of Directors has also determined that each of the members of the Audit Committee has the requisite financial knowledge to serve as members of the Audit Committee and that Messrs. Crawford and Moore are each an “audit committee financial expert” under the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act). No member of the Audit Committee simultaneously serves on the audit committees of more than two other publicly-registered companies. The Audit Committee’s meetings include executive sessions with management and, whenever it is deemed appropriate, executive sessions with our independent registered public accounting firm and with our internal auditors, in each case without the presence of management. During fiscal 2009, the Audit Committee held nine meetings.

Compensation Committee

The principal duties of the Compensation Committee are to:

(a)	review corporate organizational structures;

(b)	maintain an ongoing review of senior management succession planning;

(c)	keep informed about any life threatening or disabling illness of any officer and recommend to the Board of Directors any steps that should be taken with respect to such illness;

(d)	review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation;

(e)	monitor performance of our officers and group executive officers;

(f)	make recommendations concerning compensation plans;

(g)	recommend officer title changes;

(h)	recommend the election of and salaries for officers and group executive officers, including salary, bonus and incentive awards, and determine and approve incentive awards for other executives and managers;

(i)	review Board of Directors compensation and propose any changes to the Governance and Nominating Committee;

(j)	function as the committee that administers our long-term incentive programs;

(k)	conduct an evaluation of the Compensation Committee’s performance and review the adequacy of its charter and recommend any changes to the Board of Directors;

(l)	obtain advice and assistance from outside advisors as the committee deems appropriate;

(m)	review and discuss with management the Compensation Discussion and Analysis included in our proxy statement; and

(n)	prepare the annual report on executive compensation to be included in our proxy statement, as required by the Exchange Act.

The members of the Compensation Committee are Robert H. Foglesong (Chairman), James B. Crawford, Bobby R. Inman and Dan R. Moore. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. The Compensation Committee held 10 meetings during 2009. For a discussion of our executive compensation program, see the “Compensation Discussion and Analysis” and “Compensation Committee Report on Executive Compensation” beginning on pages 25 and 45, respectively.

Periodically, the Compensation Committee retains an outside independent compensation consultant to provide information and advice concerning compensation. The Compensation Committee retained the outside independent consulting firm of Pearl Meyer & Partners (PM&P) in 2008 as part of its review of compensation for setting 2009 targeted overall compensation. In 2009, the Compensation Committee returned to the analysis performed in 2008 for setting 2010 targeted overall compensation. The Compensation Committee has retained PM&P to assess our compensation programs and to learn about developments and best practices in executive compensation matters. From time to time, PM&P also provides consulting advice to us with respect to the amount of non-employee director compensation.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time an officer or employee of us, or is related to any other member of the Compensation Committee, any other member of the Board of Directors or any executive officer of us.

Executive Committee

The Executive Committee exercises all of the power and authority of the Board of Directors in the management of our business and affairs to the extent permitted by Delaware law and the Executive Committee charter. The members of the Executive Committee are Don L. Blankenship (Chairman), James B. Crawford, Robert H. Foglesong, Richard M. Gabrys, Bobby R. Inman and Dan R. Moore. The Executive Committee did not meet in 2009.

Finance Committee

The Finance Committee provides assistance to the Board of Directors that relate to the management of our financial affairs. The principal duties of the Finance Committee are to:

(a)	review and evaluate our financial policies and investment strategy;

(b)	review and evaluate management's plans to manage our exposure to financial risk;

(c)	recommend dividend actions to the Board of Directors;

(d)	recommend stock issuance or stock repurchase actions to the Board of Directors;

(e)	monitor our investment committee's management of the pension fund and other post-retirement benefit obligations; and

(f)	review annual strategic financial plans, including financial measures relating to incentive plans.

The Finance Committee’s responsibilities include:

(a)	review our financial policies, including capitalization, liquidity, credit ratings and financial risk management;

(b)	review our financing plans, including financial transactions, credit capacity, guarantees and credit facilities;

(c)	approve capital spending and approve operating plan and capital expenditure projects in excess of $20 million;

(d)	review and evaluate existing and potential investments, including the financial soundness of potential mergers, acquisitions and dispositions;

(e)	review and discuss with management our most significant financial risks, methods of risk assessment, risk mitigation strategies and the overall effectiveness of our guidelines, policies and systems with respect to risk assessment and management, including policies and procedures for derivative transactions and insurance coverage;

(f)	review and discuss with management our bonding and related collateral requirements;

(g)	review our investor relations activities;

(h)	review and make recommendations concerning dividend policy and dividends to be declared by the Board of Directors;

(i)	review and make recommendations to the Board of Directors concerning stock issuance and stock repurchases;

(j)	review the strategy, the investment policies, the performance and the adequacy of funding for our pension and other post-retirement obligations that are managed by the investment committee; and

(k)	discuss with our General Counsel legal matters that may have a material impact on subject financial transactions.

The members of the Finance Committee are Richard M. Gabrys (Chairman), Lady Judge, Dan R. Moore, Baxter F. Phillips, Jr. and Stanley C. Suboleski. The Finance Committee held four meetings during 2009.

Governance and Nominating Committee

The primary responsibilities of the Governance and Nominating Committee are to oversee and monitor our corporate governance policies and procedures and to regularly report the results of its activities to the Board of Directors. The principal duties of the Governance and Nominating Committee are to:

(a)	seek out, evaluate and recommend to the Board of Directors qualified nominees for election as directors;

(b)	seek to ensure the independence and quality of the Board of Directors;

(c)	develop and recommend to the Board of Directors our Corporate Governance Guidelines and codes of conduct and ethics applicable to us;

(d)	oversee the annual evaluation of the Board of Directors; and

(e)	consider other matters, including the size and composition of the Board of Directors and committees, directorship practices and other issues of corporate governance.

The members of the Governance and Nominating Committee are Lady Judge (Chair), James B. Crawford, Robert H. Foglesong, Richard M. Gabrys, Bobby R. Inman, Dan R. Moore and Stanley C. Suboleski. The Board of Directors has determined that each of the members of the Governance and Nominating Committee is “independent” under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. During 2009, the Governance and Nominating Committee held four meetings.

Nominating Procedures. The Governance and Nominating Committee considers candidates for Board of Directors membership suggested by the Governance and Nominating Committee members and other Board of Directors members, as well as management and stockholders. The Governance and Nominating Committee may also retain a third-party executive search firm to identify candidates upon request of the committee from time to time. A stockholder who wishes to recommend a prospective nominee for the Board of Directors should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate and in accordance with the provisions and information requirements set forth in our Restated Bylaws relating to stockholder nominations. See “How do I make a stockholder proposal for the 2011 annual meeting?” on page 4. Stockholder nominees whose nominations comply with these procedures will be evaluated in the same manner as the Governance and Nominating Committee’s nominees.

Once the Governance and Nominating Committee has identified a prospective nominee, the Governance and Nominating Committee then evaluates the prospective nominee against the standards and qualifications set out in the Governance and Nominating Committee Charter and our Corporate Governance Guidelines, including:

(a)	the ability of the prospective nominee to represent the interests of our stockholders;

(b)	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

(c)	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

(d)	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and

(e)	the extent to which the prospective nominee helps the Board of Directors reflect the diversity of our stockholders, employees and communities.

The Governance and Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Governance and Nominating Committee regularly reviews the skills, experience and attributes of the Board of Directors to ensure that there is a proper balance and adequate representation of certain skills and attributes in the context of the current make-up of the Board of Directors. There are not specific weights given to any one factor, but among the items considered are public company experience, financial expertise, industry and operational expertise, gender, energy expertise, diversity of background, independence, innovation, government and public policy expertise, governance and legal expertise, international experience, executive compensation and human resources expertise and risk management expertise, all in the context of the perceived needs of the Board of Directors at that point in time.

It also is important to the Governance and Nominating Committee that the Board of Directors works together in a cooperative fashion. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Governance and Nominating Committee also considers that individual’s past contribution and future commitment to us. The Governance and Nominating Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. Additionally, the Governance and Nominating Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy the NYSE listing standards and SEC requirements. The Governance and Nominating Committee will also seek to ensure that the Board of Directors, and consequently the Audit Committee, have at least three independent members that satisfy the NYSE financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert.

After completing this evaluation, the Governance and Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the Governance and Nominating Committee. There is no difference in the manner by which the Governance and Nominating Committee evaluates prospective nominees for director based upon the source from which the individual was first identified.

Messrs. Gabrys, Moore and Phillips were each recommended by the Governance and Nominating Committee for nomination for election at the Annual Meeting as Class II directors to serve a three-year term until their respective successors are elected and qualified, or until their earlier resignation or removal. The Governance and Nominating Committee did not receive any Board of Director recommendations from any stockholder in connection with the Annual Meeting.

Policy With Respect to Withheld Votes in an Uncontested Election

On April 14, 2010 the Board of Directors approved an amendment to our Corporate Governance Guidelines. The Corporate Governance Guidelines were amended to provide that any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who receives a greater number of votes “withheld” from his or her election than votes “for” such election must, promptly following certification of the stockholder vote, tender his or her resignation to the Board of Directors for consideration in accordance with the following procedures, all of which procedures must be completed within 90 days following certification of the stockholder vote:

(a)

The Committee (as defined below) will evaluate the best interests of the Company and its stockholders and will recommend to the Board of Directors the action to be taken with respect to such tendered resignation (which recommendation could consist of, without limitation, accepting the resignation, rejecting the resignation and maintaining the director, rejecting the resignation and maintaining the director but addressing what the Committee believes to be the underlying cause of the withheld votes, or rejecting the resignation but resolving that the director will not be re-nominated in the future for election). In reaching its recommendation, the Committee will consider all factors it deems relevant, including, without limitation, the effect of the exercise of cumulative voting in the election, if applicable, the stated reasons why stockholders “withheld” votes for the election from such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, the Company’s Corporate Governance Guidelines and whether any special interest groups conducted a campaign involving the election of directors to further the interests of such group, as opposed to the best interests of all stockholders. The Committee may also consider possible alternatives regarding the director’s tendered resignation as it deems appropriate, which may include, without limitation, rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have resulted in such director failing to receive the required number of votes “for” such director’s election. If a resignation is accepted by the Committee, the Committee will recommend to the Board of Directors whether to fill the resulting vacancy or reduce the size of the Board of Directors.

(b)	The Board of Directors must act on the Committee’s recommendation. In acting on the Committee’s recommendation, the Board of Directors will consider all of the factors considered by the Committee and such additional factors as it deems relevant.

(c)	Following the Board of Director’s determination, the Company will promptly publicly disclose in a document furnished or filed with the SEC the Board of Director’s decision of whether or not to accept the resignation and an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation.

(d)	A director who is required to tender his or her resignation in accordance with the policy may not be present during deliberations or voting of the Committee or the Board of Directors regarding whether to accept his or her resignation or, except as otherwise provided below, a resignation tendered by any other director in accordance with the policy. Prior to voting, the Committee and the Board of Directors will afford the affected director an opportunity to provide the Committee or the Board of Directors with any information that he or she deems relevant.

(e)	For purposes of the policy, the term “Committee” means (i) the Governance and Nominating Committee, provided such committee then consists of at least three directors, each of whom is an independent director (as defined in the Corporate Governance Guidelines) and none of whom is a director who is required to tender his or her resignation in accordance with the policy, or (ii) if clause (i) is not satisfied, a committee of at least three directors designated by the Board of Directors, each of the members of which is an independent director and none of the members of which is a director who is required to tender his or her resignation in accordance with the policy. However, if there are fewer than three independent directors then serving on the Board of Directors who are not required to tender their resignations in accordance with the policy, then the Committee will be comprised of all of the independent directors and each independent director who is required to tender his or her resignation in accordance with the policy must recuse himself or herself from the Committee and Board of Director’s deliberations and voting with respect to his or her individual resignation.

Safety, Environmental and Public Policy Committee

The principal duties of the Safety, Environmental and Public Policy Committee are to:

(a)	review, assess risks and make recommendations regarding our policies, programs, positions, goals and strategies in relation to safety, environmental and public policy issues, including legislation and government regulation, deemed significant by the Safety, Environmental and Public Policy Committee or which may be referred to the Safety, Environmental and Public Policy Committee by the Board of Directors or by management;

(b)	review and make recommendations regarding safety, environmental, political, and social trends and issues as they may affect our operations and strategic direction and the operations and strategic direction of our subsidiaries;

(c)	review and make recommendations in respect of our general policies regarding support of business, charitable, educational and political organizations;

(d)	review and make recommendations in respect of our safety, environmental and public policies and practices; and

(e)	review the adequacy of the Safety, Environmental and Public Policy Committee charter and recommend any changes to the Board of Directors.

The Safety, Environmental and Public Policy Committee’s responsibilities include:

(a)	making a report to the Board of Directors on a quarterly basis regarding our compliance with worker safety and environmental compliance rules, regulations and goals;

(b)	developing goals for implementing enhancements to the company-wide process utilized to monitor, count and report environmental incidents and complaints;

(c)	determining the specific content and organization of our environmental compliance reports to the Board of Directors to reasonably inform the Board of Directors regarding our compliance with all applicable environmental laws and regulations, and any other applicable authority regarding environmental compliance;

(d)	developing goals for implementing enhancements to the company-wide process utilized to monitor, count and report mine safety incidents and complaints and near misses with high potential for injury;

(e)	determining the specific content and organization of its mine safety reports to the Board of Directors to reasonably inform the Board of Directors regarding our compliance with all applicable mine safety laws and regulations;

(f)	reviewing our safety training programs annually and recommending enhancements as appropriate;

(g)	reviewing our environmental compliance training programs annually and recommending enhancements as appropriate;

(h)	reporting to the Board of Directors annually on the key objectives and progress in our safety training programs and environmental compliance training programs;

(i)	recommending that the Board of Directors adopt quantitative goals, based on current technologies, for reducing environmental violations and mine safety incidents and near misses with a high potential for injury in connection with our operations;

(j)	selecting and retaining one or more independent auditing firms, at least once every two years, to conduct a comprehensive review and assessment of our operations as they relate to worker safety and environmental compliance and preparing and submitting to the Safety, Environmental and Public Policy Committee a report and recommendations;

(k)	reporting the findings of the auditing firm review and assessment to the Board of Directors;

(l)	having the authority to retain independent, outside consultants to assist the Safety, Environmental and Public Policy Committee with regard to the Safety, Environmental and Public Policy Committee’s duties in connection with our compliance with environmental, worker, and mine safety laws, rules and regulations; provided that, before retaining any such consultant, the Safety, Environmental and Public Policy Committee will make a determination that the consultant is capable of exercising independent judgment and in making such determination the Safety, Environmental and Public Policy Committee will consider the revenue the consultant has received for services performed for us during the past five years; and

(m)	consulting with the Vice President for Best Environmental Practices, the Vice President for Best Safety Practices (or comparable positions) and the General Counsel regarding their duty and authority to create, implement and oversee a system by which corporate employees, suppliers, customers and advisor professionals can, on a confidential basis and without fear or reprisal, provide information concerning possible illegal or unethical conduct regarding our compliance with safety and environmental issues.

The members of the Safety, Environmental and Public Policy Committee are James B. Crawford (Chairman), Robert H. Foglesong, Richard M. Gabrys, Lady Judge, Dan R. Moore, Baxter F. Phillips, Jr. and Stanley C. Suboleski. The Board of Directors has determined that the majority of the members of the Safety, Environmental and Public Policy Committee are “independent” under the general independence tests in the listing standards of the NYSE and the independence standards set forth in our Corporate Governance Guidelines, and the additional criteria set forth in the Safety, Environmental and Public Policy Committee’s charter. Effective June 30, 2008, the Board of Directors adopted a policy that members of the Safety, Environmental and Public Policy Committee shall not serve more than five consecutive one-year terms, subject to the ability of the Governance and Nominating Committee, with the approval of a majority of the independent directors, to make an exception based upon a determination after due consideration of the Safety, Environmental and Public Policy Committee member’s meritorious service that it would be in the best interest of our stockholders for the Safety, Environmental and Public Policy Committee member to serve more than five consecutive one-year terms. In addition, the Board of Directors adopted a policy, effective June 30, 2008, that the Chair of the Safety, Environmental and Public Policy Committee may not be a director who received 25 percent or more withheld votes in each of the last two elections, as long as there is another director on the Safety, Environmental and Public Policy Committee who did not get more than 25 percent withheld votes in each of the last two elections, subject to the ability of the Governance and Nominating Committee, with the approval of the majority of the independent directors, to make an exception based upon a determination after due consideration of the director's meritorious service that it would be in the interest of our stockholders for the Chair of the Safety, Environmental and Public Policy Committee to be a director who received 25 percent or more withheld votes in each of the last two elections. The Safety, Environmental and Public Policy Committee held four meetings during 2009.

Board of Directors and Committee Meetings Attendance

During 2009, the Board of Directors held eight meetings. The independent directors met in executive session without the Chief Executive Officer or any other member of management in connection with each of the regularly scheduled quarterly Board of Directors meetings. During 2009, each director attended at least 95 percent of the aggregate of all Board of Directors meetings and meetings of Board committees on which such director served. All of the directors who were directors at the time of the 2009 annual meeting of stockholders attended the 2009 annual meeting of stockholders in May 2009. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attendance at meetings of our stockholders and the meetings of the Board of Directors and committees of which he or she is a member.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board of Directors does not have a policy on whether or not the role of the Chairman of the Board and the Chief Executive Officer should be separate or, if it is to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. Currently, Mr. Blankenship serves as our Chairman and Chief Executive Officer. Mr. Blankenship has been our Chairman and Chief Executive Officer since November 30, 2000, and Chairman and Chief Executive Officer of A. T. Massey since 1992. He served as our President since 2000 and A.T. Massey’s President since 1992, until Mr. Phillips was elected our and A.T. Massey’s President in November 2008.

In order to assure that the independent directors play a leading role in our current leadership structure, the Board of Directors has provided for the position of a Lead Independent Director in our Corporate Governance Guidelines. Admiral Inman currently serves as our Lead Independent Director. In May 2006, the Board of Directors appointed Admiral Inman as Interim Lead Independent Director. In May 2007, he was appointed for a two-year term as Lead Independent Director and in May 2009, the Board of Directors reappointed him for an additional two years. In this role as Lead Independent Director, Admiral Inman is in frequent contact with the Chairman of the Board and Chief Executive Officer and is regularly consulted on material matters. Stockholders and other interested persons may contact the Lead Independent Director in the manner described under “Communications with the Board of Directors” below.

The Lead Independent Director is elected by the independent directors and is responsible for presiding over the executive sessions of the independent directors and any other functions that may be delegated to the position. The Lead Independent Director presides over the meetings of the non-management directors that occur prior to each regularly scheduled meeting of the Board of Directors. The Lead Independent Director’s primary responsibility is to ensure that the Board of Directors operates independently of management and that directors and stockholders have an independent leadership contact. The Lead Independent Director also has the following additional duties:

•	presides at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serves as liaison between the Chairman of the Board and the independent directors;

•	provides advice and counsel to the Chairman of the Board on Board of Directors meeting schedules to assure there is sufficient time for all agenda items;

•	has the authority to call meetings of the independent directors; and

•	is available for consultation and direct communication, under appropriate circumstances, if requested by major stockholders.

The Board of Directors also has six standing committees: the Audit, Compensation, Executive, Finance, Governance and Nominating and Safety, Environmental and Public Policy Committees. Each committee has a separate chairperson and each of the Audit, Compensation and Governance and Nominating Committees are comprised solely of independent directors.

We believe that the current Board leadership structure has served us well. As Chairman of the Board and Chief Executive Officer, Mr. Blankenship is able to lead and execute strategy and business plans to maximize stockholder value. We believe having Mr. Blankenship serve as our Chairman of the Board and Chief Executive Officer provides us with the following additional benefits:

•	minimizes ambiguity concerning who is leading us;

•	makes it clear who is accountable for strategic decisions; and

•	eliminates the potential for conflicts between the Chairman of the Board and the Chief Executive Officer.

Given our current circumstances and operating strategies, we believe having a combined Chairman of the Board and Chief Executive Officer, as well as a Lead Independent Director and independent standing Board committees, is the most appropriate structure for us and our stockholders. We believe this structure demonstrates clear leadership to our employees, stockholders and other interested parties and eliminates potential for redundancies and confusion. The Lead Independent Director protects the role of the independent directors by providing leadership to the independent directors and working closely with the Chairman of the Board.

As part of our annual corporate governance and succession planning review, the Governance and Nominating Committee and the Board of Directors evaluate our board leadership structure to ensure that it is appropriate for us. The Board of Directors recognizes that there may be circumstances in the future that would lead it to separate the offices of Chairman of the Board and Chief Executive Officer but believes that the absence of a policy requiring either the separation or combination of the roles of Chairman of the Board and Chief Executive Officer provides the Board of Directors with the flexibility to determine the best leadership structure for us.

Board of Director’s Role in Risk Oversight

Our Board of Directors is responsible for our risk oversight. The Board of Directors works to ensure that we have in place a strong process for identifying, prioritizing, sourcing, managing and monitoring our critical risks. Management is responsible for our risk management, including providing oversight and monitoring to ensure our policies are carried out and processes are executed in accordance with management’s selected performance goals and risk tolerances. In order to carry out its risk oversight function, the Audit, Compensation, Finance, Governance and Nominating and Safety, Environmental and Public Policy Committees are each responsible for risk oversight within such committee’s area of responsibility and regularly report to the Board of Directors.

Our Finance Committee charter provides that the Finance Committee is responsible for reviewing and evaluating management’s plans to manage our exposure to financial risks. As part of its responsibilities, the Finance Committee reviews our financial policies, including financial risk management. A management risk analysis committee holds regular meetings to identify, discuss and assess enterprise risk from current macro-economic, industry and company-specific perspectives. The management risk analysis committee is comprised of the Chief Financial Officer, Chief Compliance Officer, Corporate Counsel, Sales Companies CFO and a Special Assistant to the Office of the Chairman. On a quarterly basis, the Finance Committee receives a report from the management risk analysis committee on our most significant financial risks, including a summary of the risks assessed and risk mitigation strategies. The Finance Committee also engages in periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. On a quarterly basis, the Finance Committee reports to the Audit Committee regarding the review of financial risk management described above. The overall effectiveness of our guidelines, policies and systems with respect to financial risk assessment and management are reviewed on a periodic basis.

Our Audit Committee charter provides that the Audit Committee is responsible for monitoring our most significant financial risks, methods of risk assessment, risk mitigation strategies and the overall effectiveness of our guidelines, policies and systems with respect to risk assessment and management and to ensure that management regularly reviews and discusses these matters with the Finance Committee.

Although the Finance Committee and Audit Committee have primary responsibility for overseeing these matters, the full Board of Directors is actively involved in overseeing risk management for the entire enterprise receiving reports from both the Finance and Audit Committee on a quarterly basis.

In addition to the Finance Committee and Audit Committee, each of the other committees of the Board of Directors considers risks within its area of responsibility. The Compensation Committee considers succession planning, human resources risks and risks related to our executive compensation programs. The Safety, Environmental and Public Policy Committee is responsible for the oversight of our safety, environmental and public policies and practices. In addition, the Governance and Nominating Committee considers governance risks. Each of these committees regularly reports to the Board of Directors.

We believe the current leadership structure of the Board of Directors supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board of Directors as led by our Chairman of the Board and Chief Executive Officer and the Lead Independent Director.

Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Lead Independent Director or with the non-management directors as a group may do so by writing to Lead Independent Director, c/o Corporate Secretary, Massey

Energy Company, P.O. Box 26765, Richmond, Virginia 23261. Our Corporate Secretary reviews all such correspondence and regularly forwards to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, auditing, ethics or internal control matters can also be communicated confidentially and generally anonymously (i) by calling the Massey Energy Hotline toll free at (888) 424-2417; (ii) by mail addressed to: Board of Directors-Audit Committee, c/o Corporate Secretary, Massey Energy Company P.O. Box 26765, Richmond, Virginia 23261; (iii) by mail addressed to: Alert Line, Ref: Massey Energy, PMB 3767, 13950 Vallantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277; or (iv) by e-mail addressed to: massey.hotline@masseyenergyco.com (may not be received anonymously, depending upon how it is sent).

Codes of Ethics

We have an Ethics Commitment Agreement, which is applicable to and signed annually by our salaried employees, including the principal executive officer, the principal financial officer and the principal accounting officer. We have a separate Code of Ethics for Senior Financial Officers, which contains provisions specifically applicable to our senior financial officers, including the principal executive officer, the principal financial officer and the principal accounting officer, and a Code of Business Conduct and Ethics for Directors that all directors are expected to sign annually. The Ethics Commitment Agreement, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Codes of Ethics, Committee Charters SEC Filings and Other Materials” on page 85. We intend to post amendments to or waivers from these ethics agreements (to the extent applicable to our directors, principal executive officer, principal financial officer or principal accounting officer) on our website at www.masseyenergyco.com: Investors, Corporate Governance, Code of Conduct.

Stock Ownership of Directors and Executive Officers

The following information is furnished with respect to our current directors and each of our nominees for director, our named executive officers and all our current directors and executive officers as a group, as to ownership of shares of Common Stock as of March 19, 2010, except as otherwise noted. Our named executive officers include our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. Each named executive officer or his or her family members had sole voting and investment power with respect to such shares, except as otherwise noted.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
		Shares Beneficially Owned	Shares for which Beneficial Ownership can be Acquired within 60 Days(a)	Total Beneficial Ownership	Percent of Class(b)
Massey Energy Common Stock, $0.625 Par Value	Class I Directors
	James B. Crawford	20,132	—	20,132	*
	Lady Judge	12,613	—	12,613	*
	Stanley C. Suboleski	10,847	—	10,847	*

	Class II Directors
	Richard M. Gabrys	15,520	—	15,520	*
	Dan R. Moore	22,440	2,208	24,648	*
	Baxter F. Phillips, Jr.(c)(d)	112,727	134,213	246,940	*

	Class III Directors
	Don L. Blankenship(d)	362,299	58,333	420,632	*
	Robert H. Foglesong	18,104	—	18,104	*
	Bobby R. Inman	35,186	—	35,186	*

	Officers
	J. Christopher Adkins	11,473	—	11,473	*
	Michael K. Snelling	11,884	11,545	23,429	*
	Eric B. Tolbert	14,675	20,049	34,724	*

	Directors and executive officers as a group (17 persons)(e)			989,358	1.14%

(a)	Represents shares of Common Stock that may be acquired through the exercise of options within 60 days of March 19, 2010.
(b)	Calculated based on shares of Common Stock beneficially owned as of March 19, 2010 plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group divided by our shares of Common Stock outstanding as of March 19, 2010, which were 86,685,366, plus any shares for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.
(c)	Mr. Phillips owns 29,171 shares directly and is the indirect beneficial owner of 17,173 shares through our 401(k) Plan as of March 19, 2010 and 8,911 shares that are held by his wife.
(d)	Messrs. Blankenship and Phillips are also named executive officers.
(e)	Executive officers included in this number are our current executive officers who file statements pursuant to Section 16 of the Exchange Act.

Stock Ownership of Certain Beneficial Owners

Management knows of no person, except as set forth below, who is the beneficial owner of more than 5 percent of our voting shares. The table sets forth information known to us as of the most recent date, based on filings with the SEC on Schedule 13D or Schedule 13G (unless otherwise indicated), with percentage of ownership calculated using the number of outstanding shares of Common Stock on the dates noted below.

Name and Address of Beneficial Owners	Shares Beneficially Owned		Percent of Class(a)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	12,873,250	(b)	14.85%

FMR LLC 82 Devonshire Street Boston, MA 02109	10,250,087	(c)	11.82%

Duquesne Capital Management, L.L.C. 40 West 57th Street, 25th Floor New York, NY 10019	5,331,900	(d)	6.15%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,278,470	(e)	6.09%

State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	4,761,576	(f)	5.49%

(a)	All percentages are based on 86,685,366 shares of Common Stock outstanding as of March 19, 2010.
(b)	Based solely on Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 8, 2010 that indicates BlackRock, Inc. is the beneficial owner of 12,873,250 shares, and has sole voting power over 12,873,250 shares and sole dispositive power over 12,873,250 shares.
(c)	Based solely on Schedule 13G/A filed jointly by FMR LLC and Edward C. Johnson 3d with the SEC on February 16, 2010 that indicates that FMR LLC and Edward C. Johnson 3d are the beneficial owners of 10,250,087 shares, have sole voting power over 603,960 shares and sole dispositive power over 10,250,087 shares.
(d)	Based solely on Schedule 13G filed jointly by Duquesne Capital Management, L.L.C. and Stanley F. Druckenmiller with the SEC on January 12, 2010 that indicates that Duquesne Capital Management, L.L.C. and Stanley F. Druckenmiller are the beneficial owner of 5,331,900 shares, has shared voting power over 5,331,900 shares and shared dispositive power over 5,331,900 shares.
(e)	Based solely on Schedule 13G/A filed by Wellington Management Company, LLC with the SEC on March 10, 2010 that indicates that Wellington Management Company, LLC is the beneficial owner of 5,278,470 shares, has shared voting power over 4,048,995 shares and shared dispositive power over 5,278,470 shares.
(f)	Based solely on Schedule 13G filed by State Street Corporation with the SEC on February 12, 2010 that indicates State Street Corporation is the beneficial owner of 4,761,576 shares, and has shared voting power over 4,761,576 shares and shared dispositive power over 4,761,576 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the forms required by Section 16 of the Exchange Act that have been filed during and with respect to our most recently completed fiscal year, we are not aware of any executive officer, director or beneficial owner of more than 10 percent of our stock that failed to file on a timely basis any Forms 3, 4 or 5, except for (i) Mr. Poma, on whose behalf one Form 4 was inadvertently filed late due to administrative oversight that reported a grant of stock options, restricted stock and restricted units; (ii) Admiral Inman and Mr. Moore, on whose behalf one Form 4 each was inadvertently filed late due to administrative oversight that reported the acquisition of phantom stock units representing the value of retainer or meeting fees earned and deferred pursuant to the Massey Energy Company Deferred Directors’ Fees Program; and (iii) Mr. Snelling, on whose behalf, one Form 4 was inadvertently filed late due to administrative oversight that reported the exercise of stock options and the sale of shares of Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

We compensate our named executive officers in a manner that is meant to attract and retain highly qualified and gifted individuals and to appropriately incentivize and motivate the named executive officers to achieve continuous improvements in company-wide performance for the benefit of our stockholders. We accomplish this through the use of various forms of compensation, the basic components of which are: (i) base salary; (ii) annual cash bonus; (iii) long-term performance-based and service-based cash and equity incentive awards; and (iv) retirement benefits. In certain circumstances, we provide additional incentives and benefits to our named executive officers, which may include perquisites, retention awards, change in control and severance benefits, and supplemental life insurance. Our named executive officers include our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers which includes our President, Chief Operating Officer and Vice President of Surface Operations. We have written employment arrangements with all of our named executive officers, other than Mr. Tolbert. We believe that by maintaining employment agreements with these named executive officers we enhance our ability to attract and retain the most highly qualified individuals in an extremely competitive environment and further incentivize and motivate them to perform in the best interests of Massey and our stockholders. Our process for determining compensation for our named executive officers involves:

•	assessing the value of the individual and the significance of his contribution to the organization;

•	weighing the risk such individual may be lured away to or by a competitor and the difficulty of replacing such individual;

•	taking into consideration an individual’s experience;

•	reviewing the various components of an individual’s current targeted overall compensation; and

•	comparing the various components of targeted overall compensation with other individuals within Massey.

Other considerations that we take into account when setting compensation are our historic and projected performance, our performance compared to our competitors, actual and projected payouts of incentive pay, industry outlook, and general market conditions.

Outside Independent Compensation Consultant

Periodically, the Compensation Committee retains an outside independent compensation consultant to provide information and advice concerning compensation. The Compensation Committee retained the outside independent consulting firm of PM&P in 2008 as part of its review of compensation for setting 2009 targeted overall compensation. In 2009, the Compensation Committee returned to the analysis performed in 2008 for setting 2010 targeted overall compensation. The Compensation Committee has retained PM&P to assess our compensation programs and to learn about developments and best practices in executive compensation matters. From time to time, PM&P also provides consulting advice to us with respect to the amount of non-employee director compensation.

The Compensation Committee considered the market analysis prepared by PM&P to aid in the determination of competitive levels of compensation for each of our named executive officers. This analysis includes compensation levels among select publicly-held companies and surveys of companies that are both larger and smaller than Massey, both public and private and companies in the coal mining business and general industry. The Compensation Committee also utilized executive compensation information compiled from the latest proxy statements of other coal mining and other natural resource mining companies with whom we specifically compared ourselves. The comparator group with which we generally compare ourselves is comprised of the following companies (the Comparator Group):

AK Steel Holding Corp.	Commercial Metals Co.	Kaiser Aluminum Corp.
Allegheny Technologies, Inc.	CONSOL Energy Inc.	Overseas Shipholding Group, Inc.
Alpha Natural Resources, Inc.	El Paso Corp.	Patriot Coal Corp.
Amerigas Partners, L.P.	Energy Transfer Partners, L.P.	Peabody Energy Corp.
Arch Coal, Inc.	Foundation Coal Holdings, Inc.*	Schnitzer Steel Industries, Inc.
Carpenter Technology Corp.	International Coal Group, Inc.	Steel Dynamics, Inc.
Cliffs Natural Resources, Inc.	James River Coal Co.	Westmoreland Coal Co.

*	Foundation Coal Holdings, Inc. was purchased by Alpha Natural Resources, Inc. in mid-2009.

The companies that made up the Comparator Group were selected because they:

•	are engaged in the same or similar industry as Massey, the business of mining;

•	have comparable market capitalization, revenues, assets, number of employees, geographic presence and complexity;

•	draw executive talent from similar labor markets; and

•	are publicly traded.

The Compensation Committee takes into consideration variations or distinctions of each member of the Comparator Group as compared to us (such as market capitalization or size) but does not do so in a formulaic manner (e.g., by assigning specific weights or values to each member of the Comparator Group).

Components of Targeted Overall Compensation

The two main components of our targeted overall compensation for our named executive officers are fixed pay and incentive pay. Fixed pay consists of base salary. Incentive pay consists of compensation that may be earned if certain performance objectives and/or service requirements are met, typically over the course of one to three years, and includes the annual cash bonus and the long-term performance-based and service-based incentive awards. The individual components of fixed pay and incentive pay taken together comprise a named executive officer’s “targeted” overall compensation. Dependent upon whether annual and long-term performance objectives are met or exceeded, a named executive officer’s actual compensation may be below or above such named executive officer’s targeted overall compensation.

The purpose of fixed pay is to provide our named executive officers with a level of financial security and benefits that reflects the executive’s job function, accomplishments, years of experience and contributions. The purpose of incentive pay is to provide our named executive officers with incentives to excel at their individual job functions and areas of expertise in a manner that contributes to our overall performance, and to further align the financial interests of our named executive officers with those of our stockholders.

The Compensation Committee takes into consideration amounts paid to similarly situated officers in its Comparator Group, but it does not attempt to maintain a certain target percentile within the Comparator Group or otherwise solely rely on such data to determine executive compensation. Instead, the Compensation Committee places more emphasis on the specific contributions of the named executive officers and whether such contributions are being fairly and adequately rewarded in a manner that will continue to incentivize and retain such individuals in the competitive environment in which we find ourselves at any point in time. The Compensation Committee does not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements. The Compensation Committee incorporates flexibility into its compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

The Compensation Committee strives to achieve an appropriate mix between base salary, annual cash bonus awards and long-term cash and equity incentive awards in order to appropriately and adequately motivate and retain the named executive officers and to meet our objectives. There is not a rigid formula that is applied to each of the named executive officers with respect to the apportionment of various components of compensation. Depending on any unique arrangements that have been made with a named executive officer (e.g., those that have employment agreements) and based upon the participation level that the Compensation Committee has placed a named executive officer in for the annual cash bonus awards or long-term cash and equity incentive awards, the proportion of base salary, annual cash bonus awards and long-term cash and equity incentive awards will vary. As a general matter, the mix of compensation elements is designed both to reward recent results and to motivate long-term performance through a combination of base salary, annual cash bonus awards and long-term cash and equity incentive awards.

Frequently, the Compensation Committee has been faced with circumstances in which our employees are offered compensation packages to work elsewhere that are more lucrative than what they are currently being offered by us. When these situations arise, the Compensation Committee must assess whether an effort to retain the employee is warranted, and if so, what additional incentives the Compensation Committee believes to be appropriate.

The percentage of targeted overall compensation that is attributable to fixed pay and the major components of incentive pay (i.e., the annual cash bonus award and the long-term performance-based and service-based incentive awards) varies by each named executive officer and is based in part upon the assessments the Compensation Committee makes with respect to the following questions:

•	What is reasonable fixed pay for a particular position?

•	What is appropriate fixed pay for a particular individual?

•	What is paid in fixed pay to the other named executive officers?

•	What is a reasonable “level” in the Annual Incentive and Long-Term Incentive Programs (as described below) to place a particular position?

•	What is an appropriate “level” in the Annual Incentive Program and Long-Term Incentive Program for a particular individual to be placed?

•	What “level” in the Annual Incentive Program and Long-Term Incentive Program are the other named executive officers placed?

By asking the question “What is reasonable fixed pay for a particular position,” the Compensation Committee considers what companies in the Comparator Group pay for a particular position and what duties and responsibilities a particular position entails with us as compared to a similar position at a Comparator Group company. By asking the question “What is appropriate fixed pay for a particular individual,” the Compensation Committee takes into account the particular accomplishments and expected contributions of a named executive officer as well as his or her relevant talents, abilities, experience and marketability. By asking the question “What is paid in fixed pay to the other named executive officers,” the Compensation Committee assesses the named executives’ pay in relation to one another, as another means to help make a reasonable determination of the appropriate amount of total compensation. The remaining questions are meant to address these same matters but are related to the “level” of placement of a named executive officer into the Annual Incentive and Long-Term Incentive Programs. Though weights are not assigned to any of these questions, they provide a framework which the Compensation Committee uses to assess the appropriateness of fixed pay and incentive pay awarded to each of the named executive officers.

As a general matter, in allocating compensation among fixed pay and incentive pay, we believe that the compensation of our senior-most levels of management – the levels of management having the greatest ability to directly influence our performance – should be more heavily weighted on incentive pay, while lower levels of management with less of an ability to directly influence our performance, should receive a greater portion of their compensation in fixed pay. As detailed below, based on its review, the Compensation Committee believes total compensation for our Chief Executive Officer and each other named executive officer is reasonable.

2009 Targeted Overall Compensation Process

In November 2008, at the request of the Compensation Committee, management prepared its 2009 base salary, 2009 Annual Incentive Program and 2009 Long-Term Incentive Program recommendations for the Compensation Committee to consider, which covered all of our named executive officers with the exception of Mr. Blankenship. During 2009, we were party to a November 2007 letter agreement with Mr. Blankenship (the 2008-2009 Letter Agreement), which was amended and restated effective as of January 1, 2009 (described below under “2008-2009 Letter Agreement with Don L. Blankenship” and on page 40 of this Proxy Statement) that set his monthly base salary, included an annual cash bonus award (referred to as an incentive bonus award) and long-term incentive awards. On December 30, 2009, to address Mr. Blankenship’s compensation arrangements for 2010 and 2011, we entered into a 2010-2011 letter agreement with Mr. Blankenship (the 2010-2011 Letter Agreement) (described below under “2010-2011 Letter Agreement with Don L. Blankenship” and on page 42 of this Proxy Statement). Management prepared its recommendations in accordance with the guidelines described above in the sections entitled “General Philosophy” and “Components of Targeted Overall Compensation.” Management’s recommendations to the Compensation Committee took into consideration a named executive officer’s:

•	job function and responsibilities;

•	performance and contribution to us;

•	years of experience;

•	current salary;

•	current participation level in the Annual Incentive and Long-Term Incentive Programs; and

•	base salaries and participation level in the Annual Incentive and Long-Term Incentive Programs of the other named executive officers.

These items are used to help inform management and the Compensation Committee on how to set recommended amounts and levels of fixed pay and incentive pay (the annual cash bonus award and the long-term performance-based and service-based incentive awards) for named executive officers in the following manner. An individual’s job function and related responsibilities are reviewed and assessed based upon breadth and depth of responsibility (number of direct reports, areas of oversight, work load). Performance and contribution is evaluated based on proficiency and efficiency, accomplishment of objectives and positive results. The Compensation Committee considers years of experience only insofar as the years of experience are a proxy for the accumulation of practical knowledge and expertise that cannot be easily obtained or replaced. An individual’s current participation level in the Annual Incentive and Long-Term Incentive Programs

is reviewed as a starting place to evaluate whether one’s recent performance warrants continuation in such level or a recommendation to be placed in another level (up or down). A comparison of base salaries and participation level in the Annual Incentive and Long-Term Incentive Programs of the other named executive officers provides one more means to help make a reasonable determination of what level such individual should be placed in going forward. Though weights are not assigned to any of these items, they provide a framework that management uses to determine the appropriateness of fixed pay and incentive pay awarded each of the named executive officers.

Management’s recommendations included a list of proposed participants for each program, the level in which each named executive officer would participate, the monetary values assigned to each level of participation if performance was achieved, the criteria selected to measure performance, the basis for the selection of such criteria, and the threshold, target, and maximum levels of performance selected for such criteria and the basis for such selection. Management also provided the Compensation Committee with the projected costs of the programs assuming targeted performance was achieved and provided a comparison of the costs of the proposed 2009 programs to the 2008 programs. The Compensation Committee reviewed and discussed the recommendations with management prior to approval of the programs, making adjustments as they deemed necessary or appropriate.

For those named executive officers with employment agreements, the 2009 targeted overall compensation was arrived at through a series of discussions and negotiations between each individual and the Compensation Committee. All of the named executive officers, with the exception of Mr. Tolbert, had one or more employment agreements in place during 2009: (i) the 2008-2009 Letter Agreement with Mr. Blankenship, (ii) the Employment and Change in Control Agreement for Mr. Phillips, effective November 1, 2008 and amended as of January 1, 2010 (described below under “Employment and Change in Control Agreements with Baxter F. Phillips, Jr.” on page 51 of this Proxy Statement), (iii) the Retention and Employment Agreement for Mr. Adkins, effective November 13, 2007, as amended and restated as of January 1, 2009 and further amended as of January 1, 2010 (described below under “Retention and Employment Agreement with J. Christopher Adkins” on page 52 of this Proxy Statement), and (iv) the Employment Agreement for Mr. Snelling, effective May 25, 2006 (amended and restated as of January 1, 2009), which expired by its terms on May 25, 2009, and was replaced by the Amended and Restated Employment Agreement for Mr. Snelling, effective as of May 25, 2009 (described below under “Employment Agreement with Michael K. Snelling” on page 53 of this Proxy Statement). In addition, effective as of January 1, 2010, the we entered into the 2010-2011 Letter Agreement with Mr. Blankenship, which is described below under “2010-2011 Letter Agreement with Mr. Blankenship” on page 42 of this Proxy Statement.

Clawback Policy

In order to further align management’s interests with the interests of stockholders and support good governance practices, the Board of Directors implemented a Clawback Policy in February 2008. The Clawback Policy provides that the Board of Directors will, to the extent permitted by governing law, require reimbursement of any bonus paid to an executive officer (as such officers are designated by the Board of Directors on an annual basis) where the payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement of our financial statements filed with the SEC, where in the Board of Directors’ view, the executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and a lower payment would have been made to the executive officer based upon the restated financial results. In each such instance, the Board of Directors will seek to recover the entire bonus of the individual executive officer for the relevant period, plus a reasonable rate of interest.

Section 162(m) Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), generally limits the corporate tax deduction for compensation paid to our named executive officers to $1 million, unless certain requirements are met. We intend to maximize the corporate tax deduction. However, while our incentive compensation programs are designed to facilitate compliance with Section 162(m), the Compensation Committee believes that we must attract and retain qualified executives and that, in some instances, the Compensation Committee may need the flexibility to offer compensation that exceeds the Section 162(m) threshold for deductibility. The Compensation Committee has approved the compensation of certain of our named executive officers recognizing that a portion of that compensation will not be deductible.

Compensation Components

Base Salary

As discussed above, we want to provide our named executive officers with a basic level of financial security in the form of base salary that reflects their professional status, accomplishments, years of experience and contributions to us. As of January 1, 2009, the base salaries of our named executive officers were as follows:

Name	Base Salary Amount effective January 1, 2009*
Don L. Blankenship	$1,000,000
Baxter F. Phillips, Jr.	650,000
J. Christopher Adkins	450,000
Michael K. Snelling	340,000
Eric B. Tolbert	235,664

*	Salaries were reduced by 10% effective May 1, 2009.

The Compensation Committee’s practice generally is to adjust base salaries where appropriate in November of each year for the following year. As described above, the 2009 base salaries for our named executive officers were evaluated as part of an annual assessment conducted by management at the request of the Compensation Committee. Management’s recommendations provided the starting point for the Compensation Committee’s analysis. The Compensation Committee determined 2009 base salaries in accordance with the factors described above. While each of these factors was considered, a specific value was not assigned to any factor. Additionally, a subjective element is used in establishing each named executive officer’s base salary to the extent such duties may be unique and to recognize the demonstrated capabilities of the individual. Mr. Blankenship’s base salary has been not been increased since January 1, 2002. In addition, in response to market conditions, during 2009, we took action to reduce costs. In conjunction with and in support of our cost reduction initiatives, all of the named executive officers, Messrs. Blankenship, Phillips, Adkins, Snelling and Tolbert, took a 10 percent reduction in each of their monthly base salaries, which became effective as of May 1, 2009. Other compensation to which named executive officers are entitled by contract remained unchanged, and payments under any employment and/or change in control agreement which were salary-based continued to be based on the applicable unreduced base salary amounts for the named executive officers with employment agreements.

Annual Incentive Program

The Compensation Committee provides our named executive officers with an opportunity to earn additional cash compensation in the form of an annual cash bonus award based on individual and company-wide performance over a one-year time horizon. We believe these annual cash bonus awards provide our named executive officers with an incentive to excel at their individual job function and area of expertise in a manner that contributes to overall company-wide performance and to further align the financial interests of our named executive officers with those of our stockholders.

Approximately 100 employees, including all of our named executive officers, with the exception of Mr. Blankenship, participated in our 2009 Annual Incentive Program. Mr. Blankenship’s annual cash bonus award was negotiated as part of the 2008-2009 Letter Agreement. Each participant in the Annual Incentive Program is placed in one of several participation levels, with each level corresponding to a certain targeted annual cash bonus range. At the request of the Compensation Committee, management conducts an annual review of the participation level of all participants to determine the appropriate annual cash bonus award amount to be paid participants in each level of the Annual Incentive Program. A participant may earn from zero up to two times such participant’s targeted annual cash bonus, based on the levels of performance for the selected performance criteria. The selected performance criteria include company-wide performance goals, and for certain participants, including all of our named executive officers, specific performance goals related to their job function. In addition, other than for Mr. Blankenship, a specified portion of the annual cash bonus award is based on the discretion of the Compensation Committee.

For each performance component of the annual cash bonus award, the compensation earned by a participant if the threshold level of performance is met is equal to one half of a participant’s targeted annual cash bonus award for that portion of his annual cash bonus attributed to such performance component. The compensation earned if the maximum level of company-wide performance is met or exceeded is equal to two times the participant’s targeted annual cash bonus award attributed to such performance component. If actual performance falls between the threshold and target levels of performance or between the target and maximum levels of performance, the annual cash bonus award earned by a participant for each performance component of the annual cash bonus is prorated between the levels in proportion to the amount of additional performance achieved between the levels. In this manner, a participant is incentivized to exceed a targeted level of performance and is not disincentivized if it becomes apparent during the year that a targeted level of performance can no longer be met, but the threshold level is still achievable.

The achievement of the company-wide performance component and the specific performance component of a participant’s annual cash bonus award are confirmed by our Chief Financial Officer and the Chairman of the Compensation Committee and approved by the Compensation Committee. Except for Mr. Blankenship, the Compensation Committee has the discretion to take into account extraordinary, unusual or infrequently occurring events and transactions to adjust the performance goals used to determine whether or not the company-wide performance component and the specific performance components are met. For example, the Compensation Committee may take into account effects of items that were not foreseen or contemplated when the performance goals were set, such as mergers, corporate restructurings, stock splits, or other exceptional, one-time or non-recurring events by backing out the impact of such events on the performance goals being measured. The Compensation Committee selects the specific and the company-wide performance criteria for incentive pay from a list of criteria contained in our stockholder-approved equity plans from which the awards are made. The actual targets for each criteria are set by the Compensation Committee, taking into consideration Massey’s expected performance based upon its plan and recommendations from management. It is the intent of the Compensation Committee that the specific and company-wide performance components of the annual cash bonus awards to our named executive officers qualify for performance-based compensation for Section 162(m) purposes.

The performance criteria selected for the company-wide performance component of our 2009 Annual Incentive Program was cumulative earnings before interest and taxes (EBIT). We believe EBIT is an appropriate and effective measure of annual company-wide performance because it measures earnings without including the amount of interest or taxes that we pay on a yearly basis which are, for the most part, determined by the financial markets or federal and state governments but does take into account amounts depreciated and amortized by us each year which are, for the most part, a result of decisions made by our named executive officers.

The 2009 EBIT levels for the performance period, applicable to all of our named executive officers were as follows:

	Threshold Level	Target Level	Maximum Level	2009 Actual
EBIT	$225 MM	$285 MM	$345 MM	$227 MM

The threshold level of EBIT performance was set based on a level of performance that was believed to be achievable. The target level of EBIT performance was set based on a level of performance that was believed to be aggressive, but obtainable. The maximum level of EBIT performance was set based on a level of performance that was believed to be realizable upon the actualization of exceptional performance.

As mentioned above, except for Mr. Blankenship, a portion of the participant’s cash bonus is left to the discretion of the Compensation Committee. Management makes recommendations to the Compensation Committee either not to pay any discretionary portion of targeted cash bonus or to pay an amount within a range from zero to two times that portion of targeted cash bonus attributable to the discretion of the Compensation Committee for a particular individual based on an assessment of individual performance, as our financial circumstances permit.

Annual cash bonus awards, if earned, are typically paid on or around February 28th of each year. In order to receive the annual cash bonus award, a participant must be employed on the date the bonus is paid.

The Compensation Committee identified certain specific performance goals for Messrs. Phillips, Adkins, Snelling and Tolbert that it believed appropriately reflected areas over which such officers were responsible and positioned to directly influence outcome. For each specific performance measure, each threshold amount was set based on a level of performance believed to be achievable, each target amount was set on a level of performance believed to be aggressive, but obtainable, and each maximum amount was set based on performance that was believed to be realizable upon the actualization of exceptional performance.

Mr. Blankenship’s 2009 annual cash bonus award was negotiated as part of the 2008-2009 Letter Agreement. The specific performance measures set for Mr. Blankenship’s 2009 annual cash bonus award were determined by the Compensation Committee in negotiations with Mr. Blankenship as set forth in the 2008-2009 Letter Agreement. The Compensation Committee believed the specific performance measures appropriately reflected areas over which Mr. Blankenship was responsible and positioned to directly influence outcome. For each specific performance measure, each threshold amount was set based on a level of performance believed to be achievable, each target amount was set on a level of performance believed to be aggressive, but obtainable, and each maximum amount was set based on performance that was believed to be realizable upon the actualization of exceptional performance. The various percentages or weights assigned to each component of Mr. Blankenship’s 2009 incentive bonus award were based on what the Compensation Committee believed to be the relative importance of such component as compared to the other measures. There is not a discretionary component to Mr. Blankenship’s annual cash bonus award.

The discretionary component of the annual cash bonus is meant to give the Compensation Committee the ability to recognize and affirm the value and contributions of an award recipient apart from company-wide or specific performance measures. This provides the Compensation Committee with a useful mechanism to convey its approval of a recipient’s individual performance. The Compensation Committee does not apply a set formula in determining the discretionary amount awarded to a named executive officer based on individual performance but takes into consideration a variety of factors, including (i) contributions made to our on-going and future success, (ii) duties and responsibilities undertaken and acted upon and (iii) management and leadership provided. In addition, the degree to which the company-wide or specific performance goals of the annual cash bonus award were met is given consideration, insofar as the Compensation Committee makes a determination that factors outside the control of the recipient favorably or unfavorably impacted whether the goals were met, and if so, to what degree (e.g., labor availability, transportation availability, market demand and market prices).

Upon review of each of Messrs. Phillips’, Adkins’, Snelling’s and Tolbert’s individual performance, the Compensation Committee made the determination that each had made significant contributions to our on-going and future success, carried out the duties and responsibilities of their respective offices in an exemplary manner and provided strong management and leadership to those under them. The Compensation Committee did not explicitly identify particular factors in making these determinations for each of these individuals but instead based its assessment on their general knowledge and business judgment. In addition to the foregoing assessment, the Compensation Committee made the determination that Mr. Phillips should receive 90 percent, Mr. Adkins should receive 90 percent, Mr. Snelling should receive 83 percent and Mr. Tolbert should received 20 percent of the maximum discretionary component of his 2009 annual cash bonus award to (i) affirm the job each was doing, (ii) recognize that factors outside their control unfavorably impacted the individual’s ability to meet the company-wide and specific performance goals and (iii) retain them in an extremely competitive environment. The variations in the determinations that were made were based upon the degree to which the Compensation Committee believed room for improvement existed. As discussed above, there is not a discretionary component to Mr. Blankenship’s annual cash bonus award.

2009 Annual Cash Bonus Award for Mr. Blankenship

The threshold, targeted and maximum 2009 annual cash bonus award amounts and actual payout amounts for Mr. Blankenship for fiscal year 2009 were as follows:

	Threshold Bonus	Target Bonus	Maximum Bonus	Actual 2009 Payout
Don L. Blankenship	$450,000	$900,000	$2,250,000	$1,278,000

Under the 2008-2009 Letter Agreement, Mr. Blankenship potentially could have received an annual cash bonus award, which we refer to as his 2009 incentive bonus award, with a target amount of $900,000 if all target performance measures were met. The threshold level of performance for all components would pay out one half of the target amount, and the maximum level of performance for all components would pay out 2.5 times the target amount.

The 2009 incentive bonus award for Mr. Blankenship was based 75 percent on business performance criteria and 25 percent on strategic objective criteria.

The Compensation Committee established seven business performance criteria that comprised the 75 percent business performance criteria portion of the 2009 incentive bonus award for Mr. Blankenship: (i) EBIT, (ii) produced tons sold, (iii) continuous miner productivity in terms of feet per shift, (iv) surface mining productivity in terms of tons per manhour, (v) environmental violation reductions, (vi) fulfillment of contracts and (vii) the rate of reduction of non-fatal days lost (calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked).

The specific business performance criteria followed by the percentage of the overall incentive bonus award it constituted are contained in the table below:

Name		EBIT (15%)	Produced Tons (15%)	Continuous Miner Productivity (Feet/Shift) (5%)	Surface Mining Productivity (Tons/ Manhour) (5%)	Environmental Violations (Percent Reduction) (10%)	Fulfillment of Contracts (15%)	NFDL Rate( a) (Percent Reduction) (10%)
Don L. Blankenship	Threshold	$225 MM	41 MM	205	4.60	2%	97%	0%
	Target	285 MM	43 MM	215	4.80	8%	98.5%	1%
	Maximum	345 MM	45 MM	225	5.00	10%	100%	2%

(a)	Non-fatal days lost (NFDL) is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.

The actual results achieved for Mr. Blankenship’s business performance criteria were: (i) $227 million for EBIT, (ii) 36.7 million for produced tons sold, (iii) 215 for continuous minor productivity in terms of feet per shift, (iv) 4.64 ton per manhour increase for surface mining productivity, (v) 16.0 percent for reduction in environmental violations, (vi) 99.5 percent for fulfillment of contracts and (vii) 13.9 percent reduction for non-fatal days lost. The business performance criteria for environmental reductions and non-fatal days lost reductions exceeded the maximum amounts. The produced tons criteria was below the threshold amount. EBIT and the surface mine productivity in terms of tons per manhour exceeded the threshold amounts. Productivity of continuous miners in terms of feet per shift achieved the target amount. The specific performance measure for fulfillment of contracts exceeded the target amount.

The Compensation Committee also established the following three strategic objective criteria that comprised the 25 percent strategic objective criteria portion of the 2009 incentive bonus award for Mr. Blankenship: (i) successorship plan for executive officers, (ii) retention plan for all members and (iii) diversity in membership. The specific strategic objective criteria followed by the percentage of the overall incentive bonus award it constituted are contained in the table below:

				Diversity in Membership
Name		Successorship (5%)	Retention (15%)	SG&A	Other
				(5%)
Don L. Blankenship	Threshold	Identify 2 Successors	Voluntary Quits 18%	41%	1.00%
	Target	Identify 2 Successors and have a Plan	Voluntary Quits 16%	45%	1.50%
	Maximum	Identify 3 Successors and have a Plan	Voluntary Quits 14%	48%	2.25%

The actual results achieved for Mr. Blankenship’s strategic objective criteria were (i) identify three successors and have a plan, (ii) voluntary quits at 12.8 percent for retention and (iii) 40 percent and 2.0 percent for diversity in membership for selling, general and administrative (SG&A) and Other employees, respectively. The strategic objective criterion for voluntary quits exceeded the maximum amount. The strategic objective criterion for successorship was at the maximum amount. The strategic objective criterion for diversity in membership for Other employees was between the target and maximum amount. The strategic objective criteria for diversity in membership for SG&A did not meet the threshold amounts.

Based upon the actual results of the business performance criteria and the strategic objective criteria, the Compensation Committee awarded Mr. Blankenship $1,278,000 for his 2009 incentive bonus award. There was no discretionary component to Mr. Blankenship’s 2009 incentive bonus award.

2009 Annual Cash Bonus Award for Mr. Phillips

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Phillips for fiscal year 2009 were as follows:

	Threshold Bonus	Target Bonus	Maximum Bonus	Actual 2009 Payout
Baxter F. Phillips, Jr.	$195,000	$390,000	$780,000	$395,854

The 2009 annual cash bonus award for Mr. Phillips was based 50 percent on specific performance measurements, 25 percent on our EBIT for fiscal year 2009 and 25 percent on the discretion of the Compensation Committee.

The Compensation Committee established three specific performance measures for Mr. Phillips: (i) average per ton realization, (ii) fulfillment of contracts and (iii) general and administrative cost reduction per ton (excluding stock price effects). The specific performance measurements applicable to Mr. Phillips’ annual cash bonus awards are contained in the table below. The average per ton realization specific performance measurement constituted 45 percent, the fulfillment of contracts specific performance measurement constituted 30 percent and the cash cost per ton specific performance measurement constituted 25 percent of the specific performance component of his targeted annual cash bonus award.

Name		Average Per Ton Realization (45%)	Fulfillment of Contracts (30%)	Cash Cost Per Ton (25%)
Baxter F. Phillips, Jr.	Threshold	$62.00	97%	$52.31
	Target	64.00	98.5%	51.31
	Maximum	66.00	100%	50.81

The actual results achieved for Mr. Phillips’ specific performance measurements were (i) $63.26 for average per ton realization, (ii) 99.5 percent for fulfillment of contracts and (iii) $53.13 for cash cost per ton. The specific performance measure for fulfillment of contracts exceeded the target amount. The specific performance measure for average per ton realization exceeded the threshold amount. The specific performance measure for cash cost per ton did not exceed the threshold amount.

The actual level of EBIT achieved for fiscal year 2009 was $227 million, which exceeded the threshold amount.

The Compensation Committee, upon management’s recommendation, awarded Mr. Phillips 90 percent of the maximum discretionary amount of the target cash bonus based upon Mr. Phillips’ individual performance in 2009.

2009 Annual Cash Bonus Award for Mr. Adkins

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Adkins for fiscal year 2009 were as follows:

	Threshold Bonus	Target Bonus	Maximum Bonus	Actual 2009 Payout
J. Christopher Adkins	$195,000	$390,000	$780,000	$446,809

The 2009 annual cash bonus award for Mr. Adkins was based 50 percent on specific performance measurements, 25 percent on our EBIT for fiscal year 2009 and 25 percent on the discretion of the Compensation Committee.

The Compensation Committee established six specific performance measures for Mr. Adkins: (i) non-fatal days lost (calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked) percentage reduction from 2008, (ii) profitability in terms of cash cost per ton, (iii) productivity in terms of tons produced per manhour, (iv) productivity of continuous miners in terms of feet per shift, (v) productivity of highwall miners in terms of feet per shift and (vi) productivity of longwall operations in terms of feet of retreat per longwall per day. The specific performance measurements applicable to Mr. Adkins’ annual cash bonus awards are contained in the table below. The specific performance measurements items (i) through (iv) above each constituted 20 percent of the specific performance component of his targeted annual cash bonus award and items (v) through (vi) above each constituted 10 percent of the specific performance component of his targeted annual cash bonus award.

Name		NFDL Rate(a) (Percent Reduction) (20%)	Profitability (Cash Cost/Ton) (20%)	Productivity (Tons Produced/ Manhour) (20%)	Continuous Miner Productivity (Feet/Shift) (20%)	Highwall Miner Productivity (Feet/Shift) (10%)	Longwall Miner Productivity (Feet of Retreat/ Longwall Day) (10%)
J. Christopher Adkins	Threshold	0%	$52.31	2.32	205	299	21.0
	Target	1%	51.31	2.52	215	314	23.0
	Maximum	2%	50.81	2.72	225	329	25.0

(a)	Non-fatal days lost (NFDL) is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.

The actual results achieved for Mr. Adkins’ specific performance measurements were (i) 13.9 percent reduction from 2008 for non-fatal days lost, (ii) $53.13 for profitability based on cash cost per ton, (iii) 2.39 for productivity based on total tons produced divided by all-in mahours, (iv) 215 feet per shift for continuous miner productivity, (v) 348 feet per shift for highwall miner productivity and (vi) 26.83 feet of retreat per longwall per day for productivity of longwall operations. The specific performance measure for non-fatal days lost, highwall miner productivity and longwall productivity exceeded the maximum amounts. The specific performance measure for continuous miner productivity achieved the target amount. The specific performance measure for general productivity exceeded the threshold amount. The specific performance measure for profitability was not met.

The actual level of EBIT achieved for fiscal year 2009 was $227 million, which exceeded the threshold amount.

The Compensation Committee, upon management’s recommendation, awarded Mr. Adkins 90 percent of the maximum discretionary amount of the target cash bonus based upon Mr. Adkins’ individual performance in 2009.

2009 Annual Cash Bonus Award for Mr. Snelling

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Snelling for fiscal year 2009 were as follows:

	Threshold Bonus	Target Bonus	Maximum Bonus	Actual 2009 Payout
Michael K. Snelling	$105,000	$210,000	$420,000	$250,301

The 2009 annual cash bonus award for Mr. Snelling was based 50 percent on specific performance measurements, 25 percent on our EBIT for fiscal year 2009 and 25 percent on the discretion of the Compensation Committee.

The Compensation Committee established four specific performance measures for Mr. Snelling: (i) non-fatal days lost (calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked) percentage reduction from 2008, (ii) surface tons released, (iii) surface mining productivity in terms of tons per manhour and (iv) environmental violations reduction measured as a percentage decrease from 2008. The specific performance measurements applicable to Mr. Snelling’s annual cash bonus awards are contained in the table below. Mr. Snelling’s non-fatal days lost, produced tons, surface miner productivity and environmental violations reduction specific performance measurements each constituted 25 percent of the specific performance component of his targeted annual cash bonus award.

Name		NFDL Rate(a) (Percent Reduction) (25%)	Produced Tons (Surface tons Released) (25%)	Surface Mining Productivity (Tons/Manhour) (25%)	Environmental Violations Reduction (% change from 2008) (25%)
Michael K. Snelling	Threshold	0%	20.535 MM	4.41	0
	Target	1%	21.035 MM	4.61	-10%
	Maximum	2%	21.535 MM	4.81	-20%

(a)	Non-fatal days lost (NFDL) is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.

The actual results achieved for Mr. Snelling’s specific performance measurements were (i) 13.9 percent reduction from 2008 for non-fatal days lost, (ii) 16.649 million surface tons released, (iii) a 4.64 ton per manhour increase for surface mining productivity and (iv) a 24.72 percent decrease in environmental violations from 2008. The specific performance measures for non-fatal days lost and environmental violations reductions exceeded the maximum amounts. The specific performance measure for surface mine productivity in terms of tons per manhour exceeded the target amount. The specific performance measure for surface tons released did not meet the threshold amount.

The actual level of EBIT achieved for fiscal year 2009 was $227 million, which exceeded the threshold amount.

The Compensation Committee, upon management’s recommendation, awarded Mr. Snelling 83 percent of the maximum discretionary amount of the target cash bonus based upon Mr. Snelling’s individual performance in 2009.

2009 Annual Cash Bonus Award for Mr. Tolbert

The threshold, targeted and maximum annual bonus award amounts and actual payout amounts for Mr. Tolbert for fiscal year 2009 were as follows:

	Threshold Bonus	Target Bonus	Maximum Bonus	Actual 2009 Payout
Eric B. Tolbert	$35,000	$70,000	$140,000	$61,907

The 2009 annual cash bonus award for Mr. Tolbert was based 50 percent on specific performance measurements, 25 percent on our EBIT for fiscal year 2009 and 25 percent on the discretion of the Compensation Committee.

The Compensation Committee established two specific performance measures for Mr. Tolbert: (i) earnings after tax, and (ii) management of liquidity. The specific performance measurements applicable to Mr. Tolbert’s annual cash bonus awards are contained in the table below. Each of Mr. Tolbert’s specific performance measurements constituted one half of the specific performance component of his targeted annual cash bonus award.

Name		Earnings After Tax (50%)	Liquidity (50%)
Eric B. Tolbert	Threshold	$102 MM	$650 MM
	Target	159 MM	700 MM
	Maximum	204 MM	750 MM

The actual results achieved for Mr. Tolbert’s specific performance measurements were (i) $115 million for earnings after tax and (ii) $774 million for management of liquidity, adjusted for share repurchases, debt paydowns, special dividends, acquisitions, funds raised through debt deals or equity issuances. The specific performance measure for management of liquidity exceeded the maximum amount and the specific performance measure for earnings after tax exceeded the threshold amount.

The actual level of EBIT achieved for fiscal year 2009 was $227 million, which exceeded the threshold amount.

The Compensation Committee, upon management’s recommendation, awarded Mr. Tolbert 20 percent of the maximum discretionary amount of the target cash bonus based upon Mr. Tolbert’s individual performance in 2009.

Long-Term Incentive Program

We believe it is important to provide our named executive officers with additional forms of compensation that are longer-term in nature to promote retention, to incentivize sustainable growth and long-term value creation, and to further align the interests of our named executive officers with those of our stockholders. Our long-term incentive program (the LTIP) is a means we use to achieve these ends.

At the request of the Compensation Committee, management recommends to the Compensation Committee a value of targeted compensation for each LTIP level. In addition, at the request of the Compensation Committee, management conducts an annual review of the participation level assigned to each of our named executive officers in the previous year’s LTIP, if applicable, and recommends that each named executive officer be placed in one of several levels, each corresponding to a certain level of targeted long-term compensation. This process is undertaken for each of our named executive officers with the exception of Mr. Blankenship whose long-term incentive compensation was negotiated as part of the 2008-2009 Letter Agreement.

The particular and distinct purpose of long-term incentive awards is to provide our named executive officers with additional forms of compensation that are longer term in nature to promote retention, to incentivize sustainable growth and long-term value creation, and to further align the interests of our named executive officers with those of our stockholders. The components of the LTIP awards consist of:

•	a long-term cash incentive award;

•	a restricted stock award;

•	a restricted unit award; and

•	a non-qualified stock option award.

The long-term cash incentive award is the cornerstone of the LTIP and is a component of every LTIP award, with the exception of Mr. Phillips’ LTIP award, as discussed below. The long-term cash incentive award is designed similarly to the annual cash bonus award, except that it takes into account multi-year performance and requires that the named executive officer remain employed over this time period. The Compensation Committee believes that a cash award is an appropriate component of the LTIP, providing incentive to earn additional cash if certain performance metrics are met. The restricted stock awards and restricted unit awards are utilized by the Compensation Committee because it believes that these awards further align a participant’s interests with that of our stockholders, incentivizing participants to improve stock price performance over a multi-year period. The restricted unit award is used to help offset the taxes payable by a participant on the restricted stock award that vests on the same date, so that the participant is not forced to sell the vested Common Stock in order to pay the taxes that are due upon vesting. The Compensation Committee believes that as a result, a participant is more likely to hold onto Common Stock, further aligning the participant’s interests with that of our other stockholders over the long term. The non-qualified stock option award is used to provide additional compensation when the price of Common Stock goes up over time. In this manner, a participant only benefits if the stock price increases from the date of the grant. The Compensation Committee believes that the non-qualified stock option awards also aligns a participant’s interest with the long-term interests of our stockholders but without providing value if there is no appreciation in the stock price.

With respect to the breakdown of the various components of the LTIP awards, for each of the named executive officers, except Mr. Blankenship whose 2009 LTIP was negotiated as part of the 2008-2009 Letter Agreement and Mr. Phillips, as discussed below, the Compensation Committee assigned 25 percent of the total targeted 2009 LTIP award to the cash incentive award, 50 percent to the restricted stock and unit grant, and 25 percent to the non-qualified stock option grant. The Compensation Committee believed that based upon the function served by each component of the LTIP award as discussed above, this was an appropriate allocation of the total targeted 2009 LTIP award among the various components.

With the exception of significant promotions and new hires, LTIP awards are generally made at the quarterly Compensation Committee meeting occurring in November of each year. The 2009 LTIP awards were granted in November 2008. The LTIP awards are set in November each year to take into account the completion of management and the Board of Directors’ annual strategic review and update of our internal multi-year performance forecast. In addition, this timing enables the Compensation Committee to consider our company-wide performance and each of our named executive officer’s specific performance through the third quarter of the current year and our expectations for the next multi-year period. The LTIP awards are typically made in November, several weeks following the public release of our third-quarter earnings. In addition, the Compensation Committee’s schedule is determined several months in advance and the proximity of any awards to market events is coincidental.

The long-term cash incentive component of the LTIP award is a component of every LTIP participant level. The long-term cash incentive award requires a named executive officer to remain employed during the performance period, typically three years. The features of the long-term cash incentive award are similar to the Annual Incentive Program, except that it is intended to reward performance over a multi-year period. A target level of company-wide performance is determined by the Compensation Committee after taking into account the recommendations of management. A named executive officer may earn a portion of targeted pay if at least a threshold level of company-wide performance is met and may earn more than targeted pay if company-wide performance exceeds a target level. In this manner, the Compensation Committee believes our named executive officers are incentivized to exceed a targeted level of company-wide performance and are not disincentivized if it becomes apparent during the measuring period that a targeted level of company-wide performance can no longer be met, but the threshold level is still achievable.

The performance period of the long-term cash incentive award component of the 2009 LTIP award covers fiscal years 2009 through 2011. The company-wide performance criteria selected for the long-term cash incentive component of the 2009 LTIP award applicable to our named executive officers is cumulative earnings before taxes, which we refer to as EBT. EBT is selected because it is a measurement that management uses to evaluate our ability and success at generating earnings. The threshold, target and maximum levels of EBT performance that are set by the Compensation Committee are based on percentages of our internal multi-year budget forecast for the 2009-2011 performance period, which is material non-public information that is highly sensitive and not shared with the public.

As with the annual cash bonus awards, the LTIP awards follow our ‘pay for performance’ philosophy. The Compensation Committee believes that the LTIP program causes our executives to focus on overall, long-term generation of earnings that in turn is expected to strengthen financial performance and increase stockholder return.

In November 2008, the Compensation Committee set the threshold level of EBT performance based on a level of performance that was believed to be achievable, the target level of EBT performance based on a level of performance that was believed to be aggressive, but obtainable, and the maximum level of EBT performance based on a level of performance that was believed to be realizable upon the actualization of exceptional performance. The Compensation Committee recognizes that the likelihood of achievement of threshold, target or maximum levels of EBT performance is unpredictable and may differ from year to year, and believes that the payout should be appropriate for the performance achieved. A named executive officer will not receive the long-term cash incentive component of the 2009 LTIP award if the threshold level of EBT is not met; will receive one half of the targeted amount if the threshold level of EBT is met; and will receive two times the targeted amount if the maximum level of EBT is met. If actual performance falls between the threshold and target levels of EBT or between the target and maximum levels of EBT, the long-term cash bonus earned will be prorated between the levels in proportion to the amount of additional EBT achieved between the levels.

The earn-out of the long-term cash incentive component of the LTIP award for our named executive officers is confirmed by our Chief Financial Officer and the Chairman of the Compensation Committee and approved by the Compensation Committee. The Compensation Committee may take into account extraordinary, unusual or infrequently occurring events and transactions to adjust the performance goals used to determine if the company-wide performance component and the specific performance components are met. For example, the Compensation Committee may take into account effects of items that were not foreseen or contemplated when the performance goals were set, such as mergers, corporate restructurings, stock splits, litigation charges or other exceptional, one-time or non-recurring events by backing out the impact of such events on the performance goals being measured. The cash incentive component of the LTIP award, if earned, is typically paid on or around February 28th of the year following the relevant performance period. In order to receive the award, a named executive officer must be employed during the performance period, but not necessarily on the date we pay the cash incentive component of the LTIP award.

It is the intent of the Compensation Committee that the long-term cash incentive award component of the LTIP qualify for performance-based compensation treatment under Section 162(m) of the Code.

The long-term cash incentive component of the LTIP awards for all the named executive officers for the 2007-2009 period were based on the achievement of certain levels of EBT. The EBT Levels for the 2007-2009 performance period applicable to all of our named executive officers that were paid out in 2010 (the 2007 LTIP) were as follows:

	Threshold Level	Target Level	Maximum Level	2007-2009 Actual, as adjusted
EBT	$40 MM	$341 MM	$643 MM	$595.58 MM

The level of EBT achieved by Massey during 2007-2009 of $595.58 MM, as adjusted, fell between the target and maximum levels. The named executed officers were provided a 2007 LTIP award that corresponded to the amount of EBT achieved over the target amount. In determining the long-term cash incentive component of the LTIP awards, the Compensation Committee has the discretion to take into account any extraordinary, unusual or infrequently occurring events and transactions in determining whether or not or to what degree the company-wide and specific performance components were met. In accordance with this authority, the Compensation Committee considered it appropriate to adjust EBT to take into account an item that was extraordinary and unusual and was not contemplated when the performance levels were set. The item was the satisfaction of the final judgment entered in the Wheeling-Pittsburgh litigation against us in the amount of $250 million and paid out on December 4, 2008, as more fully described in Note 18 to the Notes to Consolidated Financial Statements in our Form 10-K filed with the SEC on March 2, 2009. The 2007 LTIP amounts paid to the named executive officers for performance during 2007-2009 were as follows: Mr. Blankenship - $552,815, Mr. Phillips - $230,339, Mr. Adkins - $230,339, Mr. Snelling - $138,204 and Mr. Tolbert - $115,170.

The restricted stock and restricted unit components of the LTIP award are forms of equity-based compensation provided to certain LTIP participants, including our named executive officers. The restricted stock and restricted unit components of the LTIP award are service-based and typically vest in equal portions on an annual basis over a three-year vesting period. The value of the restricted stock and restricted unit components of the LTIP award will correspond to increases or decreases in our stock price. We believe that these awards better align a participant’s interests with that of our stockholders, incentivizing participants to improve stock price performance.

As each portion of the restricted stock component of the LTIP award vests, the restrictions placed on the vested portion lapse and the Common Stock becomes freely tradable by the participant, subject to our trading window policy and state and federal securities laws. As each portion of the restricted unit component of the LTIP award vests, the participant receives a cash payment equal to the closing price value of an equal number of shares of Common Stock on the date of such vesting, or in the event that the stock market is closed on the date of such vesting, the closing price of Common Stock on the immediately preceding trading day. As previously indicated, the purpose of the restricted unit component of the LTIP award is to help offset the taxes payable by the participant on the restricted stock component of the LTIP award that vests on the same date, so that the participant is not forced to sell the vested Common Stock in order to pay the taxes that are due upon vesting. We believe that as a result, a participant is more likely to hold Common Stock, further aligning the participant’s interests with that of our other stockholders over the long-term.

Service-based restricted stock and restricted unit awards do not qualify for performance-based compensation treatment under Section 162(m) of the Code.

The non-qualified stock option component of the LTIP award is another form of equity-based compensation provided to certain LTIP participants, including our named executive officers. Prior to 2006, stock options provided companies with favorable accounting treatment as compared to restricted stock and restricted units. In 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options no more attractive than the treatment of restricted stock and restricted units. Nevertheless, we believe granting stock options to our named executive officers is beneficial because it places additional emphasis on the importance of improving stock price performance within a specific time horizon.

The non-qualified stock option component of the LTIP award is a service-based award that typically vests in equal portions on an annual basis over a three- or four-year period. After vesting, a participant must exercise his stock options within 10 years from the grant date. The value of the stock option to a participant is the difference between the closing stock price on the date of grant and the market price on the date of exercise. In order for a participant to receive value from a stock option award, the market value of the underlying Common Stock must appreciate before the expiration of the stock options, otherwise the option is forfeited. Restricted stock and restricted units, on the other hand, retain value even if the stock price falls below the stock price on the date of grant.

Stock options granted at fair market value, as these are, automatically qualify for performance-based compensation treatment under Section 162(m) of the Code.

The proportion of value that any one component comprises of a participant’s LTIP award is dependent upon the level in which the participant is placed. In November 2008, the Compensation Committee awarded the 2009 LTIP awards to our named executive officers comprised of stock options (representing 25 percent of the total value of the awards), restricted stock and restricted units (representing 50 percent of the total value of the awards) and a target long-term cash incentive award (representing 25 percent of the total value of the awards). In lieu of a long-term cash award, the Compensation Committee awarded Mr. Phillips additional restricted stock and units so that the value of his restricted stock and unit award constituted 75 percent of the value of his LTIP award and the value of his stock option award constituted 25 percent of the value of his LTIP award.

Approximately 325 employees, including all of our named executive officers, participated in the 2009 LTIP. Although Mr. Blankenship is a participant in the LTIP, his LTIP awards are set by the Compensation Committee without recommendation from management. Consequently, the proportions that each component of Mr. Blankenship’s 2009 LTIP award make up of the targeted total value of his 2009 LTIP award are determined by the Compensation Committee and are reflected in the 2008-2009 Letter Agreement.

The total targeted 2009 LTIP amount for each of the named executive officers is as follows: Mr. Blankenship - $1,122,000, Mr. Phillips - $500,000, Mr. Adkins - $500,000, Mr. Snelling - $300,000 and Mr. Tolbert - $250,000. The value of Mr. Blankenship’s 2009 LTIP was negotiated as a part of the 2008-2009 Letter Agreement. The Compensation Committee determined the total targeted 2009 LTIP amount each of the named executive officers should receive based upon a variety of factors, including management responsibilities, past accomplishments, expected contributions, experience, expertise, tenure and marketability. In particular, the Compensation Committee considered the named executive officer’s 2009 performance as described under “Annual Incentive Program” above. The Compensation Committee also considered the expected contributions of these officers to the accomplishment of our short-term and long-term objectives which are reflected in the targets set for both the annual cash bonus awards and the long-term cash incentive award. In addition, in establishing the LTIP amounts for each of these named executive officers, the Compensation Committee factored in the extremely competitive environment for executive talent in which Massey competes. Although the Compensation Committee considered all of the foregoing factors, it did not assign a particular weight to each factor. The Compensation Committee set the total targeted 2009 LTIP award amounts for each named executive officer based upon what it believed to be reasonable and appropriate in light of the foregoing assessment and to ensure it was adequate to provide reasonable and appropriate incentives to motivate and retain the individual, and based upon the Compensation Committee’s knowledge and experience of the industry and Massey.

The aggregate targeted values of the various components of the 2009 LTIP awards made to our named executive officers are as follows:

Name	Total Targeted 2009 LTIP Award(a)
Don L. Blankenship	$1,122,000
Baxter F. Phillips, Jr.	500,000
J. Christopher Adkins	500,000
Michael K. Snelling	300,000
Eric B. Tolbert	250,000

(a)	These amounts are based upon the target value of the long-term incentive cash award, the restricted stock and restricted unit value on the date of the grant and the Black-Scholes value of the stock options on the date of grant.

The various components of the 2009 LTIP awards made to our named executive officers are as follows:

	2009 LTIP Grants
Name	Cash Target ($)	Restricted Stock (#)	Restricted Units (#)	Stock and Unit Value(a) ($)	Stock Options (#)	Black-Sholes Value(a) ($)
Don L. Blankenship	$300,000	12,700	7,300	$390,000	50,000	$432,000
Baxter F. Phillips, Jr.(b)	—	11,731	7,500	375,000	14,468	125,000
J. Christopher Adkins	125,000	7,821	5,000	250,000	14,468	125,000
Michael K. Snelling	75,000	4,692	3,000	150,000	8,681	75,000
Eric B. Tolbert	62,500	3,910	2,500	125,000	7,234	62,500

(a)	The stock and unit value are based on the value on the date of grant and the Black-Scholes value is based on the value of the stock options on the date of grant.
(b)	Mr. Phillips elected to receive the value of his cash target award in additional shares of restricted stock and units.

One third of each grant of restricted stock, restricted units and stock options vest annually on the anniversary of the date of the grant. Pursuant to the 2008-2009 Letter Agreement, Mr. Blankenship’s options must be exercised in the first 20 days exercise is permissible pursuant to our trading window policy and applicable securities laws following their vesting, otherwise such options will be automatically forfeited.

Retention Awards

In the spring of 2006, market conditions created an atmosphere of tremendous competition for our key operational officers. After a thorough review of this issue by the Compensation Committee, the Board of Directors approved the recommendation made by the Compensation Committee to provide additional compensation incentives to Messrs. Adkins and Snelling. As a result, Messrs. Adkins and Snelling each received retention cash awards of $150,000 payable on each of January 1, 2007, 2008 and 2009. In addition, Messrs. Adkins and Snelling were each granted 6,000 shares of restricted stock and 3,780 restricted units. One third of each grant to Mr. Adkins vested on May 16, 2007, 2008 and 2009. One third of each grant to Mr. Snelling vested on May 25, 2007, 2008 and 2009.

Deferred Compensation Program

In an effort to attract and retain those employees whose judgment, abilities and experience will contribute to our continued progress, we maintain two deferred compensation programs to permit eligible employees, including our named executive officers, to defer a portion of his or her salary, bonus and incentive awards, and to provide a benefit for such employees whose benefits under our 401(k) Plan are limited by the federal tax laws. Our program allows a named executive officer to defer all or a portion of his salary, bonus and/or incentive award, enabling him to defer paying income taxes on that money until such named executive officer receives a distribution from the program. The program also provides a benefit for participants whose 401(k) contributions and our matching contributions are limited due to annual maximum contribution amounts set by the federal tax laws. Matching contributions made by us under the program generally are made at the same deferral rate as those made to the 401(k) Plan, up to a combined 10 percent of total eligible compensation (including deferrals into the 401(k) Plan) and subject to the limits imposed by the Code. The program is described in further detail under “Nonqualified Deferred Compensation” on page 64 of this Proxy Statement.

Retirement Benefits

We maintain a defined benefit pension plan, known as the Massey Energy Retirement Plan (the MERP). Each of our named executive officers participates in the MERP. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Code, the benefits will be paid under our supplemental executive retirement plan (the SERP). The SERP is a form of a nonqualified pension plan that generally provides eligible individuals the difference between (i) the benefits they would actually accrue under the MERP but for the maximum compensation and benefit limitations under the Code and (ii) the benefit they actually accrue under the MERP. The SERP recognizes compensation including those amounts of deferred compensation credited under our deferred compensation programs. With respect to the timing and form of payment of benefits under the SERP, participants were required to make one of the following two elections: (i) payments begin the later of age 55 or separation of service or (ii) payments begin the later of age 62 or separation of service. Additional details regarding the MERP and SERP are described in further detail under Retirement Benefits on page 62 of this Proxy Statement.

Supplemental Life Insurance Benefit

Fluor Corporation, our predecessor company, provided specified supplemental life insurance benefits to a select group of its management and highly paid executives through a supplemental benefit plan. The purpose of the supplemental life insurance plan is to provide certain named executive officers with a benefit in the form of life insurance and deferred compensation as part of their targeted overall compensation. Mr. Blankenship participates in this plan. This supplemental life insurance benefit for Mr. Blankenship is further described under “Agreements with Named Executive Officers – Supplemental Life Insurance Agreements” on page 54 of this Proxy Statement.

Change in Control and Severance Benefits

Our named executive officers are eligible for benefits and payments if there is a change in control and employment terminates or is constructively terminated or if employment terminates due to position elimination, as described under “Potential Payments Upon Termination or Change in Control” on page 64 of this Proxy Statement. The purpose of these change in control protections is to retain certain members of management in the face of uncertainty surrounding a potential or actual change in control, by providing a participant with an attractive benefit that would be due and payable to the participant only in the event he continued to work during such uncertainty and subsequently found himself terminated or constructively terminated as a result of a change in control. While generally we do not believe that a change in control alone is sufficient to trigger a benefit, we do believe providing a participant with a benefit in the event he is terminated or constructively terminated as a result of a change in control is appropriate because it allows our senior management to focus on running our company to maximize stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change in control occurs. We believe that by providing this potential benefit, we are able to better retain and attract named executive officers and incentivize them to continue in their efforts to contribute to our overall performance in the face of uncertainty.

In addition, we believe that we should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to our named executive officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. The terms of the severance agreements we have entered into with our named executive officers are further described under “Potential Payments Upon Termination or Change in Control” on page 64 of this Proxy Statement.

2008-2009 Letter Agreement with Don L. Blankenship

In November 2007, we entered into a two-year letter agreement with Mr. Blankenship to continue his employment through 2009, which was revised in December 2008 and further amended as of January 1, 2009 to ensure compliance with the requirements of Section 409A of the Code (the 2008-2009 Letter Agreement). The 2008-2009 Letter Agreement replaced the one-year letter agreement with Mr. Blankenship to continue his employment through 2007 (the 2007 Letter Agreement) (which replaced the previous one-year letter agreement with Mr. Blankenship to continue his employment through 2006). The terms of the 2008-2009 Letter Agreement are described under “Agreements with Named Executive Officers – Letter Agreements with Don L. Blankenship” on page 47 of this Proxy Statement.

PM&P advised the Compensation Committee with respect to the terms of the 2007 Letter Agreement. At the request of the Compensation Committee, PM&P provided the Compensation Committee with a review of the actual total compensation of chief executive officers of several groups of companies. The groups consisted of: (i) the following comparator companies: AK Steel Holding Corporation, Allegheny Technologies Incorporated, Alpha Natural Resources, Inc., Alliance Resource Partners L.P., AmeriGas Partners, L.P., Arch Coal, Inc., Carpenter Technology Corporation, Cliffs Natural Resources Inc., Commercial Metals Company, CONSOL Energy Inc., Foundation Coal Holdings, Inc., Freeport-McMoran Copper & Gold Inc., Overseas Shipholding Group, Inc., Peabody Energy Corporation and Quanex Corporation, (ii) approximately 133 publicly-held companies with similar revenues and (iii) the top 200 publicly-held companies in the U.S. (based on revenues). In an effort to provide Mr. Blankenship with a target overall compensation that would incentivize him to continue serving us while at the same time to further align his compensation with company-wide performance, the Compensation Committee determined to tie a significant portion of his compensation package to various company-wide performance measures. The Compensation Committee used the structure of the 2007 Letter Agreement as the basis for negotiating the terms of the 2008-2009 Letter Agreement with Mr. Blankenship.

The Compensation Committee negotiated the material terms and conditions of the 2008-2009 Letter Agreement taking into account a variety of factors and considerations:

•	the desire to retain Mr. Blankenship’s services based on his proven leadership;

•	Mr. Blankenship’s past accomplishments at Massey;

•	Mr. Blankenship’s vision and plan for our future prospects;

•	Mr. Blankenship’s vast knowledge and understanding of coal mining in Central Appalachia;

•	Mr. Blankenship’s wealth of experience;

•	the competitive environment for Mr. Blankenship’s services;

•	the past agreements Mr. Blankenship negotiated with our predecessor; and

•	the Compensation Committee’s belief that Mr. Blankenship is uniquely qualified and positioned to successfully address the current challenges and opportunities facing us at the present time.

The Compensation Committee believes that these factors and others strongly favored retaining Mr. Blankenship’s services and would inure to the ultimate benefit of the stockholders.

PM&P estimated the value of the targeted overall compensation reflected in the 2007 Letter Agreement to be approximately $12.2 million, assuming a $25 share price and targeted levels of performance were achieved. PM&P advised the Compensation Committee that a significant amount of Mr. Blankenship’s 2007 compensation was at-risk because it was based upon future performance objectives.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee entered into the 2008-2009 Letter Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Blankenship’s value to us and to be significantly based upon achieving company-wide performance results.

The value Mr. Blankenship actualized for 2009 under the terms of the 2008-2009 Letter Agreement in light of Massey’s performance was the following:

Base Salary	Incentive Award	LTIP Value at Date of Grant(a)	Performance- Based Restricted Unit Award(b)(e)	Performance- Based Cash Incentive Unit Award(c)(e)	Additional Stock Option Award(d)	Retention Cash Award	Split dollar life insurance policy premiums
$1,000,000	$1,278,000	$1,122,000	$5,825,401	$3,892,940	$1,728,000	$300,000	$—

(a)	This amount represents the grant date fair market value of the 2009 LTIP awards ($300,000 cash target award, 50,000 stock options, 12,700 restricted shares and 7,300 restricted units). The 50,000 stock options vest annually in one-third increments and must be exercised in the first 20 days exercise is permissible pursuant to our trading window policy and applicable securities laws, otherwise they are forfeited.
(b)	Of the maximum 190,000 performance-based restricted units that could be earned, 138,667 units were earned based upon meeting certain levels of performance as set forth pursuant to the 2008-2009 Letter Agreement and described in footnote (e) below. The value of this award was calculated by multiplying the number of units earned by the closing price of our Common Stock on December 31, 2009 which was $42.01.
(c)	Of the maximum 290,000 performance-based cash incentive units that could be earned, 92,667 units were earned based upon meeting certain levels of performance as set forth pursuant to the 2008-2009 Letter Agreement and described in footnote (e) below. The value of this award was calculated by multiplying the number of units earned by the closing price of our Common Stock on December 31, 2009 which was $42.01.
(d)	The amount represents the grant date fair market value of the Additional Stock Option Award of 200,000 options. The 200,000 stock options vested on December 30, 2009 and were required to be exercised in the first 20 days exercise was permissible pursuant to our trading window policy and applicable securities laws, otherwise they would have been forfeited.
(e)	For the 2009 performance-based restricted unit award and performance-based cash incentive unit award for Mr. Blankenship, the Compensation Committee established seven performance criteria: (i) EBIT, (ii) produced tons sold, (iii) productivity of continuous miners in terms of feet per shift, (iv) productivity of highwall miners in terms of feet per shift, (v) productivity of longwall operations in terms of feet of retreat per longwall per day, (vi) surface mining productivity in terms of tons per manhour and (vii) non-fatal days lost (calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked). The specific business performance criteria followed by the percentage of the overall incentive bonus award it constituted are contained in the table below:

Name		EBIT (50%)	Produced Tons (10%)	Continuous Miner Productivity (Feet/Shift) (10%)	Highwall Miner Productivity (Feet/Shift) (5%)	Longwall Miner Productivity (Feet of Retreat/ Longwall Day) (5%)	Surface Mining Productivity (Tons/ Manhour) (10%)	NFDL Rate(a) (Percent Reduction) (10%)
Don L. Blankenship	Threshold	$225 MM	41 MM	205	306	21	4.43	0%
	Target	285 MM	43 MM	215	321	23	4.54	1%
	Maximum	345 MM	45 MM	225	336	25	4.66	2%

(a)	Non-fatal days lost (NFDL) is calculated as the number of employee work-related accidents times 200,000 hours, divided by the total employee hours worked.

The actual results achieved for Mr. Blankenship’s business performance criteria were: (i) $227 million for EBIT, (ii) 36.7 million for produced tons, (iii) 215 for productivity of continuous miners in terms of feet per shift, (iv) 348 for productivity of highwall miners in terms of feet per shift, (v) 26.8 for productivity of longwall operations in terms of feet of retreat per longwall per day, (vi) a 4.64 ton per manhour increase for surface mining productivity and (vii) a 13.9 percent reduction for non-fatal days lost. The business performance criteria for non-fatal days lost reductions, productivity of highwall miners in terms of feet per shift and the productivity of longwall operations in terms of feet of retreat per longwall per day exceeded the maximum amount. The surface mine productivity in terms of tons per manhour exceeded the target amount, and the productivity of continuous miners in terms of feet per shift achieved the target amount. EBIT exceeded the threshold amount. The produced tons criteria was below the threshold amount.

2010-2011 Letter Agreement with Don L. Blankenship

In December 2009, the Compensation Committee entered into a new two-year letter agreement with Mr. Blankenship to continue his employment through December 31, 2011. The material terms and conditions of the 2010-2011 Letter Agreement are discussed below under “Agreements with Named Executive Officers – Letter Agreements with Don L. Blankenship” on page 47 of this Proxy Statement. In an effort to provide Mr. Blankenship with a target overall compensation that would incentivize him to continue serving us while at the same time to further align his compensation with company-wide performance, the Compensation Committee, in consultation with PM&P, further increased the amount of his compensation package tied to various company-wide performance measures. The Compensation Committee used the structure of the 2008-2009 Letter Agreement as the basis for negotiating the terms of the 2010-2011 Letter Agreement with Mr. Blankenship.

The Compensation Committee negotiated the material terms and conditions of the 2010-2011 Letter Agreement taking into account a variety of factors and considerations:

•	the desire to retain Mr. Blankenship’s services based on his proven leadership;

•	Mr. Blankenship’s past accomplishments at Massey;

•	Mr. Blankenship’s vision and plan for our future prospects;

•	Mr. Blankenship’s vast knowledge and understanding of coal mining in Central Appalachia;

•	Mr. Blankenship’s wealth of experience;

•	the competitive environment for Mr. Blankenship’s services;

•	the past agreements Mr. Blankenship negotiated with our predecessor; and

•	the Compensation Committee’s belief that Mr. Blankenship is uniquely qualified and positioned to successfully address the current challenges and opportunities facing us at the present time.

The Compensation Committee believes that these factors and others strongly favored retaining Mr. Blankenship’s services and would inure to the ultimate benefit of the stockholders.

In consultation with PM&P, the Compensation Committee established the following goals in connection with entering into the 2010-2011 Letter Agreement:

•	simplify the terms of the 2010-2011 Letter Agreement;

•	reduce service-based components and increase performance-based components of Mr. Blankenship’s compensation package;

•	make a majority of Mr. Blankenship’s potential compensation at-risk and performance-based;

•	remove the retention bonus award;

•	remove the long-term cash incentive award;

•	remove the grants of service-based options and replace with a performance-based restricted stock award; and

•

provide that the amount of performance-based compensation that Mr. Blankenship earns during fiscal year 2010 is capped at $11,000,000 less the product obtained by multiplying 6,668 by the closing market price of our Common Stock on the NYSE on December 30, 2010.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee entered into the 2010-2011 Letter Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Blankenship’s value to us and to be significantly based upon achieving company-wide performance results.

Special Successor Development and Retention Program

Mr. Blankenship also receives benefits under the Special Successor Development and Retention Program, an agreement entered into in October 1998 between Fluor Corporation and Mr. Blankenship and amended as of January 1, 2009. The Special Successor Development and Retention Program is described under “Agreements with Named Executive Officers – Special Successor Development and Retention Program with Don L. Blankenship” on page 51 of this Proxy Statement.

Employment and Change in Control Agreement with Baxter F. Phillips, Jr.

In the fall of 2005, Mr. Phillips received an attractive offer from a mining company with whom we compete. In an effort to retain Mr. Phillips’ knowledge, experience and expertise and in recognition of the fact that Mr. Phillips has made, and is expected to continue to make, major contributions to our short-term and long-term profitability, growth and financial strength, the Compensation Committee reviewed his current compensation package, consulted with PM&P, and negotiated a three-year arrangement with Mr. Phillips referred to as the Retention and Change in Control Agreement. The Compensation Committee used the structure of the Retention and Change in Control Agreement as the basis for negotiating the terms of another three-year arrangement effective November 1, 2008 and amended as of January 1, 2009, to ensure compliance with the requirements of Section 409A of the Code and referred to as the Employment and Change in Control Agreement, the terms of which are described under “Agreements with Named Executive Officers – Employment and Change in Control Agreement with Baxter F. Phillips, Jr.” on page 51 of this Proxy Statement.

PM&P advised the Compensation Committee on the initial three-year compensation arrangement for Mr. Phillips. At the request of the Compensation Committee, PM&P provided the Compensation Committee with a review of the actual total compensation of the second-highest paid executive officers of a comparator group of companies that was comprised of Allegheny Technologies Incorporated, Alliance Resource Partners L.P., AmeriGas Partners, L.P., Arch Coal, Inc., Carpenter Technology Corporation, Cliffs Natural Resources Inc., CONSOL Energy Inc., Foundation Coal Holdings, Inc., Freeport-McMoran Copper & Gold Inc., Kaiser Aluminum Corporation, Nucor Corporation, Overseas Shipholding Group, Inc., Peabody Energy Corporation and Quanex Corporation. In an effort to provide Mr. Phillips with a target overall compensation that would incentivize him to continue serving us for the three-year period, while at the same time further aligning his compensation with company-wide performance, the Compensation Committee determined to tie a significant portion of his compensation package to various company-wide performance measures.

The reason why the comparator group used by PM&P and the Compensation Committee during the course of the Compensation Committee’s negotiations of the 2007 Letter Agreement with Mr. Blankenship was larger and broader in scope than the comparator group used by PM&P and the Compensation Committee during the course of the Compensation Committee’s negotiations of the Retention and Change in Control Agreement with Mr. Phillips was due to a variety of factors. The Compensation Committee considered that given Mr. Blankenship’s unique position at Massey and the extremely competitive market for someone with his skill set and experience (even across industries), it was appropriate to consider this broader comparison group to provide additional insight in connection with negotiating the 2007 Letter Agreement. Therefore, the Compensation Committee believed the market for its chief executive officer warranted a broader comparison group. The Compensation Committee believed that the comparison group used for Mr. Phillips’ position was appropriate.

The Compensation Committee negotiated the material terms and conditions of the Employment and Change in Control Agreement taking into account a variety of factors and considerations, including:

•	the desire to retain Mr. Phillips’ services based on his proven leadership at Massey;

•	Mr. Phillips’ past accomplishments at Massey;

•	Mr. Phillips’ knowledge, experience and understanding of coal mining in Central Appalachia;

•	the existence of a competing offer made to Mr. Phillips for alternative employment from one of our competitors; and

•	the Compensation Committee’s belief that Mr. Phillips plays a critical role in helping management successfully address the current challenges and opportunities facing us at the present time.

The Compensation Committee believed that these factors and others strongly favored retaining Mr. Phillips’ services and would inure to the ultimate benefit of the stockholders.

PM&P estimated the value of the annual targeted overall compensation reflected in the Retention Employment and Change in Control Agreement to be approximately $1.7 million, assuming a $40 share price and targeted levels of performance were achieved. PM&P advised the Compensation Committee that a significant amount of Mr. Phillips’ 2007 compensation was at-risk because it was based upon future performance objectives.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee on behalf of Massey entered into the Retention Employment and Change in Control Agreement and at its conclusion, the Employment and Change in Control Agreement effective November 1, 2008, believing the targeted overall compensation to be an adequate reflection of Mr. Phillips’ value to us and to be significantly based upon achieving company-wide performance results. In addition, on December 31, 2009, we entered into an amendment to the Employment and Change in Control Agreement, effective January 1, 2010, to replace the cash payments calculated based on base pay and an annual bonus target that would be paid upon a covered termination before or after a change in control, with a lump sum cash payment.

Retention and Employment Agreement with J. Christopher Adkins

Throughout 2007, our senior managers continued to be targets of aggressive recruiting by our competitors. In an effort to retain Mr. Adkins’ knowledge, experience and expertise and in recognition of the fact that Mr. Adkins has made, and is expected to continue to make, major contributions to our short-term and long-term profitability, growth and financial strength, the Compensation Committee reviewed his current compensation package and negotiated a three-year arrangement with Mr. Adkins, the terms of which are described under “Agreements with Named Executive Officers – Retention and Employment Agreement with J. Christopher Adkins” on page 52 of this Proxy Statement. This agreement was revised in December 2008 and further amended and restated as of January 1, 2009, to ensure compliance with the requirements of Section 409A of the Code.

The Compensation Committee negotiated the material terms and conditions of the Retention and Employment Agreement taking into account a variety of factors and considerations, including:

•	the desire to retain Mr. Adkins’ services based on his proven leadership at Massey;

•	Mr. Adkins’ past accomplishments at Massey;

•	Mr. Adkins’ knowledge, experience and understanding of coal mining in Central Appalachia; and

•	the Compensation Committee’s belief that Mr. Adkins plays a critical role in helping management successfully address the current challenges and opportunities facing us at the present time.

The Compensation Committee believed that these factors and others strongly favored retaining Mr. Adkins’ services and would inure to the ultimate benefit of the stockholders.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee on behalf of Massey entered into the Retention and Employment Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Adkins’ value to us and to be significantly based upon achieving company-wide performance results. In addition, on December 31, 2009, we entered into an amendment to the Retention and Employment Agreement to replace the cash payments calculated based on base pay and an annual bonus target that would be paid upon a covered termination before a change in control, with a lump sum cash payment.

Employment Agreement with Michael K. Snelling

In May 2006, Mr. Snelling received an attractive offer from a mining company with whom we compete. In an effort to retain Mr. Snelling’s knowledge, experience and expertise and in recognition of the fact that Mr. Snelling has made, and is expected to continue to make, major contributions to our short-term and long-term profitability, growth and financial strength, the Compensation Committee reviewed his current compensation package and negotiated a three-year arrangement with Mr. Snelling. This agreement was revised in December 2008 and further amended and restated as of January 1, 2009, to ensure compliance with the requirements of Section 409A of the Code. This agreement expired as of May 25, 2009. Therefore, effective as of May 25, 2009, we entered into an amended and restated employment agreement with Mr. Snelling, the terms of which are described under “Agreements with Named Executive Officers – Employment Agreement with Michael K. Snelling” on page 53 of this Proxy Statement.

The Compensation Committee negotiated the material terms and conditions of Mr. Snelling’s Employment Agreement taking into account a variety of factors and considerations, including:

•	the desire to retain Mr. Snelling’s services based on his proven leadership at Massey;

•	Mr. Snelling’s past accomplishments at Massey;

•	Mr. Snelling’s knowledge, experience and understanding of coal mining in Central Appalachia;

•	the existence of a competing offer made to Mr. Snelling for alternative employment from one of our competitors; and

•	the Compensation Committee’s belief that Mr. Snelling plays a critical role in helping management successfully address the current challenges and opportunities facing us at the present time.

The Compensation Committee believed that these factors and others strongly favored retaining Mr. Snelling’s services and would inure to the ultimate benefit of the stockholders.

Taking the foregoing and such other information as the Compensation Committee deemed appropriate into consideration, the Compensation Committee on behalf of Massey entered into Mr. Snelling’s Employment Agreement, believing the targeted overall compensation to be an adequate reflection of Mr. Snelling’s value to us and to be significantly based upon achieving company-wide performance results.

Perquisites

We annually review any perquisites that our Chief Executive Officer and the other named executive officers may receive. In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other named executives with the same benefit package available to all salaried employees. The package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-term disability insurance; and

•	Participation in Massey’s 401(k) plan, including company matching.

We provide additional incentives and benefits in certain circumstances to some of our named executive officers that are described in the Summary Compensation Table on page 46 of this Proxy Statement. Such perquisites include company vehicles and, in isolated instances, company housing.

Stock Ownership Guidelines

On February 19, 2008, in order to further align management’s interests with the interests of stockholders and support good governance practices, the Board of Directors adopted Stock Ownership Guidelines that apply to the Chief Executive Officer, the President, the Senior Vice President and Chief Operating Officer, the Senior Vice President – Group Operations, and Vice President – Surface Operations (the Covered Executive Officers). The minimum stock ownership guideline for our (i) Chief Executive Officer is five times his base salary, (ii) the President, the Senior Vice President and Chief Operating Officer, and the Senior Vice President – Group Operations is three times each of their respective base salaries and (iii) Vice President – Surface Operations is two times his base salary.

The guidelines were initially calculated for each Covered Executive Officer using such Covered Executive Officer’s annual base salary and the closing stock price per share of our Common Stock as of the later of (i) the date the guidelines were adopted or (ii) the date an executive became covered by the guidelines. The guidelines are adjusted for each Covered Executive Officer as of January 1 of each fiscal year using the Covered Executive Officer’s annual base salary then in effect and the closing stock price per share of our Common Stock on such date. The Governance and Nominating Committee may, from time to time, reevaluate and revise the guidelines to give effect to changes in our Common Stock or other factors it deems relevant.

Covered Executive Officers are required to achieve the guideline within five years of becoming a Covered Executive Officer, or, in the case of persons who were deemed Covered Executive Officers at the time the guidelines were adopted, within five years of the date of adoption of the guidelines. Once achieved, ownership of the guideline amount must be maintained for as long as the Covered Executive Officer is subject to the guidelines.

The Governance and Nominating Committee has the authority to review each Covered Executive Officer’s compliance (or progress towards compliance) with the guidelines from time to time and, in its sole discretion, to impose such conditions, restrictions or limitations on any Covered Executive Officer as the Governance and Nominating Committee determines to be necessary or appropriate in order to achieve the purposes of the guidelines.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, recommended to the Board of Directors that it be included in this Proxy Statement.

Compensation Committee

April 16, 2010	James B. Crawford	Robert H. Foglesong	Bobby R. Inman	Dan R. Moore

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our filings except to the extent that we specifically incorporate this report by reference therein.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to the total compensation of our named executive officers for the year ended December 31, 2009.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary(a) ($)	Bonus(b) ($)	Stock Awards(c) ($)	Option Awards(c) ($)	Non-Equity Incentive Plan Compensation(d) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(e) ($)	All Other Compensation(f) ($)	Total

D.L. Blankenship Chairman and Chief Executive Officer	2009	933,369	300,000	3,869,819	—	11,549,156	573,618	609,875	17,835,837
	2008	1,000,000	300,000	390,000	2,160,000	6,022,447	691,415	457,129	11,020,991
	2007	1,000,000	300,000	604,800	1,700,350	5,257,576	111,794	386,480	9,361,000

B.F. Phillips, Jr. President	2009	606,690	375,000	375,000	125,000	451,193	1,203,866	66,318	3,203,067
	2008	598,798	762,500	947,135	773,000	510,914	1,392,718	71,691	5,056,756
	2007	560,000	120,000	375,000	125,000	250,294	467,864	63,978	1,962,136

J.C. Adkins Senior Vice President and Chief Operating Officer	2009	420,016	342,600	250,000	125,000	502,148	98,298	36,872	1,774,934
	2008	378,015	312,500	250,000	125,000	397,165	98,471	32,864	1,594,015
	2007	360,000	270,000	250,000	125,000	266,771	4,363	234,067	1,510,201

M.K. Snelling Vice President Surface Mines	2009	317,346	237,500	150,000	75,000	301,005	214,301	27,138	1,322,290
	2008	332,013	175,000	150,000	75,000	324,067	6,346	30,884	1,093,310
	2007	320,000	225,000	150,000	75,000	165,912	1,565	22,344	959,821

E.B. Tolbert Vice President and Chief Financial Officer	2009	219,960	7,000	125,000	62,500	170,077	38,562	16,737	639,836
	2008	232,127	—	125,000	62,500	154,254	46,497	19,065	639,443
	2007	220,000	30,000	125,000	62,500	95,959	6,359	11,499	551,317

(a)	Salary amounts include cash compensation earned by each named executive officer, as well as any amounts earned, but contributed under our 401(k) Plan and/or deferred at the election of the named executive officer under our deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers, including earnings on amounts deferred, please see “Nonqualified Deferred Compensation” starting on page 64 of this Proxy Statement.
(b)	Bonus amounts shown include the discretionary portion of the annual cash bonus award earned by each named executive officer and retention bonuses awarded to each named executive officer, if any. For a discussion concerning the annual cash bonus awards and the retention bonus awards, please see “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement.
(c)	The amounts included represent the aggregate grant date fair value of the 2009 stock award computed in accordance with FASB ASC Topic 718 (excluding estimates for forfeitures related to service-based vesting conditions). These amounts reflect the aggregate grant date fair market value of these awards and do not correspond to the actual cash value that will be recognized by each of the named executive officers when received. For the performance-based restricted stock award of 71,076 restricted shares to Mr. Blankenship that is subject to performance conditions, the value in the table reflects the probable outcome of such performance conditions. The grant date fair market value of such award assuming the highest level of performance conditions is $3,020,019. Assumptions used in the calculation of these award amounts are included in Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference into this Proxy Statement. The actual value of the restricted stock units that vested and were paid in cash to each of the named executive officers during 2007 are as follows: Mr. Blankenship - $203,904; Mr. Phillips - $124,792; Mr. Adkins - $115,114; Mr. Snelling - $74,333; and Mr. Tolbert - $35,287. The actual value of the restricted stock units that vested and were paid in cash to each of the named executive officers during 2008 are as follows: Mr. Blankenship - $265,782; Mr. Phillips - $111,526; Mr. Adkins - $160,198; Mr. Snelling - $118,566; and Mr. Tolbert - $38,999. The actual value of the restricted stock units that vested and were paid in cash to each of the named executive officers during 2009 are as follows: Mr. Blankenship - $339,705; Mr. Phillips - $342,295; Mr. Adkins - $183,348; Mr. Snelling - $120,578; and Mr. Tolbert - $79,563. Information on individual equity awards granted to the named executive officers is set forth in the section entitled “Grants of Plan Based Awards” on page 56 of this Proxy Statement. Information on actual cash pay-outs on the vesting of restricted stock units is set forth in the section entitled “Option Exercises and Stock Vested” on page 61 of this Proxy Statement.
(d)

The amounts included for 2007 reflect cash awards to the named executive officers based on performance under our annual incentive plan for 2007 and under our long-term incentive plan for the 2005 through 2007 fiscal year performance period. For Mr. Blankenship, it also includes the Performance -Based Stock Unit Award and the Performance-Based Incentive Unit Award

earned during 2007 in accordance with his 2007 Letter Agreement. Mr. Blankenship’s 2007 amount includes $739,339 for the performance-based portion of his incentive bonus award contained in the 2007 Letter Agreement, $262,607 for his LTIP payment, $4,201,004 for his Performance-Based Stock Unit Award and $54,626 for his Performance-Based Incentive Unit Award. For each of the other named executive officers, the 2007 amounts represent LTIP cash payments in the amounts of $106,294, $146,294, $50,021 and $50,021 for Messrs. Phillips, Adkins, Snelling and Tolbert, respectively, and the performance component of the annual cash bonus in the amounts of $144,000, $120,477, $115,891 and $45,938 for Messrs. Phillips, Adkins, Snelling and Tolbert, respectively. The amounts included for 2008 reflect cash awards to the named executive officers based on performance under our Annual Incentive Plan for 2008 and under our Long-Term Incentive Plan for the 2006 through 2008 fiscal year performance period. For Mr. Blankenship, it also includes the Performance-Based Stock Unit Award and the Performance- Based Incentive Unit Award earned during 2008 in accordance with his 2008-2009 Letter Agreement. Mr. Blankenship’s 2008 amount includes $1,225,440 for the performance-based portion of his incentive bonus award contained in the 2008-2009 Letter Agreement, $221,642 for his LTIP payment, $2,058,585 for his Performance-Based Stock Unit Award and $2,516,780 for his Performance-Based Incentive Unit Award. For each of the other named executive officers, the 2008 amounts represent LTIP cash payments in the amounts of $104,664, $104,664, $61,567, and $49,254 for Messrs. Phillips, Adkins, Snelling and Tolbert, respectively, and the performance component of the annual cash bonus in the amounts of $406,250, $292,500, $262,500 and $105,000 for Messrs. Phillips, Adkins, Snelling and Tolbert, respectively. The amounts included for 2009 reflect cash awards to the named executive officers based on performance under our Annual Incentive Plan for 2009 and under our Long-Term Incentive Plan for the 2007 through 2009 fiscal year performance period. For Mr. Blankenship, it also includes the Performance- Based Stock Unit Award and the Performance-Based Incentive Unit Award earned during 2009 in accordance with his 2008- 2009 Letter Agreement. Mr. Blankenship’s 2009 amount includes $1,278,000 for the performance-based portion of his incentive bonus award contained in the 2008-2009 Letter Agreement, $552,815 for his LTIP payment, $5,825,401 for his Performance- Based Stock Unit Award and $3,892,940 for his Performance-Based Incentive Unit Award. For each of the other named executive officers, the 2009 amounts represent LTIP cash payments in the amounts of $230,339, $230,339, $138,204 and $115,170 for Messrs. Phillips, Adkins, Snelling and Tolbert, respectively, and the performance component of the annual cash bonus in the amounts of $220,854, $271,109, $162,801 and $54,907 for Messrs. Phillips, Adkins, Snelling and Tolbert, respectively. The Compensation Discussion and Analysis portion of this Proxy Statement discusses these awards generally in the section entitled “Annual Incentive Program” beginning on page 29 of this Proxy Statement and in the section entitled “Long- Term Incentive Program” beginning on page 35 of this Proxy Statement.
(e)	The amounts included represent the actuarial increase in the present value of the named executive officers’ benefits under all of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For additional information on our pension plans, please see “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement, the tables entitled “Pension Benefits” on page 63 of this Proxy Statement and “Nonqualified Deferred Compensation” on page 64 of this Proxy Statement. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 5 to our Consolidated Financial Statements which is included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference into this Proxy Statement.
(f)	The amount shown in the table below represents the dollar amounts and description of perquisites and other personal benefits provided to the named executive officers during fiscal year 2009. The amount shown in the perquisite column represents the imputed tax benefit of the personal use of company cars, the cost of company-provided auto insurance and personal use of company aircraft. Mr. Blankenship’s perquisite amount includes personal use of company aircraft determined on an incremental cost basis in the amount of $358,414 for 2009, the cost of company-provided housing and related maintenance services in the amount of $126,184, the cost of tax preparation services, the personal use of company cars and the cost of company-provided auto insurance.

	Dividends on Restricted Stock	Company Match - Qualified and Non-qualified 401(k) Plans	Tax Gross- Ups	Group Term Life and Split Dollar Premiums	Perquisites	Total
Don L. Blankenship	$5,943	$3,763	$36,639	$18,182	$545,348	$609,875
Baxter F. Phillips, Jr.	8,522	32,603	1,332	11,619	12,242	66,318
J. Christopher Adkins	3,320	28,666	—	1,716	3,169	36,872
Michael K. Snelling	2,039	20,412	1,200	2,051	1,436	27,138
Eric B. Tolbert	1,597	8,398	—	601	6,141	16,737

Agreements with Named Executive Officers

Letter Agreements with Don L. Blankenship

As described under “Compensation Discussion and Analysis – 2008-2009 Letter Agreement with Mr. Blankenship” beginning on page 40 of this Proxy Statement, in November 2007, the Compensation Committee entered into a two-year letter agreement with Mr. Blankenship to continue his employment through December 31, 2009. The material terms and conditions of the 2008-2009 Letter Agreement for 2009 were as follows:

•	a base salary of $83,333 per month or approximately $1,000,000 in the aggregate;

•

a target cash incentive award of $900,000 for 2009 based on the achievement during fiscal year 2009 of minimum, middle and maximum targets of the performance criteria set forth in “Compensation Discussion and

Analysis – Letter Agreement with Mr. Blankenship.” The minimum targets, if met, are paid out at one half of the middle target value. The maximum targets, if met, are paid out at 2.5 times the middle target value. For instance, if the minimum target was achieved for the earnings before interest and taxes criteria then $225,000 would be earned (0.5 x (50 percent x $900,000)) for that component of the cash incentive award. Conversely, if the maximum target was achieved for non-fatal days lost, then $225,000 would be earned (2.5 x (10 percent x $900,000)) for that component of the cash incentive award;

•	a long-term incentive award that consisted of the following:

•	a $300,000 target cash incentive award;

•

a non-qualified stock option award exercisable for 50,000 shares granted on November 13, 2008, with a grant date price of $18.53 (the closing price of Common Stock on the NYSE on November 13, 2008); and

•	12,700 shares of restricted stock and 7,300 restricted stock units granted on November 13, 2008;

•

a performance-based restricted unit award, for a total of up to 190,000 units, which will vest, in whole or in part, based on the achievement of the performance objectives set by the Compensation Committee for fiscal year 2009 described under “Compensation Discussion and Analysis” and will be equal to the cash equivalent of the number of earned restricted units times the closing market price of Common Stock on the NYSE on the last trading day of 2009, as follows:

Threshold Units	Targeted Units	Maximum Units	Actual 2009 Payout
2,400	112,000	190,000	$5,825,401

•

a performance-based cash incentive award, for a total of up to 290,000 units, which will be earned, in whole or in part, based on the achievement of the performance objectives set by the Compensation Committee for fiscal year 2009 described under “Compensation Discussion and Analysis” and will be equal to the cash equivalent of the number of earned units times the closing market price of Common Stock on the NYSE on the last trading day of 2009, as follows:

Threshold Units	Targeted Units	Maximum Units	Actual 2009 Payout
3,600	168,000	290,000	$3,892,940

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an additional stock option award of 200,000 non-qualified stock options granted on November 13, 2008, with a grant date price of $18.53 (the closing price of Common Stock on the NYSE on November 13, 2008) with service-based vesting on December 30, 2009, that must be exercised by Mr. Blankenship in the first 20 days permissible pursuant to our trading window policy and applicable securities laws following vesting, otherwise such options are automatically forfeited;

•	a retention cash bonus award of $300,000 if Mr. Blankenship is employed through December 30, 2009; and

•	the premium payments on split dollar life insurance policies owned by us with death benefit endorsements payable to Mr. Blankenship, his estate or designated beneficiaries, totaling $4,000,000.

Due to the restrictions set forth in the 2006 Plan, under the 2008-2009 Letter Agreement, the aggregate maximum amount payable with respect to the cash incentive bonus award, the long-term cash incentive award and the performance-based cash incentive award described above may not exceed $10,000,000 in a calendar year. In addition, notwithstanding the foregoing, the Compensation Committee retains the discretion to cause us to pay or provide for additional or other compensation to Mr. Blankenship for extraordinary performance regardless of the outcome on any performance-based pay contained in the 2008-2009 Letter Agreement provided such extraordinary performance relates to performance that is not based on the performance criteria or goals contained in the 2008-2009 Letter Agreement.

In the event that Mr. Blankenship’s employment with us had terminated before December 30, 2009, for any reason other than for Cause (as such term is defined in the Change in Control Severance Agreement) under circumstances where such cessation of employment is not covered by the Change in Control Severance Agreement, then we would have had to pay to Mr. Blankenship, or if Mr. Blankenship was deceased, to his estate, 2.5 times the sum of Mr. Blankenship’s annual base salary of $1,000,000 plus Mr. Blankenship’s target cash incentive bonus award of $900,000, unless Mr. Blankenship elected to terminate his employment voluntarily during this period other than for any reason which would constitute “a Constructive Termination Associated With a Change in Control” (as defined, and determined pursuant to the procedure set forth, in the Change in Control Severance Agreement, under circumstances where such Constructive Termination is not covered by the Change in Control Severance Agreement).

In the event that Mr. Blankenship’s employment with us had terminated before December 30, 2009 for any reason, all of Mr. Blankenship’s rights with respect to the performance-based restricted unit awards performance-based cash incentive award, additional stock option award and retention cash bonus award described above would have terminated and all rights thereunder would have ceased and the payments of life insurance premiums described above would have ceased, except that in the event that Mr. Blankenship ceased to be employed on or before December 30, 2009 and was entitled to payment and benefits under the Change in Control Severance Agreement, the performance-based restricted unit award of 120,000 units would vest and become payable based on the closing market price of Common Stock on the NYSE on the date of termination. In the event that Mr. Blankenship’s employment was terminated on December 31, 2009, any and all earned portions of each performance-based restricted unit award and performance-based cash incentive award would have been paid.

In addition to the specific forms of remuneration discussed above, Mr. Blankenship participated in the employment benefit plans and arrangements provided by us to our other employees and was entitled to receive perquisites provided to him in keeping with past practice. For a description of the severance and change in control provisions of the 2008-2009 Letter Agreement and the Change in Control Severance Agreement, please see “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Payments for Mr. Blankenship” on page 65 of this Proxy Statement.

We also amended and restated Mr. Blankenship’s 2008-2009 Letter Agreement on December 23, 2008 and effective as of January 1, 2009, to ensure compliance with the requirements of Section 409A of the Code.

In December 2009, the Compensation Committee entered into a new two-year letter agreement with Mr. Blankenship, effective January 1, 2010, to continue his employment through December 31, 2011. The material terms and conditions of the 2010-2011 Letter Agreement are as follows:

•	a base salary of $83,333 per month or approximately $1,000,000 in the aggregate;

•

a target cash incentive award of $1,500,000 for fiscal year 2010 and a target cash incentive award of $1,500,00 for fiscal year 2011, each based on the achievement of performance objectives for fiscal year 2010 and fiscal year 2011 set by the Compensation Committee. The minimum targets, if met, are paid out at one half of the middle target value. The maximum targets, if met, are paid out at 2.5 times the middle target value. For instance, if the minimum target was achieved for the earnings before interest and taxes criteria then $375,000 would be earned (0.5 x (50 percent x $1,500,000)) for that component of the cash incentive award. Conversely, if the maximum target was achieved for non-fatal days lost, then $375,000 would be earned (2.5 × (10 percent × $1,500,000)) for that component of the cash incentive award;

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restricted stock and restricted unit awards, pursuant to the 2006 Plan, of which 12,700 shares of restricted stock and 7,300 restrict units were granted on December 30, 2009, and of which 12,700 shares of restricted stock and 7,300 restricted units will be granted on December 30, 2010;

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two performance-based restricted unit awards for fiscal year 2010, one for a total of 81,500 restricted units (assuming the achievement of Level 1 targeted performance for all the performance objectives) and one for a total of 32,250 units (assuming the achievement of Level 2 targeted performance for all the performance objectives) in 2010, and two performance-based restricted unit awards for fiscal year 2011, the number of units which will be determined by the Compensation Committee on its award date in 2011, which will vest, in whole or in part, based on the achievement of certain performance objectives set by the Compensation Committee for fiscal years 2010 and 2011;

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two performance-based cash incentive awards for fiscal year 2010, one for a total of 32,250 units (assuming the achievement of Level 3 targeted performance for all the performance objectives) and one for a total of 334,000 units (assuming the achievement of Level 4 targeted performance for all the performance objectives) and two performance-based cash incentive awards for fiscal year 2011, the number of units which will be determined by the Compensation Committee on its award date in 2011, which will be earned, in whole or in part, based on the achievement of certain performance objectives set by the Compensation Committee for fiscal years 2010 and 2011, respectively, which for fiscal year 2010 will be equal to the number of earned units times the closing market price of our Common Stock on the NYSE on the last trading day of 2010, and for fiscal year 2011 will be equal to the number of earned units times the closing market price of our Common Stock on the NYSE on the last trading day of 2011;

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a performance-based restricted stock award, pursuant to the 2006 Plan, for fiscal years 2010 and 2011 (based on the achievement of certain performance objectives set by the Compensation Committee), one for a target number of 71,076 restricted shares in 2010, and one for a target number of restricted shares which shall be determined by the Compensation Committee on its award date in 2011; and

•	the premium payments on split dollar life insurance policies owned by us with death benefit endorsements payable to Mr. Blankenship, his estate or designated beneficiaries, totaling $4,000,000.

Due to the restrictions set forth in the 2006 Plan, under the 2010-2011 Letter Agreement, the aggregate maximum amount payable with respect to the cash incentive bonus award, the long-term cash incentive award and the performance-based cash incentive award described above may not exceed $10,000,000 in a calendar year. In addition, notwithstanding the foregoing, the Compensation Committee retains the discretion to cause us to pay or provide for additional or other compensation to Mr. Blankenship for extraordinary performance regardless of the outcome on any performance-based pay contained in the 2010-2011 Letter Agreement provided such extraordinary performance relates to performance that is not based on the performance criteria or goals contained in the 2010-2011 Letter Agreement.

The amount of performance-based compensation that Mr. Blankenship earns during fiscal year 2010 (assuming he is employed by us from January 1, 2010 through December 30, 2010) is capped at $11,000,000 less the product obtained by multiplying 6,668 by the closing market price of our Common Stock on the NYSE on December 30, 2010 (the “2010 Cap”). The order in which Mr. Blankenship’s earned compensation for 2010 will be applied to the cap for 2010 is as follows: (a) the target cash incentive bonus award earned by Mr. Blankenship during 2010, (b) the Level 1 performance restricted unit award earned by Mr. Blankenship during 2010, (c) the Level 2 performance restricted unit award earned by Mr. Blankenship during 2010, (d) the Level 3 performance cash award earned by Mr. Blankenship during 2010, (e) the Level 4 performance cash award earned by Mr. Blankenship during 2010 and (f) the value of the performance restricted stock award earned by Mr. Blankenship during 2010 based on the closing market price of our Common Stock on the NYSE on the date of payment for federal income tax purposes. Each of items (b)-(e) above will be based on the closing market price of our Common Stock on the NYSE on the last trading day of 2010. Any compensation that would have otherwise been payable to Mr. Blankenship but for the 2010 Cap will not be considered earned and will not be paid. In addition, the Compensation Committee has the right, in its sole discretion, to reduce the actual award payout for the cash incentive bonus award and the performance-based restricted stock award by up to and including five percent of the maximum award payout, provided that such discretion will only be exercised based on the Compensation Committee’s review and its judgment as to whether Mr. Blankenship has satisfactorily proposed, updated as appropriate, and implemented a successorship plan for all executive ranks.

The amount of performance-based compensation that Mr. Blankenship earns during fiscal year 2011 (assuming he is employed by us from January 1, 2011 through December 30, 2011) is capped at $11,000,000 less the product obtained by multiplying 13,334 by the closing market price of our Common Stock on the NYSE on December 30, 2011 (the “2011 Cap”). The order in which Mr. Blankenship’s earned compensation for 2011 will applied to the cap for 2011 is as follows: (1) the cash incentive bonus award earned by Mr. Blankenship during 2011, (2) the Level 1 performance restricted unit award earned by Mr. Blankenship during 2011, (3) the Level 2 performance restricted unit award earned by Mr. Blankenship during 2011, (4) the Level 3 performance cash award earned by Mr. Blankenship during 2011, (5) the Level 4 performance cash award earned by Mr. Blankenship during 2011 and (6) the value of the 2011 performance restricted stock award earned by Mr. Blankenship during 2011 based on the closing market price of our Common Stock on the NYSE on the date of payment for federal income tax purposes. Each of items (2)-(5) above will be based on the closing market price of our Common Stock on the NYSE on the last trading day of 2010. Any compensation that would have otherwise been payable to Mr. Blankenship but for the 2011 Cap will not be considered earned and will not be paid.

Notwithstanding the base salary amount set forth in the 2010-2011 Letter Agreement, in conjunction with and in support of our cost reduction initiatives, Mr. Blankenship continues to take a 10 percent reduction in his monthly base compensation. Other compensation to which Mr. Blankenship is entitled by contract will remain unchanged, and payments under any employment and/or change of control agreement which are salary-based will continue to be based on Mr. Blankenship’s unreduced base salary amount as set forth in the 2010-2011 Letter Agreement.

The performance objectives set by the Compensation Committee for the cash incentive bonus awards in the 2010-2011 Letter Agreement include targeted levels of performance based on: earnings before interest and taxes, produced tons sold, fulfillment of contracts, cash cost per ton, productivity by mining type (i.e., continuous miners and surface), reduction in environmental violations, improvement in the non-fatal days lost safety rate, employee retention and employee diversity. The performance objectives set by the Compensation Committee for the performance-based restricted unit awards and the performance-based cash incentive awards in the 2010-2011 Letter Agreement include targeted levels of performance based on: earnings before interest and taxes, produced tons sold, fulfillment of contracts, cost per ton, productivity by mining type (i.e., continuous miners and surface), reduction in environmental violations and improvement in the non-fatal days lost safety rate. The performance objectives set by the Compensation Committee for the performance-based restricted stock awards in the 2010-2011 Letter Agreement include targeted levels of performance based on: earnings before interest and taxes, produced tons sold, fulfillment of contracts, cash cost per ton, productivity by mining type (i.e., continuous miners and surface), reduction in environmental violations, improvement in the non-fatal days lost safety rate, employee retention and employee diversity.

In addition to the specific forms of remuneration discussed above, Mr. Blankenship participated in the employment benefit plans and arrangements provided by us to our other employees and was entitled to receive perquisites provided to him in keeping with past practice. For a description of the severance and change in control provisions of the 2008-2009 Letter Agreement and the Change in Control Severance Agreement, please see “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Payments for Mr. Blankenship” on page 65 of this Proxy Statement.

Special Successor Development and Retention Program with Don L. Blankenship

Under the Special Successor Development and Retention Program, we are obligated upon Mr. Blankenship’s retirement to provide him title to a company-owned residence and associated property in Sprigg, West Virginia and to pay an amount to reimburse him for any income taxes owed by him as a result of such title transfer. In March 2006, the residence was valued at approximately $305,000. In the event of a delay in transfer of title to Mr. Blankenship upon retirement due to his status under Code Section 409A at his retirement, we will rent the property to him and will reimburse him for that cost when the title is transferred. Also, under the Special Successor Development and Retention Program, the Compensation Committee agreed to approve Mr. Blankenship’s early retirement at age 55 for the purposes of the SERP.

Employment and Change in Control Agreement with Baxter F. Phillips, Jr.

In the fall of 2005, we entered into the Retention and Change in Control Agreement with Baxter F. Phillips, Jr. The Retention and Change in Control Agreement expired on November 1, 2008. A new agreement was reached in Fall 2008 which became effective November 1, 2008 and extends through November 1, 2011. The Compensation Committee used the structure of the Retention and Change in Control Agreement as the basis for negotiating the terms of another three-year arrangement effective November 1, 2008, referred to as the Employment and Change in Control Agreement. The material terms of the Employment and Change in Control Agreement are as follows:

•

base salary at an annual rate of $650,000, which may be increased if determined by the Board of Directors to be appropriate in accordance with our customary procedures and practices regarding the salaries of senior executives;

•

annual cash bonus award with a target amount equal to no less than 60 percent, 70 percent and 80 percent of his base salary for the 2009, 2010 and 2011 fiscal years, respectively, subject to the terms and conditions set forth by the Compensation Committee for such fiscal year;

•

a one-time award of 18,000 shares of restricted stock and 11,340 restricted units, the restrictions on one third of each grant lapsing on November 10, 2009, one third lapsing on November 10, 2010 and the remaining third lapsing on November 1, 2011;

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75,000 non-qualified stock options with a grant date price of $19.50 (the closing price of our Common Stock on the NYSE on the grant date), that become fully vested and exercisable in three installments on November 10, 2009, November 10, 2010 and November 1, 2011;

•

an annual retention cash award of $200,000 to be paid on each July 31, 2009, July 31, 2010 and July 31, 2011, provided Mr. Phillips remains continually employed by us through each of the respective payment dates;

•

pension credit for the annual salary, annual cash bonus awards and long-term cash incentive bonus, paid (or in the event of an Involuntary Termination Associated With a Change in Control, amounts or targets that otherwise would have been paid (as defined in the Employment and Change in Control Agreement)) to Mr. Phillips pursuant to the Employment and Change in Control Agreement in accordance with and subject to the terms set forth therein; and

•	life insurance, director and officer insurance, medical and other standard benefits and perquisites provided to senior executives from time to time.

In the event Mr. Phillips’ employment with us ceases at any time during the term of the Employment and Change in Control Agreement but he remains a member of the Board of Directors, Mr. Phillips’ vesting under all restricted stock and restricted unit awards then outstanding will thereafter include in the basis for vesting any continuous service as a member of the Board of Directors (whether or not Mr. Phillips remains an employee of us), and no forfeiture of the awards will occur by reason of his cessation of employment so long as he remains a member of the Board of Directors.

The Employment and Change in Control Agreement also sets forth various rules applying to the determination of creditable service and compensation taken into account in determining covered compensation and average compensation for benefit accrual purposes for Mr. Phillips under the defined benefit provisions of our non-qualified supplemental benefit plan.

On December 31, 2009, we and Mr. Phillips entered into an amendment to the Employment and Change of Control Agreement as approved by the Compensation Committee. The material change to the Employment and Change of Control Agreement, effective as of January 1, 2010, replaced the cash payments calculated based on base pay and an annual bonus target that would be paid upon a covered termination before or after a change in control, with a lump sum cash payment.

Any payment or benefit that is provided pursuant to or in connection with the Employment and Change in Control Agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Code, will be provided and paid in a manner as complies with the applicable requirements of Section 409A of the Code.

Subject to certain exceptions, we will also pay Mr. Phillips a gross-up payment, in the event any payment or benefit becomes subject to excise tax under Code Section 4999, such that after payment of all taxes, including on the gross-up payment, Mr. Phillips retains an amount of the gross-up payment equal to such aggregate excise taxes.

As described in “Compensation Discussion and Analysis” on page 25 of this Proxy Statement, Mr. Phillips also participates in the LTIP. For a description of the severance and change in control provisions of the Phillips Employment Agreement, please see “Potential Payments Upon Termination of Change in Control – Severance and Change in Control Benefits for Mr. Phillips” on page 66 of this Proxy Statement.

Retention and Employment Agreement with J. Christopher Adkins

On November 13, 2007, we entered into the Retention and Employment Agreement with J. Christopher Adkins, which we refer to as the “Adkins Employment Agreement.” The Adkins Employment Agreement provides for an initial three-year term, provided, however, that the Adkins Employment Agreement will continue in effect for a twenty-four month period beyond the initial term if a “Change in Control” (as defined in the Adkins Employment Agreement) occurs during the initial term. The material terms of the Adkins Employment Agreement are as follows:

•	a minimum base salary of $378,000 (adjusted to $450,000 as of November 10, 2008), subject to increase by the Board of Directors as its deems appropriate;

•

an annual cash bonus award, subject to the terms and conditions set forth by the Compensation Committee, with a minimum target amount equal to $325,000 for the 2008 fiscal year, $350,000 for the 2009 fiscal year and $375,000 for the 2010 fiscal year or any subsequent fiscal year;

•	an annual discretionary bonus in an amount not to exceed $22,000 to be paid at the discretion of the Chief Executive Officer and President;

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an annual award under the LTIP and the 2006 Plan consistent with other executives at Mr. Adkins’ level with a target award value of not less than $500,000, subject to the terms and conditions set forth (including increases) by the Compensation Committee as it deems appropriate;

•

an annual retention cash award of $150,000 to be paid on each of January 1, 2008, 2009 and 2010, provided Mr. Adkins remains continuously employed by us through each of the respective payment dates; and

•	life insurance, D&O insurance, medical and other standard benefits and perquisites provided to senior executives from time to time.

The Adkins Employment Agreement also modified the prior agreement with Mr. Adkins concerning the purchase of his residence so that the entire outstanding principal balance on his residence, together with all accrued interest (that otherwise would have been completely forgiven in accordance with its terms by June 24, 2010), was forgiven on January 1, 2008. Additionally, under the Adkins Employment Agreement Mr. Adkins was reimbursed for the taxes incurred by Mr. Adkins in connection with the forgiveness of the outstanding principal balance and accrued interest.

The Adkins Employment Agreement further provides that following a termination by us for any reason other than Cause (as defined, and determined pursuant to the procedure, in Mr. Adkins’ Change in Control Agreement, dated December 21, 2005) under circumstances where such cessation of employment is not covered by the Change in Control Agreement or Mr. Adkins is deceased, Mr. Adkins (or his estate if he is deceased) will be entitled to a lump sum payment equal to 2.5 times the sum of his then-current base salary plus his then-current annual cash bonus target amount in effect for the fiscal years remaining under the Adkins Employment Agreement in which Mr. Adkins’ termination date occurs, unless Mr. Adkins elects to terminate his employment voluntarily during the term of the Adkins Employment Agreement other than for any reason that would constitute a Constructive Termination Associated with a Change in Control (as defined, and determined pursuant to the procedure, in the Change in Control Agreement, under circumstances where such Constructive Termination is not covered by the Change in Control Agreement).

The Adkins Employment Agreement provides that in the event Mr. Adkins’ employment ceases, then, for a period of one year following such termination, Mr. Adkins may not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in a financing, operation, management or control of, any person, firm, corporation or business that is a Restricted Business (as defined in the

Adkins Employment Agreement) in a Restricted Territory (as defined in the Adkins Employment Agreement) without the prior written consent of the Board of Directors. Additionally, the Adkins Employment Agreement provides that in the event Mr. Adkins’ employment ceases, then, for a period of one year following such termination, Mr. Adkins may not (i) solicit, encourage or take any other action which is intended to induce any other employees, suppliers or customers of us or any of our subsidiaries to terminate his employment or relationship with us or any subsidiary of ours; or (ii) interfere in any manner with the contractual or employment relationship between us and any such employee, supplier or customer of us or any of our subsidiaries.

On December 31, 2009, we and Mr. Adkins entered into an amendment to the Adkins Employment Agreement as approved by the Compensation Committee. The material change to the Adkins Employment Agreement, effective as of January 1, 2010, replaced the cash payments calculated based on base pay and an annual bonus target that would be paid upon a covered termination before or after a change in control, with a lump sum cash payment.

Any payment or benefit that is provided pursuant to or in connection with the Adkins Employment Agreement that is considered to be nonqualified deferred compensation subject to Section 409A of the Code will be provided and paid in a manner as complies with the applicable requirements of Section 409A of the Code.

Subject to certain exceptions, we will also pay Mr. Akins a gross-up payment, in the event any payment or benefit becomes subject to excise tax under Code Section 4999, such that after payment of all taxes, including on the gross-up payment, Mr. Adkins retains an amount of the gross-up payment equal to such aggregate excise taxes.

The Adkins Employment Agreement also provides for confidentiality obligations during and following Mr. Adkins’ employment and includes noncompetition and nonsolicitation provisions that are effective during, and for one year following, his employment. If Mr. Adkins breaches any of his confidentiality, noncompetition or nonsolicitation provisions, he will forfeit any unpaid amounts or benefits.

As described in “Compensation Discussion and Analysis” on page 25 of this Proxy Statement, Mr. Adkins also participates in the LTIP. The Adkins’ Employment Agreement was amended and restated on December 23, 2008 and effective as of January 1, 2009, to ensure compliance with the requirements of Section 409A of the Code. The Adkins Employment Agreement does not modify Mr. Adkins’ Change in Control Severance Agreement, dated December 23, 2008 and amended as of January 1, 2009 and January 1, 2010, described under “Potential Payments Upon Termination of Change in Control – Change in Control Benefit for Named Executive Officers” on page 64 of this Proxy Statement.

Employment Agreement with Michael K. Snelling

On June 22, 2009, we entered into an amended and restated Employment Agreement with Michael K. Snelling effective as of May 25, 2009, which we will refer to as the “Snelling Employment Agreement.” The Snelling Employment Agreement amends and restates the employment agreement previously entered into with Mr. Snelling on May 25, 2006. The Snelling Employment Agreement provides for an initial three-year term, provided, however, that the Snelling Employment Agreement will automatically terminate if Mr. Snelling is employed by us or any of our subsidiaries at the time a Change in Control (as defined in the Snelling Employment Agreement) occurs. The material terms of the Snelling Employment Agreement are as follows:

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a minimum base salary of $340,000 effective June 1, 2009, subject to a reduction made by Mr. Snelling in conjunction with other company-wide benefit cost reduction measures enacted effective May 1, 2009 which reduced his base salary by 10 percent. Such waiver shall remain in effect until revoked. As of January 1, 2010, Mr. Snelling’s base salary was increased from $306,000 to $316,000. Mr. Snelling’s minimum base pay shall be subject to increase by the Board of Directors as it deems appropriate;

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an annual cash bonus award with a target amount equal to $210,000 for each of the 2010, 2011 and 2012 fiscal years, which amount may be increased at the discretion of the Compensation Committee and each annual bonus is subject to the terms and conditions set forth by the Compensation Committee for such fiscal year;

•	a retention cash award of $150,000 payable on each January 1, 2010, 2011 and 2012 so long as Mr. Snelling has been continuously employed by us through each such date, respectively;

•	an annual award under the LTIP and the 2006 Plan consistent with other executives at Mr. Snelling’s level; and

•	life insurance, D&O insurance, medical and other standard benefits and perquisites provided to senior executives from time to time.

The Snelling Employment Agreement further provides that following a termination by us for any reason other than Cause (as defined in the Snelling Employment Agreement), death, Disability (as defined in the Snelling Employment Agreement) or termination by Mr. Snelling for Good Reason (as defined in the Snelling Employment Agreement) under circumstances where such cessation of employment is not covered by Mr. Snelling’s Change in Control Agreement, Mr. Snelling will receive the following payments:

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Mr. Snelling’s remaining base salary at the rate in effect in effect on his termination date to the end of the term, but in no event will the aggregate amount of such payments exceed 2.5 times Mr. Snelling’s base salary in effect as of the termination date;

•	a lump sum cash payment equal to Mr. Snelling’s Retention Cash Awards (as defined in the Snelling Employment Agreement) that are unpaid as of the termination date;

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a lump sum cash payment equal to the sum of (A) any earned annual cash bonus award for fiscal year 2009, 2010 or 2011 that is unpaid prior to Mr. Snelling’s termination date (determined without regard to any requirement that Mr. Snelling remain employed until the regular payment date therefore) and (B) the following applicable amount(s) for each of fiscal years 2009 through 2012 that has not ended prior to Mr. Snelling’s termination date: 2009 – the target cash bonus award, 2010 - $200,000, 2011 - $200,000 and 2012 - $200,000;

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a lump sum cash payment equal to the sum of (A) any earned long-term cash incentive bonus award for a long-term performance period that contains fiscal year 2009, 2010 or 2011 and that has ended prior to Mr. Snelling’s termination date that is unpaid as of the termination date (determined without regard to any requirement that Mr. Snelling remain employed until the regular payment date therefore) and (B) the following applicable amount(s): (1) any and all target long-term cash incentive bonus awards for each of the long-term performance periods that contain, as a first year of measurement, fiscal year 2009 or any earlier year and that contain, as the last year of measurement, fiscal year 2009, 2010, or 2011, that has not ended prior to Mr. Snelling’s termination date and (2) if the termination date occurs in 2012, $75,000;

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all outstanding equity-based awards granted to Mr. Snelling prior to or during the term of the Snelling Employment Agreement, but prior to the termination date, including but not limited to stock options, restricted stock and restricted units, that otherwise would vest during the term of the Snelling Employment Agreement, will automatically vest on Mr. Snelling’s termination date; and

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from the day following the termination date to the end of the term, Mr. Snelling will continue to receive the medical coverage in effect on his termination date (or generally comparable coverage) for himself and, if applicable, his spouse and dependents, as if Mr. Snelling has continued employment during such period or, as an alternative, we may elect to pay Mr. Snelling is cash in lieu of such coverage in an amount equal to Mr. Snelling’s reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by us (or where such continuation would adversely affect the tax status of the plan pursuant to which coverage is provided).

As described in “Compensation Discussion and Analysis” on page 25 of this Proxy Statement, Mr. Snelling also participates in the LTIP. The Snelling Employment Agreement does not modify Mr. Snelling’s Change in Control Severance Agreement, dated December 23, 2008 and amended as of January 1, 2009, described under “Potential Payments Upon Termination of Change in Control – Change in Control Benefit for Named Executive Officers” on page 64 of this Proxy Statement.

Supplemental Life Insurance Agreements

We have a Massey Executives’ Supplemental Benefit Plan (as amended and restated, the Supplemental Benefit Plan), which is a combined life insurance and deferred compensation plan providing the following mutually exclusive benefits:

•	a pre-retirement insured death benefit; or

•	a retirement benefit of:

•	a post-retirement death benefit that may or may not be insured;

•	a lump sum payment at retirement;

•	a salary continuation benefit; or

•	if permitted by the administrative committee, a joint and survivor insurance death benefit.

In the event of an adverse employment change within two years after a change in control (as defined in the Supplemental Benefit Plan), the lump sum benefit will be paid in lieu of any other benefit.

If Mr. Blankenship dies prior to the date upon which the endorsement benefits cease and prior to experiencing a termination of employment, then a pre-retirement death benefit will be paid in the amount(s) set forth in Mr. Blankenship’s agreement. The pre-retirement death benefit will be paid to Mr. Blankenship’s beneficiary as soon as administratively practicable after Mr. Blankenship’s death. The administrator must be provided with proof that is satisfactory to the insurer and the administrative committee of such participant’s death.

Mr. Blankenship elected the salary continuation retirement benefit. Therefore, he will be paid his benefit in 120 equal payments with an amount comprising six of such payments being made six months after the date of Mr. Blankenship’s retirement and the remaining 114 payments over a period of 114 months commencing seven months after the date of his retirement. If Mr. Blankenship dies before his salary continuation benefit is paid in full, the remaining payments will be paid to his beneficiary in the same manner.

In the event that the administrative committee determines that Mr. Blankenship has experienced a disability, then, regardless of any election by Mr. Blankenship to the contrary and except as otherwise provided in the Supplemental Benefit Plan, the only benefit payable with respect to Mr. Blankenship will be the pre-retirement death benefit; provided, however, that such benefit will be payable pursuant to the Supplemental Benefit Plan only if Mr. Blankenship dies on or before the second anniversary of the date he becomes disabled. After such date, our obligation to provide any benefit whatsoever with regard to Mr. Blankenship under the Supplemental Benefit Plan will terminate, unless the administrative committee determines that Mr. Blankenship’s disability for purposes of the Supplemental Benefit Plan is an approved early retirement in which case Mr. Blankenship will be deemed for purposes of the calculation of any elected lump sum benefit or salary continuation benefit to be retiring on the date Mr. Blankenship severs from employment on account of a disability.

If Mr. Blankenship experiences an adverse change of employment condition (as defined in the Supplemental Benefit Plan) within 24 months following a change in control event (as defined in the Supplemental Benefit Plan), he will be deemed to have experienced an approved early retirement as of the date of such adverse change of employment condition. Consequently, payment will be made six months after the occurrence of such event in the form of a lump sum benefit, notwithstanding Mr. Blankenship’s retirement benefit election.

The terms and conditions of the Supplemental Benefit Plan are not deemed to constitute a contract of employment between Mr. Blankenship and us. Nothing in the Supplemental Benefit Plan is deemed to give Mr. Blankenship the right to be retained in our service or to interfere with our right to discipline or discharge him at any time.

The agreement with Mr. Blankenship provides him with an insured pre-retirement death benefit totaling $4,000,000. The agreement with Mr. Blankenship provides him with a choice between a post-retirement death benefit totaling $4,000,000, a lump sum payment in the event of retirement at age 65 of $1,130,629 (with lower amounts for earlier retirement ages), or a salary continuation benefit in the event of retirement at age 65 of $18,241 per month for 120 months (with lower amounts for earlier retirement ages). The benefit elections made available to Mr. Blankenship in his agreement are those described in the Supplemental Benefit Plan above, with the following exceptions: the post-retirement death benefit will also be insured until age 65, and unless waived by us, if Mr. Blankenship elects and has the post-retirement death benefit in effect after his termination of employment, Mr. Blankenship agrees to reimburse us for the economic benefit (as determined for federal income tax purposes) provided to him by us for continued insurance coverage until age 65. We may agree in writing to waive the reimbursement requirement at any time. The agreement grants Mr. Blankenship a right to an approved early retirement that vests his retirement benefit, provided he actually severs from employment with us for reasons other than death prior to age 65.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2009 as well as certain other grants made during 2008 that related to fiscal year 2009.

GRANTS OF PLAN BASED AWARDS

							All Other Stock Awards: Number of Shares of Stock or Units(b) (#)	All Other Option Awards: Number of Securities Underlying Options(c) (#)	Exercise or Base Price of Option Awards(d) ($/Sh)	Grant Date Fair Value of Stock and Options Awards(e) ($)
			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(a)
Name	Grant Date	Number of Performance Units Granted	Threshold ($)	Target ($)	Maximum ($)
D.L. Blankenship	12/30/2009		750,000	1,500,000	3,750,000
	12/30/2009						71,076			3,020,019
	12/30/2009						12,700			539,623
	12/30/2009						7,300			310,177
	12/30/2009	113,750	213,988	4,778,638	4,778,638	(f)
	12/30/2009	366,250	169,353	1,354,823	2,191,240	(g)

B.F. Phillips, Jr.	11/9/2009		227,500	455,000	910,000
	11/9/2009							7,349	34.05	125,006
	11/9/2009						6,718			228,748
	11/9/2009						4,295			146,245

J.C. Adkins	11/9/2009		227,500	455,000	910,000
	11/9/2009		62,500	125,000	250,000
	11/9/2009							7,349	34.05	125,006
	11/9/2009						4,504			153,361
	11/9/2009						2,838			96,634
	11/9/2009

M.K. Snelling	11/9/2009		105,000	210,000	420,000
	11/9/2009		35,000	75,000	150,000
	11/9/2009							4,409	34.05	74,997
	11/9/2009						2,703			92,037
	11/9/2009						1,703			57,987

E.B. Tolbert	11/9/2009		30,000	60,000	120,000
	11/9/2009		31,250	62,500	125,000
	11/9/2009							3,674	34.05	62,495
	11/9/2009						2,252			76,681

(a)	Represents the 2010 annual cash incentive awards for each of the named executive officers, except for Mr. Blankenship, set by the Compensation Committee on November 9, 2009. For additional information with respect to the annual cash incentive awards please see “Compensation Discussion and Analysis” beginning on page 25. Mr. Blankenship’s 2010 incentive cash bonus award was made on December 30, 2009, pursuant to the 2010-2011 Letter Agreement with Don L. Blankenship as described in our Current Report on Form 8- K filed on January 6, 2010. The long-term incentive cash awards for each of the named executive officers, except for Mr. Blankenship, for the fiscal years 2010-2012 (2010 LTIP) were granted by the Compensation Committee on November 9, 2009. For additional information with respect to the long-term incentive cash awards please see “Compensation Discussion and Analysis” beginning on page 25 and “Agreements with Named Executive Officers – Letter Agreements with Don L. Blankenship” beginning on page 47. Mr. Blankenship’s long-term incentive cash award for the fiscal years 2010-2012 was granted on December 30, 2009, pursuant to the 2010-2011 Letter Agreement.
(b)

Represents the 2010 LTIP awards of restricted stock and restricted units made to each of the named executive officers, except Mr. Blankenship, on November 9, 2009. Mr. Blankenship’s 2010 LTIP awards of restricted stock and restricted units were made pursuant to the 2010-2011 Letter Agreement on December 30, 2009. Each of the 2010 LTIP awards, except for Mr. Blankenship, vest in three equal annual installments on November 9, 2010, November 9, 2011 and November 9, 2012. For Mr. Blankenship, his 2010 LTIP awards of 12,700 restricted shares and 7,300 restricted units vest on December 30, 2010, December 30, 2011 and December 30, 2012. Mr. Blankenship’s grant of 71,076 shares represents a performance-based restricted stock award granted pursuant to the 2010-2011 Letter Agreement subject to certain targeted performance criteria, vesting only upon such achievement and otherwise forfeited. For general information with respect to the LTIP awards, please see “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement. The actual number of shares of performance-based restricted stock that Mr. Blankenship may earn is subject to a cap in order to ensure that the maximum amount of performance-based compensation Mr. Blankenship earns during 2010 does not exceed the 2010 Cap as described under “Agreements with Named Executive Officers – Letter Agreements with Don L. Blankenship” on page 47 of this Proxy Statement. Mr. Blankenship will receive shares of the performance-based restricted stock, if at all, only to the extent that the amount he receives from the cash incentive bonus award, the performance restricted unit awards and the performance cash awards does not exceed the 2010 Cap.
(c)	For each of the named executive officers, other than Mr. Blankenship, represents options to purchase shares of Common Stock pursuant to our 2010 LTIP. For general information with respect to the LTIP awards, please see “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement.
(d)	Amounts shown represent the closing price of Common Stock on the NYSE on the date of grant.
(e)	Amounts shown represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. For a full description of the assumptions used by us in computing these amounts, see Note 12 to our Consolidated Financial Statements, which is included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference into this Proxy Statement. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected in the Grant Date Fair Value of Stock and Option Awards column will actually be realized. The actual number of shares of performance-based restricted stock that Mr. Blankenship may earn is subject to a cap in order to ensure that the maximum amount of performance-based compensation Mr. Blankenship earns during 2010 does not exceed the 2010 Cap as described under “Agreements with Named Executive Officers – Letter Agreements with Don L. Blankenship” on page 47 of this Proxy Statement. Mr. Blankenship will receive shares of the performance-based restricted stock, if at all, only to the extent that the amount he receives from the cash incentive bonus award, the performance restricted unit awards and the performance cash awards does not exceed the 2010 Cap.
(f)	Represents a performance-based restricted unit award for up to 113,750 restricted units granted pursuant to the 2010-2011 Letter Agreement that is comprised of a certain number of restricted units attributed to various types of targeted performance, vesting only upon their achievement and otherwise forfeited. The actual amount received by Mr. Blankenship, if any, will be equal to the number of earned restricted units times the closing market price of Common Stock on the NYSE on the last trading day of 2010. The actual number of performance-based restricted units that Mr. Blankenship may earn is subject to a cap in order to ensure that the maximum amount of performance-based compensation Mr. Blankenship earns during 2010 does not exceed the 2010 Cap as described under “Agreements with Named Executive Officers – Letter Agreements with Don L. Blankenship” on page 47 of this Proxy Statement.
(g)	Represents a performance-based cash incentive unit award for up to 366,250 cash incentive units granted pursuant to the 2010-2011 Letter Agreement subject to certain targeted performance criteria, vesting only upon such achievement and otherwise forfeited. The actual amount received by Mr. Blankenship, if any, will be equal to the number of earned cash incentive units times the closing market price of Common Stock on the NYSE on the last trading day of 2010. The actual number of performance-based cash incentive units that Mr. Blankenship may earn is subject to a cap in order to ensure that the maximum amount of performance-based compensation Mr. Blankenship earns during 2010 does not exceed the 2010 Cap as described under “Agreements with Named Executive Officers – Letter Agreements with Don L. Blankenship” on page 47 of this Proxy Statement. Due to the manner in which the 2010 Cap is calculated, the maximum amount of cash incentive units reflected above assumes that Mr. Blankenship earns the maximum annual cash incentive award and the maximum amount of performance-based restricted units set forth in the table above.

Terms of the LTIP Awards

Each of the components of a participant’s LTIP award is granted pursuant to a stockholder-approved stock and incentive compensation plan and is further memorialized by an award agreement.

A participant’s right to receive a long-term cash incentive award is forfeited if the participant’s employment or service with us and our subsidiaries terminates during the earn-out period for reasons other than on account of a participant’s death, becoming permanently and totally disabled, or, for our named executive officers for performance periods commencing on or before January 1, 2009 and for our other executive officers, a change in control that occurs on or after the grant date of the award through the earn-out period where the participant’s employment is terminated by us or one of our affiliates without cause within two years following a change in control. All non-performance based shares of restricted stock and all non-performance based restricted units that are not vested will be forfeited if the participant’s employment or service with us and our subsidiaries terminates for reasons other than on account of the participant’s death, becoming permanently and totally disabled, or a change in control where the participant’s employment is terminated by us or one of our affiliates without cause within two years following a change in control. However, Mr. Blankenship’s performance-based restricted stock granted pursuant to his 2010-2011 Letter Agreement does not provide for accelerated vesting on death, disability or a change in control. All stock options that are not vested will be forfeited if the participant’s employment or service with us and our subsidiaries terminates for reasons other than on account of the participant’s death, retirement, becoming permanently and totally disabled, or a change in control where the participant’s employment is terminated by us or one of our affiliates without cause within two years following a change in control.

If a participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code while in the employ or service of us or one of our subsidiaries within the earn-out period, the participant or the participant’s estate will be entitled to receive a pro rata portion of the participant’s long-term cash incentive award based on the portion of the earn-out period elapsed prior to participant’s death or becoming permanently and totally disabled.

If a participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code while in the employ or service of us or a subsidiary prior to the forfeiture of the shares of non-performance based restricted stock and non-performance based restricted units, the participant’s right to receive the restricted stock and restricted units will be fully vested.

If a participant dies, retires (having reached retirement age), or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code, while in the employ or service of us or one of our subsidiaries and prior to the forfeiture of the options, the participant will become entitled to exercise such options in full to the extent not vested or exercised as of the date of the participant’s death, retirement or becoming permanently and totally disabled, and all such options will be exercisable by the participant (or if the participant is deceased, his estate or other successor in interest following the participant’s death) during the remaining 10-year term of the option or until a date that is three years after the date of the participant’s death, retirement or total and permanent disability, whichever is shorter.

If a participant ceases to be employed by or in the service of us and our subsidiaries prior to the 10-year term of the option for reasons other than death, retirement or permanent and total disability, the option will be exercisable to the extent exercisable during the remaining 10-year term of the option or until a date that is three months after the date the participant ceases to be employed by or in service of us and our subsidiaries for reasons other than death, retirement or permanent and total disability, whichever is shorter.

A participant’s right to receive a long-term cash incentive award will be earned, for our named executive officers for performance periods commencing on or before January 1, 2009 and for our other executive officers, if the participant’s employment or service is terminated during the earn-out period by us or one of our affiliates without cause within two years following a change in control, as defined by the stockholder-approved stock and incentive compensation plan, as in effect on the date of the grant. In addition, participant’s right to receive non-performance based restricted stock, non-performance based restricted units and unvested stock options will vest if the participant’s employment or service is terminated by us or one of our affiliates without cause within two years following a change in control, as defined by the stockholder-approved stock and incentive compensation plan, as in effect on the date of the grant.

During the period of restriction, participants are entitled to receive all dividends and other distributions paid in cash or property other than stock with respect to the shares of non-performance based restricted stock. However, no dividends and other distributions paid in cash or property other then stock are payable with respect to Mr. Blankenship’s performance-based restricted stock granted pursuant to his 2010-2011 Letter Agreement. During the period of restriction, participants will be entitled to exercise voting rights with respect to the shares of restricted stock only. For additional details regarding the LTIP awards to our named executive officers, please see “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year End

The following table presents information regarding outstanding equity awards as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(a) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(b) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(b) (#)
D.L. Blankenship	25,000	(c)			$29.95	11/15/2014
	33,333	(d)			$36.50	05/01/2015
			16,667	(e)	$30.24	11/13/2017
			33,333	(g)	$19.50	11/10/2018
	200,000	(h)			$19.50	11/10/2018
	150,000	( i )			$36.50	05/01/2015
							6,666	(e)	280,039
							13,332	(g)	560,077
							20,000	(j)	840,200
										71,076	(k)	2,985,903
										113,750	(l)	4,778,638
										366,250	(l)	2,191,240

B.F. Phillips, Jr.	19,627	(c)			$29.95	11/15/2014
	19,627	(m)			$39.00	11/14/2015
	50,000	(n)			$38.33	11/15/2015
	8,333	(o)			$24.73	11/12/2016
	6,803	(p)	3,401	(p)	$28.96	11/12/2017
	4,823	(g)	9,645	(g)	$19.50	11/10/2018
	25,000	(g)	50,000	(g)	$19.50	11/10/2018
			7,349	(f)	$34.05	11/09/2019
							4,316	(p)	181,315
							12,820	(g)	538,568
							19,560	(g)	821,716
							11,013	(f)	462,656

J.C. Adkins	19,627	(m)			$39.00	11/14/2015
			3,401	(p)	$28.96	11/12/2017
			9,645	(g)	$19.50	11/10/2018
			7,349	(f)	$34.05	11/09/2009
							2,877	(p)	120,863
							8,547	(g)	359,059
							7,342	(f)	308,437

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (CONTINUED)

Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(a) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(b) (#)

M.K. Snelling	9,236	(c)			$29.95	11/15/2014
	11,545	(m)			$39.00	11/14/2015
	5,000	(o)			$24.73	11/12/2016
	4,081	(p)	2,401	(p)	$28.96	11/12/2017
			5,787	(g)	$19.50	11/10/2018
			4,409	(f)	$34.05	11/19/2019
							1,726	(p)	72,509
							5,128	(g)	215,427
							4,406	(f)	185,096

E.B. Tolbert	9,236	(c)			$29.95	11/15/2014
	9,236	(m)			$39.00	11/14/2015
	6,250	(o)			$24.73	11/12/2016
	1,700	(p)	1,701	(p)	$28.96	11/12/2017
	2,412	(g)	4,822	(g)	$19.50	11/10/2018
			3,674	(f)	$34.05	11/09/2019
							1,439	(p)	60,452
							4,272	(g)	179,467
							3,671	(f)	154,219

(a)	For options granted prior to August 15, 2006, the exercise price was based on the average of the highest and lowest price per share at which shares of our Common Stock were sold in the regular way on the NYSE on the date of grant, or if no shares were traded on such date, on the immediately preceding date shares were traded. For options granted after August 15, 2006, the exercise price is based on the closing price of our Common Stock on the NYSE on the date of grant or if no shares traded on such date, on the immediately preceding date shares were traded.
(b)	Based on the closing price of our Common Stock on December 31, 2009, the last trading day of 2009, which was $42.01.
(c)	Stock options that were granted on November 15, 2004 that vested on November 15, 2008.
(d)	Stock options that were granted May 1, 2005 that vested on November 15, 2008.
(e)	Stock options, restricted stock and units that were granted on November 13, 2007 with vesting dates of November 13, 2008, November 12, 2009 and November 12, 2010 at a rate of 33 1/3% per year.
(f)	Stock options, restricted stock and units that were granted on November 9, 2009, with vesting dates of November 9, 2010, November 9, 2011 and November 9, 2012 that vest at a rate of 33 1/3 % per year.
(g)

Stock options, restricted stock and units that were granted on November 10, 2008, with vesting dates of November 10, 2009, November 10, 2010 and November 10, 2011 that vest at a rate of 33 1/3 % per year.

(h)	Stock options that were granted on November 10, 2008 that vested on December 30, 2009.
(i)	Stock appreciation rights that were granted on May 1, 2005 that vested on December 30, 2005.
(j)	Restricted stock and units that were granted on December 30, 2009 with vesting dates of December 30, 2010, December 30, 2011 and December 30, 2012 at a rate of 33 1/3% per year.
(k)	Performance-based restricted stock that was granted on December 30, 2009 that will vest on December 31, 2010, if specific performance criteria are met. The actual number of shares of performance-based restricted stock that Mr. Blankenship may earn is subject to a cap in order to ensure that the maximum amount of performance-based compensation Mr. Blankenship earns during 2010 does not exceed the 2010 Cap as described under “Agreements with Named Executive Officers – Letter Agreements with Don L. Blankenship” on page 47 of this Proxy Statement. Mr. Blankenship will receive shares of the performance-based restricted stock, if at all, only to the extent that the amount he receives from the cash incentive bonus award, the performance restricted unit awards and the performance cash awards does not exceed the 2010 Cap.
(l)

Performance-based restricted stock units and performance-based cash incentive units that were granted on December 30, 2009 that will vest on December 31, 2010, if specific performance criteria are met. The actual amount received by Mr. Blankenship, if any, will be equal to the number of earned restricted stock units and earned cash incentive units times the closing market price of Common Stock on the NYSE on the last trading day of 2010. The actual number of performance-based restricted units and performance-based cash incentive units that Mr. Blankenship may earn is subject to a cap in order to ensure that the maximum amount of performance-based compensation Mr. Blankenship earns during 2010 does not exceed the 2010 Cap as described under “Agreements with Named Executive Officers – Letter Agreements with Don L. Blankenship” on page 47 of this Proxy Statement.
(m)	Stock options, restricted stock and restricted units that were granted on November 14, 2005 with vesting dates of November 17, 2006, November 17, 2007, November 17, 2008 and November 17, 2009 that vest at a rate of 25 percent per year.
(n)	Stock options that were granted on November 15, 2005 that vested on November 1, 2008.
(o)

Stock options, restricted stock and units that were granted on November 12, 2006 with vesting dates of November 12, 2007, November 12, 2008 and November 12, 2009 that vest at a rate of 33 1/3% per year.

(p)	Stock options, restricted stock and units that were granted on November 12, 2007 with vesting dates of November 12, 2008, November 12, 2009 and November 12, 2010 at a rate of 33 1/3% per year.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)
D.L. Blankenship	162,499	$2,124,753	25,499	$930,709
B.F. Phillips, Jr.	—	—	24,785	882,176
J.C. Adkins	95,110	1,753,978	14,689	472,020
M.K. Snelling	9,821	240,441	10,105	310,653
E.B. Tolbert	1,701	25,515	5,688	204,700

(a)	Amounts shown represent the sum of the number of restricted stock shares and restricted units that vested during 2009.
(b)	Amounts shown represent the value realized by the named executive officers upon the vesting of the restricted stock and restricted units set forth in prior column based upon the closing stock prices of our Common Stock on the NYSE on the various vesting dates.

Equity Plan Share Authorization and Run Rate

The following table sets forth the number of shares authorized for future issuance (including shares authorized for issuance pursuant to stock, restricted stock, restricted stock unit and stock option awards) as of December 31, 2009, along with the equity dilution represented by the shares available for future awards as a percentage of the shares of our Common Stock outstanding.

SHARE AUTHORIZATION (shares in thousands)

	Total Shares Available	Equity Dilution: Percent of Basic Common Shares Outstanding	Available for Stock, Restricted Stock, Restricted Stock Unit, and Stock Option Awards(a)
Shares authorized for future awards as of December 31, 2009(b)	2,704	3.16%	2,704

(a)	These numbers are included in “Total Shares Available.”
(b)	Includes shares authorized under the 2006 Plan.

The following table sets forth information regarding awards granted, the run rate for each of the last three fiscal years and the average run rate over the last three years.

RUN RATE (shares in thousands)

	FY2007	FY2008	FY2009	3-Year Average
Stock options awards granted	557	799	234	530
Service-based restricted stock awards granted	209	344	211	255
Performance-based restricted stock awards granted	—	—	71	24
Basic common shares outstanding at fiscal year end	79,944	84,853	85,637	83,478

Run rate	0.96%	1.35%	0.60%	0.97%

Retirement Benefits

We provide retirement benefits to substantially all non-union employees who meet vesting and other minimum requirements. We sponsor a qualified non-contributory defined benefit pension plan (the MERP) that covers substantially all administrative and non-union employees. Each of the named executive officers participates in the MERP. Based on a participant’s entrance date to the MERP, the participant may accrue benefits based on one of four benefit formulas. Two of the formulas provide pension benefits based on the employee’s years of service and average annual compensation during the highest five consecutive years of service. The third formula credits certain eligible employees with flat dollar annuity benefits based on years of service with us and years of service under the United Mine Workers of America 1974 Pension Plan. The fourth formula provides benefits under a cash balance formula with contribution credits based on hours worked.

In addition to the MERP, we sponsor a nonqualified supplemental benefit pension plan (the SERP) for certain salaried employees. Each of the named executive officers, with the exception of Mr. Tolbert, participates in the SERP. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Code, the benefits will be paid under the SERP. The SERP is a form of non-qualified pension plan that generally provides eligible individuals the difference between (i) the benefits they would actually accrue under the MERP but for the maximum compensation and benefit limitations under the Code and (ii) the benefits they actually accrue under the MERP. The SERP recognizes compensation including those amounts of deferred compensation credited under our deferred compensation programs. SERP benefits are paid after age 55 (or six months after separation from service, if later) or, by advance participant election, after normal retirement age (or six months after separation from service, if later). SERP benefits are payable in one of several actuarial equivalent life annuity forms of payment elected by the participant. The SERP is unfunded, with benefit payments paid by us.

The following table shows the actuarial present value of accumulated benefits under the MERP and SERP, which are our only defined benefit plans that provide for payments or other benefits to the named executive officers at, following, or in connection with retirement.

PENSION BENEFITS(a)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
D.L. Blankenship	Massey Energy Retirement Plan	28.0	951,625	—
	A. T. Massey Coal Company, Inc.	28.0	4,770,620	—
	Supplemental Benefit Plan
B.F. Phillips, Jr.	Massey Energy Retirement Plan	28.7	1,100,097	—
	A. T. Massey Coal Company, Inc.	28.7	3,398,361	—
	Supplemental Benefit Plan
J.C. Adkins(b)	Massey Energy Retirement Plan	23.8	297,938	—
	A. T. Massey Coal Company, Inc.	23.8	171,338	—
	Supplemental Benefit Plan
M.K. Snelling(c)	Massey Energy Retirement Plan	8.3	34,832	—
	A. T. Massey Coal Company, Inc.	8.3	208,836	—
	Supplemental Benefit Plan
E.B. Tolbert	Massey Energy Retirement Plan	17.8	196,317	—

(a)	The actuarial present value of these benefits at December 31, 2009 was computed using the RP2000 Blue Collar mortality table projected to 2006. A discount rate of 6.0% was used to determine the present values of the December 31, 2009 accrued benefits. No pre-retirement decrements were used. The present value of accumulated benefits including supplements, if any, are based on the benefits payable at age 62, the earliest age at which unreduced benefits are payable. Also assumes no termination, withdrawal, disability or death prior to retirement age. Pension benefits are not reduced for Social Security or other benefits received by participants. A participant’s remuneration covered by the pension plans is his average annual salary and bonus. For a full description of the assumptions used by us for financial reporting purposes, see Note 5 to our Consolidated Financial Statements which is included in its Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference into this Proxy Statement.
(b)	Mr. Adkins is covered under a different benefit formula in the MERP. Amounts are payable for Mr. Adkins’ lifetime and are based on a 10-Year Certain and Life Annuity. A discount is applied for retirement before age 62, determined by Mr. Adkins’ retirement date and date benefits are to begin. The pension benefits are not reduced for Social Security or other benefits received by Mr. Adkins.
(c)	Mr. Snelling is covered under a different benefit formula in the SERP. Mr. Snelling’s MERP benefit is determined under the MERP cash balance formula. For purposes of calculating Mr. Snelling’s SERP benefit, he is considered to accrue his benefits under the SERP based on a different MERP formula (that is, one which provides a pension based on his years of service and average annual compensation during his highest five consecutive years of service, but without any Code maximum compensation or benefit limitation), reduced by the value of his actual of his MERP benefit. Thus, Mr. Snelling’s SERP benefit is intended to provide a greater benefit than a make-up of the benefit which cannot be provided under the MERP due to Code maximum compensation and benefit limitations.

We sponsor health care plans that provide postretirement medical benefits to eligible union and non-union employees. To be eligible, retirees must meet certain age and service requirements. Depending on the year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. All the named executive officers are eligible for such coverage.

Nonqualified Deferred Compensation

The Massey Executive Deferred Compensation Program, as amended and restated as of January 1, 2009, is maintained by us and administered by the Compensation Committee for the purpose of providing deferred compensation to a select group of management and highly compensated employees, including all of the named executive officers. The A.T. Massey Coal Company, Inc. Executive Deferred Compensation Plan, as amended and restated as of January 1, 2009, is maintained by A.T. Massey Coal Company, Inc. and administered by A.T. Massey Coal Company, Inc.’s Executive Benefit Committee for the purpose of providing deferred compensation to those who are both employed by A.T. Massey Coal Company, Inc. and are members of management or otherwise are highly compensated employees, including all of our named executive officers. Both programs were amended effective January 1, 2009 (i) to reflect recent changes made to certain provisions of the Code that apply to non-qualified deferred compensation plans and (ii) to effect necessary administrative changes. The following table presents information concerning each of our defined contribution or other plans that provide for the deferral of compensation of the named executive officers on a basis that is not tax qualified.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2009(a) ($)	Registrant Contributions in 2009(b) ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions(c) ($)	Aggregate Balance at 12/31/09 ($)
D.L. Blankenship	$—	$—	$710,335	$—	$27,241,289
B.F. Phillips, Jr.	128,010	28,840	26,195	191,109	129,897
J.C. Adkins	120,718	24,940	22,498	70,631	123,180
M.K. Snelling	72,294	16,650	23,624	62,863	78,802
E.B. Tolbert	37,948	4,636	14,502	32,754	46,629

(a)	Named executive officers are allowed to defer up to 100% of their regular salary, long-term incentive cash payments and bonuses into the plans. The following are the investment funds and their respective one-year rates of return for the year ended December 31, 2009, used for tracking earnings in the A.T. Massey Coal Company, Inc. Executive Deferred Compensation Plan. A named executive officer may elect the investment funds that his account tracks. A named executive officer may change his investment fund election no more than once in a six-month period.

Fund Name	1-Yr Rate of Return
AIM Constellation A	20.54
Allianz OCC Renaissance A	33.57
American Funds American Balanced A	21.08
American Funds Fundamental Invs A	33.36
Thornburg International Value	31.90
Vanguard 500 Index	26.49
Oppenheimer Strategic Income Fund	22.10
INVESCO Stable Value Trust	2.68

The following amounts reported in Column (a) are also reported as compensation on the Summary Compensation Table:

•	Mr. Phillips: $60,669 of his 2009 base salary.

•	Mr. Adkins: $42,002 of his 2009 base salary.

•	Mr. Snelling: $25,388 of his 2009 base salary.

•	Mr. Tolbert: $17,597 of his 2009 base salary.

(b)	The plans provide for a company fixed match on contributions on up to 10% of eligible deferred compensation.
(c)	Distributions are permitted under the plans. Each named executive officer specifies a distribution date at the time such named executive officer elects to defer. Distributions are paid in either a lump sum or in annual installments of up to 20 years.

Potential Payments Upon Termination or Change in Control

Change in Control Benefit for Named Executive Officers

In December 2005, we established a Change in Control Severance Program for our key employees, including our named executive officers. On December 23, 2008 and effective as of January 1, 2009, we amended and restated the Change in Control Severance Agreements with our key employees, including our named executive officers, except Mr. Phillips who entered into the Phillips Employment Agreement effective as of November 1, 2008.

For purposes of the Change in Control Severance Agreements, “Change in Control” means the occurrence of any of the following events:

•

a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, acquires (or has acquired in the last 12 months ending on the date of the most recent acquisition) shares of our Common Stock having 30 percent or more of the total number of votes that may be cast for the election of our directors; or

•

as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions, (a “Transaction”), the persons who were our directors before the Transaction will cease to constitute a majority of our or any successor Board of Directors and be replaced by persons who appointment or election is not endorsed by the majority of directors before the Transaction.

For purposes of the agreements, a “potential” Change in Control is considered to occur and remain present commencing upon the date that any person or group attempts a Change in Control and the participant is either notified by the Board of Directors or aware of an attempted Change in Control. All decisions regarding the time of the commencement, the pendancy and the abandonment or termination of a potential Change in Control will be made by the Board of Directors in good faith and will be conclusive and binding on the participants. An “actual” Change in Control means that one of the two events described above has occurred.

The general terms of the Change in Control Severance Agreements with the named executive officers are as follows (for capitalized terms that are not defined, please see the Change in Control Severance Agreements that were previously filed on our Current Report on Form 8-K with the SEC on December 24, 2008). The terms of the Change in Control Severance Agreements continue for a term of three years from the effective date (with automatic one-year renewals unless we give 30 days notice to a participant). At any time, the Compensation Committee may unilaterally terminate a Change in Control Severance Agreement with a named executive officer, other than in connection with a Change in Control, if the Compensation Committee determines that such named executive officer is no longer a key employee. During the applicable term of each Change in Control Severance Agreement, payments to a named executive officer are only triggered if:

•	there is an Involuntary Termination Associated With a Change in Control within two years after an actual Change in Control;

•

a named executive officer is terminated other than for Cause (as defined in the Change in Control Severance Agreements) or other than due to such named executive officer’s death or Disability, and that termination either occurs not more than three months prior to an actual Change in Control or is requested by a third party who initiates and within 12 months effects an actual Change in Control; or

•	a Constructive Termination occurs while a potential Change in Control is pending but before an actual Change in Control occurs.

Upon a named executive officer’s termination by us on or prior to December 31, 2009, as a result of or related to a Change in Control for any reason other than Cause, death or Disability, such named executive officer will receive the following benefits (subject to cut back and gross-up provisions, if applicable), in addition to remaining pay and benefits otherwise due to him:

•	a lump sum cash payment equal to 2.5 times Base Pay;

•	a lump sum cash payment equal to 2.5 times Target Bonus;

•	a pro-rated payment of the named executive officer’s Target Bonus for the portion of the fiscal year employed prior to termination;

•	any award under our long-term cash and equity incentive program, which by its terms vests in connection with the Change in Control; and

•	24 months of medical and dental coverage, or a cash payment in lieu thereof.

Effective January 1, 2010, we amended the Change in Control Severance Agreements to provide for a fixed dollar amount of severance and eliminated payments based on certain variable amounts. Currently, these fixed payments are: (i) $5,500,000 for Mr. Blankenship; $2,000,000 for Mr. Adkins; $1,000,000 for Mr. Snelling; and (iv) $500,000 for Mr. Tolbert.

In no event will the change in control benefits outlined above exceed 2.99 times the sum of a named executive officer’s Base Pay and Bonus.

A named executive officer will not receive change in control benefits in the event his employment is terminated for Cause, death or Disability. In order for a named executive officer who is entitled to receive payments and benefits as a result of an Involuntary Termination Associated With a Change in Control within the two-year period after an actual Change in Control, the named executive officer must acknowledge and agree that he is bound by the one-year non-compete and non-solicitation provisions contained in the Change in Control Agreement. In order for a named executive officer to receive payments and benefits under the Change in Control Agreement, such named executive officer must also sign a release, generally releasing us from any claims such named executive officer may have against us, other than as they may relate to compensation and benefits. In addition, a named executive officer must agree not to seek employment with us or any affiliated entity for two years after termination.

Severance and Change in Control Benefits for Mr. Blankenship

Mr. Blankenship may receive additional payments upon termination or a change in control in accordance with his 2010-2011 Letter Agreement. The 2010-2011 Letter Agreement contains provisions in the event Mr. Blankenship’s employment with us is terminated. In the event that Mr. Blankenship’s employment with us terminates during the period commencing January 1, 2010 through December 30, 2011 for any reason other than for Cause (as defined in the Change in Control Agreement) under circumstances where such cessation of employment is not covered by the Change in Control Agreement, then we will pay to Mr. Blankenship, or if Mr. Blankenship is deceased, to his estate, the sum of $5,000,000, unless Mr. Blankenship elects to terminate his employment voluntarily during the period commencing January 1, 2010 through December 30, 2011 other than for any reason which would constitute “a Constructive Termination Associated With a Change in Control” (as defined, and determined pursuant to the procedure set forth, in the Change in Control Agreement, under circumstances where such Constructive Termination is not covered by the Change in Control Agreement).

In the event that Mr. Blankenship’s employment with us is terminated after December 31, 2009 and Mr. Blankenship is entitled to payments and benefits under the Change in Control Agreement, then we will pay to Mr. Blankenship, or if Mr. Blankenship is deceased, to his estate, the sum of $5,500,000 on the date of termination. In the event that Mr. Blankenship ceases to be employed by us on or after January 1, 2011 through December 31, 2011 and Mr. Blankenship is entitled to payments and benefits under the Change in Control Agreement, then we will pay to Mr. Blankenship, or if Mr. Blankenship is deceased, to his estate, the sum of $5,500,000 on the date of termination. Either of these payments will be in addition to any payments and benefits to which Mr. Blankenship is entitled under the Change in Control Agreement, but will be subject to any payment limitations under the Change in Control Agreement.

In the event that Mr. Blankenship’s employment with us is terminated during the period commencing January 1, 2010 through December 30, 2011 for any reason, all of Mr. Blankenship’s rights with respect to the target cash incentive bonus award, performance-based restricted unit awards, performance-based cash incentive awards and performance-based restricted stock award described above under the 2010-2011 Letter Agreement, will terminate and all rights will cease, and payment of life insurance premiums as described above will cease. In the event that Mr. Blankenship’s employment with us is terminated during the period commencing January 1, 2011 through December 30, 2011 for any reason, all of Mr. Blankenship’s rights with respect to the target cash incentive bonus award, performance-based restricted unit awards, performance-based cash incentive awards and performance-based restricted stock award described above for 2011 under the 2010-2011 Letter Agreement, will terminate and all rights will cease, and payment of life insurance premiums as described above will cease.

Severance and Change in Control Benefits for Mr. Phillips

Upon Mr. Phillips’ termination by us on or prior to December 31, 2009, as a result of or related to a Change in Control (as more fully described in the Phillips Employment and Change in Control Agreement) for any reason other than Cause, death or Disability, or Constructive Termination Associated with a Change in Control (as such term is defined in the Phillips Employment and Change in Control Agreement), Mr. Phillips will receive the following benefits (subject to a cut back provision, if applicable), in addition to remaining pay and benefits otherwise due to him:

•	a lump sum cash payment equal to 2.5 times Base Salary (as such term is defined in the Phillips Employment and Change in Control Agreement);

•	a lump sum cash payment equal to 2.5 times Target Bonus (as such term is defined in the Phillips Employment and Change in Control Agreement);

•	a pro-rated payment of his Target Bonus for the portion of the fiscal year employed prior to termination;

•	any award under the LTIP which by its terms vests in connection with the Change in Control; and

•	twenty-four months of medical and dental coverage, or a cash payment in lieu thereof.

Effective January 1, 2010, we amended the Phillips’ Employment and Change in Control Agreement to pay a flat dollar amount (currently $3,000,000) and eliminated payments based on Base Salary and Target Bonus.

In no event will the change in control benefits exceed 2.99 times the sum of Mr. Phillips’ Base Salary and Bonus (as such term is defined in the Phillips Employment and Change in Control Agreement). Mr. Phillips will not receive change in control benefits in the event his employment is terminated for Cause, death or Disability. In the event Mr. Phillips is entitled to receive payments and benefits as a result of an Involuntary Termination Associated With a Change in Control (as such term is defined in the Phillips Employment and Change in Control Agreement) within the two-year period after an actual Change in Control, he is bound by a one-year non-compete and non-solicitation agreement. In order to receive his payments and benefits, Mr. Phillips also is required to sign a release, generally releasing us from any claims Mr. Phillips may have against us, other than as they may relate to compensation and benefits. The release also requires that Mr. Phillips not seek employment with us or any affiliated entity for a period of two years.

In the event of Mr. Phillips’ cessation of employment with us during the period of the Phillips Employment and Change in Control Agreement for any reason other than for Cause, death, Disability, or Mr. Phillips’ voluntary election to terminate his employment under circumstances where such cessation of employment is not covered as a result of or related to a Change in Control, then we shall pay to him or if he is deceased to his estate, the payments and benefits to which he would have been entitled upon an Involuntary Termination Associated With a Change in Control. If Mr. Phillips’ employment terminates on account of his Disability, he shall be entitled to receive disability benefits under any disability benefit program maintained by us that covers him and any payment or benefit otherwise expressly provided to him. If Mr. Phillips’ employment terminates on account of his death, then we shall pay to his estate 2.5 times the sum of (i) his then-current base salary and (ii) his then-current target bonus if he is terminated before 2010 or $3,000,000 if he terminates after 2009.

Severance Benefits for Mr. Adkins

Mr. Adkins is entitled to Change in Control benefits under his Change in Control Severance Agreement, the terms of which are described above. Pursuant to the terms of the Adkins Retention and Employment Agreement, in the event his employment ceases during its term ending on November 12, 2010 for any reason other than Cause under circumstances where he is not covered by his Change in Control Severance Agreement, then we will pay to him, or if he is deceased, to his estate 2.5 times the sum of his then-current Base Salary (as such term is defined in the Adkins Retention and Employment Agreement) and his then-current Annual Cash Bonus target (as such term is defined in the Adkins Retention and Employment Agreement) for the fiscal years remaining under the term of the Adkins Retention and Employment Agreement if he is terminated prior to 2010 or $1,600,000 if he terminates after 2009, unless he elects to terminate his employment voluntarily during the term of the Adkins Retention and Employment Agreement other than for any reason that would constitute a Constructive Termination Associated With a Change in Control under circumstances that would not otherwise be covered by the Change in Control Severance Agreement. If Mr. Adkins is terminated for Cause, dies or is Disabled, he is not entitled to the severance benefits outlined above. If his employment terminates for account of Disability he shall be entitled to receive disability benefits.

Severance and Change in Control Benefits for Mr. Snelling

Mr. Snelling is entitled to Change in Control benefits under his Change in Control Severance Agreement, the terms of which are described above. Pursuant to the terms of the Snelling Employment Agreement, he is entitled to payments in the event of a Covered Termination. A Covered Termination is the severance of employment that occurs during the terms ending on May 28, 2012 and prior to the occurrence of a Change in Control, under circumstances where Mr. Snelling is not entitled to any compensation, payment or benefit under his Change in Control Severance Agreement and is due either to a termination by us other than for Cause and other than due to his death or Disability, or a termination by Mr. Snelling for Good Reason. In the event of a Covered Termination, Mr. Snelling is entitled to a payment equal to his base salary through May 28, 2012 (but in no event exceeding 2.5 times his base salary); any unpaid retention awards pursuant to the Snelling Employment Agreement; any earned but unpaid annual bonuses for fiscal years 2009, 2010 and 2011 plus the following amounts for each of the fiscal years 2009 through 2012 that has not ended prior to the termination of employment: 2009 - the target cash bonus award, 2010 - $200,000, 2011 - $200,000 and 2012 - $200,000; any earned but unpaid long-term cash incentive bonus awards that contain as a year of measurement fiscal year 2009, 2010 or 2011 that has ended prior to the termination of employment plus the following amounts: any and all target long-term cash incentive bonus awards for each of the performance periods that contain as a first year of measurement, fiscal year 2009 or any earlier year and that contain as the last year of measurement, fiscal year 2009, 2010 or 2011 that has not ended prior to the termination of employment and, if the termination date occurs in 2012, $75,000; all outstanding equity-based awards granted prior to or during the term of the Snelling Employment Agreement that otherwise would have vested during the term of the Snelling Employment Agreement shall automatically be vested; and from the date of the termination to the end of the term of the Snelling Employment Agreement, medical coverage in effect on the date of termination.

Severance and Change in Control Benefits for Mr. Tolbert

Mr. Tolbert is entitled to Change in Control benefits under his Change in Control Severance Agreement, the terms of which are described above. Mr. Tolbert has no agreement providing for severance benefits other than those under his Change in Control Severance Agreement.

Severance and Change in Control Benefits for the Named Executive Officers

All of the payments and benefits triggered upon the various circumstances set forth in the tables on pages 69 through 74 of this Proxy Statement were provided as either (i) additional benefits for a named executive officer as (A) a result of negotiations with such individual, (B) a means to further reward such individual for performance, or (C) to provide additional incentive to retain such individual or (ii) general benefits provided to all recipients of such awards (e.g., equity award vesting upon death, permanent and total disability and change in control). The Compensation Committee, in consultation with its outside benefit consultant, determined what it believed to be both reasonable and appropriate to provide as benefits for each named executive officer under the various termination scenarios described herein.

The Compensation Committee believed the acceleration of vesting of equity awards, when provided, to be both a reasonable and appropriate means to provide additional financial resources to a recipient or their family members under circumstances resulting in the loss of life, physical function or job. The value of these payments in these instances varies by individual based on the number of outstanding unvested equity awards one holds, which in turn is based upon grants made over time according to what level in the long-term incentive program an individual was placed in at such time. The value of these amounts, however, are credited against the maximum benefit allowable under the change in control severance payments made to a named executive officer only upon both a change in control event and a subsequent covered termination. All the named executive officers entered into a stand alone change in control agreement, with the exception of Mr. Phillips, whose change in control benefits are found in the Phillips Employment Agreement. The Compensation Committee, in consultation with its outside benefit consultants, determined that upon a termination upon a change in control a participant could receive no more than 2.99 times base salary and bonus (as further defined in the Change in Control Severance Agreements). This limitation on payments includes the value of outstanding equity awards that would accelerate under such circumstances. This ceiling was put in place by the Compensation Committee in response to a stockholders’ request. The Compensation Committee reviewed the request, found it to be reasonable and a matter of good corporate governance and adopted the policy.

The purpose of these change in control protections, including the acceleration of vesting of equity awards, is to retain certain members of management in the face of uncertainty surrounding a potential or actual change in control by providing a participant with an attractive benefit that would be due and payable to the participant only in the event such participant continued to work during such uncertainty and subsequently found himself terminated or constructively terminated as a result of a change in control. While we generally do not believe that a change in control alone is sufficient to trigger a benefit, we do believe providing a participant with a benefit in the event he is terminated or constructively terminated as a result of a change in control is appropriate because it allows our senior management to focus on running our company to maximize stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change in control occurs. We believe that by providing this potential benefit, we are able to better retain and attract named executive officers and incentivize them to continue in their efforts to contribute to our overall performance in the face of uncertainty. In addition, we believe that it should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to the named executive officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time.

The multiples of base salary and target bonus that are paid upon certain payment triggers were determined in consultation with our independent outside compensation consultants and with discussions with management. We believe that the multiples of the compensation components we have chosen to pay upon a change in control are appropriate and reasonable for each named executive officer.

Post Employment Payments

The following tables show the estimated payments and benefits for each named executive officer under the various employment termination scenarios discussed above assuming the triggering event took place on December 31, 2009. “CIC” refers to a Change in Control as such term is defined in the applicable agreement. Amendments to the named executive officer’s Change in Control Severance Agreement discussed above which provide flat dollar amounts for severance payments are effective January 1, 2010 and, therefore, are not modeled in the tables below. Also, Mr. Blankenship’s table does not reflect payments and awards made pursuant to his 2010-2011 Letter Agreement since it is presumed that had Mr. Blankenship terminated on December 31, 2009 no payments would be due under this arrangement.

The tables reflect enhanced termination and Change in Control payments and benefits. Other vested payments payable to the named executive officers upon termination of employment may be found in the following tables or sections of this Proxy Statement: Stock options – see “Outstanding Equity Awards at Fiscal Year End” table; Pension Benefits – see “Pension Benefits” section; Nonqualified Deferred Compensation – see “Nonqualified Deferred Compensation” section; and payments under broad-based nondiscriminatory benefit programs are not reflected in these tables.

POST-EMPLOYMENT PAYMENTS – DON L. BLANKENSHIP

Executive Payments and Benefits upon Termination/CIC	Retirement		Involuntary Termination for Cause		Involuntary Termination Without Cause		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0		$0		$0		$4,750,000		$0		$0
Other Cash Incentives
- 2009 Bonus(a)	$1,278,000		$0		$1,278,000		$900,000		$1,278,000		$1,278,000
- Retention Bonus	$0		$0		$0		$0		$0		$0
Long-term Incentives
- Acceleration of Unvested Stock Options(b)	$946,496	(c)	$946,496	(c)	$946,496	(c)	$946,496	(c),(d)	$946,496	(c)	$946,496	(c)
- Acceleration of Unvested RS/RSUs(b),(e)	$0		$0		$0		$840,116	(d)	$840,116		$840,116
- Cash LTIP Awards	$0		$0		$0		$900,000	(d)	$852,815	(f)	$852,815	(f)
Benefits & Perquisites:
Enhanced SERP Benefits(g)	$0		$0		$0		$0		$0		$0
Medical & Dental	$0		$0		$0		$11,441	(h)	$0		$0
Enhanced Supp. Benefit (Split Dollar)( i)	$0		$0		$0		$0		$4,000,000		$350,969	(j)
Retiree Medical(k)	$0		$0		$0		$0		$0		$0
Deferred Compensation	$0		$0		$0		$0		$0		$0
Successor Development & Retention Program(l)	$517,168		$517,168		$517,168		$517,168		$517,168		$517,168
280G Tax Gross-up/Scaleback	N/A		N/A		N/A		$0	(m)	N/A		N/A

Total	$2,741,665		$1,463,665		$2,741,665		$8,665,221		$8,434,596		$4,785,564

(a)	If Mr. Blankenship were terminated on December 31, 2009, he would be entitled to receive his 2009 bonus paid out based on actual performance (except in the circumstances of a termination in connection with a CIC or involuntary termination for cause). This bonus is also disclosed in the Summary Compensation Table. In the event of termination in connection with a CIC, Mr. Blankenship would be entitled to receive his target bonus.
(b)	Equity awards valued at the closing price of our Common Stock on December 31, 2009 which was $42.01.
(c)	Represents the intrinsic value of unvested stock options. With the exception of certain options which must be exercised within 20 days following their vesting, upon termination due to retirement, death or disability, participants would have the lesser of three years or the remaining term of the option to exercise options granted under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of three years or the remaining term of the option to exercise options granted under the 1996 Plan and the lesser of three months or the remaining term for options granted under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(d)	Vesting of equity awards following a CIC does not accelerate if termination is for good reason.
(e)	Amount does not include Mr. Blankenship’s performance-based RSUs payable for performance in calendar years 2009 and 2010. If Mr. Blankenship were to be terminated on December 31, 2009, performance RSUs for calendar year 2009 would be paid based on actual performance (as disclosed on page 47) and performance RSUs for calendar year 2010 would be forfeited.
(f)	Upon death or disability, a pro-rata portion of all outstanding cash LTIP awards are paid out based on actual performance. For performance cycles ending after 2009, the payouts are estimated assuming target performance.
(g)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(h)	Represents the cost of providing medical and dental benefits for 24 months at an initial annual rate of $5,448. The cost of benefits is assumed to increase 10% annually.
(i)	Table includes enhanced Supplemental Benefit Plan benefits only. If Mr. Blankenship were to terminate on December 31, 2009 for any reason other than death or disability, he would be eligible to receive a salary continuation benefit of $9,069.01 per month payable for 120 months.
(j)	Should Mr. Blankenship become disabled, we are required to keep Mr. Blankenship’s split dollar life insurance in force for two years following his disability. As of December 31, 2009, no further premiums would be required; however, the need for further premiums would be reevaluated during the disability period. Should no death occur by December 31, 2009, Mr. Blankenship would be entitled to receive salary continuation benefits of $11,993.75 per month payable for 120 months, enhancing vested monthly benefits by $2,924.74 per month. The amount calculated above reflects the enhanced salary continuation benefits of $350,968.80. If the executive dies within two years of disability his beneficiaries would receive a $4,000,000 death benefit.
(k)	Table does not include the value of company-sponsored broad-based post-retirement medical benefits which the executive is currently entitled to receive upon termination of employment.

(l)	Under the Special Successor Development and Retention Program, upon retirement Mr. Blankenship will be provided the title to a company-owned residence valued at $305,000. Includes estimated income tax gross-up of $212,168.
(m)	Under the Executive’s Employment/CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999, we will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after-tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of the after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:

•	Equity valued at the closing price of our Common Stock on December 31, 2009 which was $42.01.

•	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Treas. Reg. Section 1.280G-1 Q&A 24(c).

•

Calculations assume the executive is at retirement age and would be entitled to a pro-rata portion of his actual annual bonus upon retirement. Therefore, the 2009 bonus is treated as a vested payment that is accelerated upon a CIC and valued using Treas. Reg. Section 1.280G-1 Q&A 24(b).

•

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total severance and benefits or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives, retention bonus and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS – BAXTER F. PHILLIPS, JR.

Executive Payments and Benefits upon Termination/CIC	Retirement		Involuntary Termination for Cause		Involuntary Termination Without Cause		CIC without Termination		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0		$0		$2,600,000		$0		$2,600,000		$2,600,000		$0
Other Cash Incentives
- 2009 Bonus	$395,854	(a)	$0		$390,000		$0		$390,000		$0		$0
- Retention Bonus	$0		$0		$0		$400,000		$400,000		$400,000		$400,000
Long-term Incentives
- Acceleration of Unvested Stock Options(b)	$1,445,490	(c)	$1,445,490	(c)	$1,445,490	(c)	$0		$1,445,490	(c),(d)	$1,445,490	(c)	$1,445,490	(c)
- Acceleration of Unvested RS/RSUs(b)	$0		$0		$0		$0		$2,004,255	(d)	$2,004,255		$2,004,255
- Cash LTIP Awards	$0		$0		$0		$0		$125,000	(d)	$230,339	(e)	$230,339	(e)
Benefits & Perquisites:
Enhanced SEEP Benefits(f)	$0		$0		$0		$382,914	(g)	$1,750,483	(g)	$382,914	(g)	$382,914	(g)
Medical & Dental	$0		$0		$23,663	(h)	$0		$23,663	(h)	$0		$0
Retiree Medical( i)	$0		$0		$0		$0		$0		$0		$0
Deferred Compensation	$0		$0		$0		$0		$0		$0		$0
Maximum Payment Limitation(j)	N/A		N/A		N/A		$0		$(70,208)		N/A		N/A
280G Tax Gross-up/Scaleback	N/A		N/A		N/A		$0		$0	(k)	N/A		N/A

Total	$1,841,344		$1,445,490		$4,459,153		$782,914		$8,668,683		$7,062,998		$4,462,998

(a)	2009 bonus is paid out based on actual performance. This bonus is also disclosed in the Summary Compensation Table.
(b)	Equity awards valued at the closing price of our Common Stock on December 31, 2009 which was $42.01.
(c)	Represents the intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, participants would have the lesser of three years or the remaining term of the option to exercise options granted under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of three y ears or the remaining term of the option to exercise options granted under the 1996 Plan and the lesser of three months or the remaining term for options granted under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(d)	Vesting of equity awards following a CIC does not accelerate if termination is for is for good reason.
(e)	Upon death or disability, a pro-rata portion of all outstanding cash LTIP awards are paid out based on actual performance.
(f)	Table includes enhanced SERP, benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(g)	Present value of enhanced benefit calculated using the following assumptions: RP 2000 Blue Collar mortality table projected to 2006 and a discount rate of 6.0%.
(h)	Represents the cost of providing medical and dental benefits for 24 months at an initial annual rate of $11,268. The cost of benefits is assumed to increase 10% annually.
(i)	Table does not include the value of company-sponsored broad-based post-retirement medical benefits which the executive is currently entitled to receive upon termination of employment.
(j)	Total CIC payments as outlined in the Executive’s CIC agreement, including any gross up, are limited to 2.99 times the sum of executives Base Pay and Bonus.
(k)	Under the Executive’s Employment/CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999, we will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of the after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G;

•	Equity valued at the closing price of our Common Stock on December 31, 2009 which was $42.01.

•	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Treas. Reg. Section 1.280G-1 Q&A 24(c).

•

Calculations assume executive is at retirement age and would be entitled to a pro-rata portion of his actual annual bonus upon retirement. Therefore, the 2009 bonus is treated as a vested payment that is accelerated upon a CIC and valued using “Treas. Reg. Section 1.280G-1 Q&A 24(b).

•

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total severance and benefits or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives, retention bonus and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS – J. CHRISTOPHER ADKINS

Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0	$0	$1,970,000	(a)	$2,100,000		$0		$0
Other Cash Incentives
- 2009 Bonus	$0	$0	$0		$390,000		$0		$0
- Retention Bonus	$0	$0	$0		$0		$0		$0
Long-term Incentives
- Acceleration of Unvested Stock Options(b)	$0	$0	$0		$319,990	(c),(d)	$319,990	(c)	$319,990	(c)
- Acceleration of Unvested RS/RSUs(b)	$0	$0	$0		$788,360	(d)	$788,360		$788,360
- Cash LTIP Awards	$0	$0	$0		$375,000	(d)	$355,339	(e)	$355,339	(e)
Benefits & Perquisites:
Enhanced SERP Benefits(f)	$0	$0	$0		$0		$0		$0
Medical & Dental	$0	$0	$0		$35,633	(g)	$0		$0
Deferred Compensation	$0	$0	$0		$0		$0		$0
280G Tax Gross-up/Scaleback	N/A	N/A	N/A		$0	(h)	N/A		N/A

Total	$0	$0	$1,970,000		$4,008,983		$1,463,689		$1,463,689

(a)	Severance equal to the sum of 2.5 times a base salary of $450,000 plus his target annual cash bonus for the fiscal years remaining (including 2009) under his employment agreement. Target annual cash bonuses remaining include 2009 ($390,000) and 2010 ($455,000).
(b)	Equity awards valued at the closing price of our Common Stock on December 31, 2009 which was $42.01.
(c)	Represents the intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, participants would have the lesser of three years or the remaining term of the option to exercise options granted under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of three years or the remaining term of the option to exercise options granted under the 1996 Plan and the lesser of three months or the remaining term for options granted under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(d)	Vesting of equity awards following a C1C does not accelerate if termination is for good reason.
(e)	Upon death or disability, a pro-rata portion of all outstanding cash LTIP awards are paid out based on actual performance. For performance cycles ending after 2009, the payouts are estimated assuming target performance.
(f)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(g)	Represents the cost of providing medical and dental benefits for 24 months at an initial annual rate of $16,968. The cost of these benefits is assumed to increase 10% annually.
(h)	Under the executive CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999, we will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of the after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:

•	Equity valued at the closing price of our Common Stock on December 31, 2009 which was $42.01.

•	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Treas. Reg. Section 1.280G-1 Q&A 24(c).

•

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total severance and benefits or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives, retention bonus and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS – MICHAEL K. SNELLING

Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause		CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:
Severance	$0	$0	$1,419,923		$1,375,000		$0		$0
Other Cash Incentives
- 2009 Bonus	$0	$0	$210,000		$210,000		$0		$0
- Retention Bonus	$0	$0	$450,000		$0		$0		$0
Long-term Incentives
- Acceleration of Unvested Stock Options(a)	$0	$0	$180,295	(b),(c)	$191,996	(b),(c)	$191,996	(b)	$191,996	(b)
- Acceleration of Unvested RS/RSUs(a)	$0	$0	$411,320	(c)	$473,033	(c)	$473,033		$473,033
- Cash LTIP Awards	$0	$0	$225,000	(c)	$225,000	(c)	$213,204	(d)	$213,204	(d)
Benefits & Perquisites:
Enhanced SERP Benefits(e)	$0	$0	$0		$0		$0		$0
Medical & Dental	$0	$0	$44,188	(f)	$35,633	(f)	$0		$0
Deferred Compensation	$0	$0	$0		$0		$0		$0
280G Tax Gross-up/Scaleback	N/A	N/A	N/A		$0	(g)	N/A		N/A

Total	$0	$0	$2,940,725		$2,510,661		$878,233		$878,233

(a)	Equity awards valued at the closing price of our Common Stock on December 31, 2009 which was $42.01.
(b)	Represents the intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, participants would have the lesser of three years or the remaining term of the option to exercise options granted under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of three years or the remaining term of the option to exercise options granted under the 1996 Plan and the lesser of three months or the remaining term for options granted under the 2006 Plan. For involuntary termination/good reason participant has three months to exercise under both the 1996 and 2006 Plans. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(c)	Vesting of equity awards following a CIC does not accelerate if termination is for good reason.
(d)	Upon death or disability, a pro-rata portion of all outstanding cash LTIP awards are paid out based on actual performance. For performance cycles ending after 2009, the payouts are estimated assuming target performance.
(e)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(f)	Represents the cost of providing medical and dental benefits for 29 months after termination absent a CIC and 24 months for termination following a CIC at an initial annual rate of $16,968. The cost of the benefits is assumed to increase 10% annually.
(g)	Under the executive CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999, we will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after-tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of the after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:

•	Equity valued at the closing price of our Common Stock on December 31, 2009 which was $42.01.

•	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Treas. Reg. Section 1.280G-1 Q&A 24(c).

•

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total severance and benefits or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives, retention bonus and one year of pension earnings.

POST-EMPLOYMENT PAYMENTS – ERIC B. TOLBERT

Executive Payments and Benefits upon Termination/CIC	Voluntary Termination	Involuntary Termination for Cause	Involuntary Termination Without Cause	CIC with Termination for Good Reason or Without Cause		Death		Disability
Compensation:

Severance	$0	$0	$0	$764,160		$0		$0

Other Cash Incentives

- 2009 Bonus	$0	$0	$0	$70,000		$0		$0

Long-term Incentives

- Acceleration of Unvested Stock Options(a)	$0	$0	$0	$159,986	(b),(c)	$159,986	(b)	$159,986	(b)

- Acceleration of Unvested RS/RSUs(a)	$0	$0	$0	$394,138	(c)	$394,138		$394,138

- Cash LTIP Awards	$0	$0	$0	$187,500	(c)	$177,670	(d)	$177,670	(d)

Benefits & Perquisites:

Enhanced SERP Benefits(e)	$0	$0	$0	$0		$0		$0

Medical & Dental	$0	$0	$0	$35,633	(f)	$0		$0

Deferred Compensation	$0	$0	$0	$0		$0		$0

280G Tax Gross-up/Scaleback	N/A	N/A	N/A	$0	(g)	N/A		N/A

Total	$0	$0	$0	$1,611,417		$731,794		$731,794

(a)	Equity awards valued the closing price of our Common Stock on December 31, 2009 which was $42.01.
(b)	Represents the intrinsic value of unvested stock options. Upon termination due to retirement, death or disability, participants would have the lesser of three years or the remaining term of the option to exercise options granted under the 1996 and 2006 Plans. Upon termination following a CIC, participants have the lesser of three years or the remaining term of the option to exercise options granted under the 1996 Plan and the lesser of three months or the remaining term for options granted under the 2006 Plan. Unexercised vested stock options are disclosed in the Outstanding Equity Awards at Fiscal Year-End Table.
(c)	Vesting of equity awards following a CIC does not accelerate if termination is for good reason.
(d)	Upon death or disability, a pro-rata portion of all outstanding cash LTIP awards are paid out based on actual performance. For performance cycles ending after 2009, the payouts are estimated assuming target performance.
(e)	Table includes enhanced SERP benefits only. Vested SERP benefits are disclosed in the Pension Benefits Table.
(f)	Represents the cost of providing medical and dental benefits for 24 months at an initial annual rate of $16,968. The cost of these benefits is assumed to increase 10% annually.
(g)	Under the executive CIC Agreement, if payments are subject to excise taxes imposed under IRC Section 4999, we will pay to the executive an additional “gross-up” amount so that his after-tax benefits are the same as though no excise tax had applied. The provision is applicable only if the net after-tax benefit to the executive including the gross-up is more than the lesser of $50,000 or 10% of the after-tax benefit resulting from reducing the CIC payments to the golden parachute threshold. The following major assumptions were used to calculate payments under Section 280G:

•	Equity valued at the closing price of our Common Stock on December 31, 2009 which was $42.01.

•	Parachute payments for time vesting stock options, restricted stock and restricted stock units were valued using Treas. Reg. Section 1.280G-1 Q&A 24(c).

•

Calculations include an estimated value for the non-compete provision. Value estimated to be the lesser of total severance and benefits or current target remuneration. Target remuneration includes salary, target bonus, target long-term incentives and one year of pension earnings.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or, if the transaction involves compensation, it is approved by our Compensation Committee.

In the event our management determines to recommend a related person transaction to the Audit Committee, such transaction must be presented to the Audit Committee for review and approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, and our management will update the Audit Committee as to any material change to the proposed related person transaction. In those instances in which our Corporate Secretary, in consultation with our Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the Audit Committee meeting, the Chair of the Audit Committee has delegated authority to act on behalf of the Audit Committee and shall present any such decision taken to the Audit Committee for ratification at a subsequent meeting. The Audit Committee (or the Chair) approves only those related person transactions that the Audit Committee (or the Chair) determines in good faith are in our best interests and the best interests of our stockholders.

For purposes of this policy, “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 annually and in which any related person had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related person” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any other familial relationship the Audit Committee from time to time determines is appropriate to include, of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2

The Audit Committee of the Board of Directors appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audits of our Consolidated Financial Statements, management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of internal control over financial reporting for 2010. Ernst & Young LLP was our independent registered public accounting firm for the fiscal years ending December 31, 2009 and December 31, 2008. Fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for fiscal 2009 and 2008, and fees billed for other services rendered by Ernst & Young LLP for the years ended December 31, 2009 and December 31, 2008, were $1,986,000 and $1,979,000, respectively. Components of the audit and non-audit fees are shown below in tabular format in the Audit Committee Report.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

We are asking the stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification. Even if the appointment is ratified, the Audit Committee, exercising its own discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Board of Directors’ Recommendation

The Audit Committee and the Board of Directors recommend that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors, which is available on our website. See “Availability of Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Codes of Ethics, Committee Charters, SEC Filings and Other Materials” on page 85. The Board of Directors has determined that each of the members is financially literate and has the requisite accounting or related financial management expertise, as such terms are interpreted by the Board of Directors in its business judgment, to serve as members of the Audit Committee and that Messrs. Crawford and Moore are each an “audit committee financial expert” under the rules promulgated by the SEC under the Sarbanes-Oxley Act. The charter of the Audit Committee specifies that the Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders and investment community, relating to:

•	our accounting, reporting and financial practices, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee is responsible for the selection of our independent registered public accounting firm. Management is responsible for our internal controls and disclosure controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and for issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee’s meetings include executive sessions with management and, whenever it is deemed appropriate, but at least quarterly, executive sessions with our independent registered public accounting firm and with our internal auditors, in each case without the presence of management. During fiscal 2009, the Audit Committee held nine meetings.

During fiscal 2009, management represented to the Audit Committee that our quarterly and annual consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed these consolidated financial statements with management and Ernst & Young LLP prior to their issuance.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, the scope of the auditor’s responsibilities, significant accounting adjustments and any disagreements with management.

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 1, 2010. The Audit Committee also reviews with management and the registered independent public accounting firm the results of that firm’s review of the unaudited financial statements that are included in our quarterly reports on Form 10-Q.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted procedures for pre-approval of non-audit services performed by our independent registered public accounting firm. Management is required to obtain a written description of the non-audit services to be provided and the projected cost. Management forwards this information and a request to engage the independent registered public accounting firm for non-audit services to the Audit Committee members for approval. Approval authority has been delegated to the Chairman of the Audit Committee or his/her designee. Prior to approval, the Chairman of the Audit Committee confirms that the requested non-audit service is not a prohibited service as set out in SEC regulations and discloses any such approvals at the next meeting of the Audit Committee. The Audit Committee pre-approved all services performed by our independent registered public accounting firm in 2009.

Fees Billed by Ernst & Young LLP

	Fiscal year ended December 31, 2009	Fiscal Year Ended December 31, 2008
Audit fees	$1,551,000	$1,696,000
Audit-related fees	178,000	268,000
Tax fees	9,000	15,000
All other fees	248,000	—

Total Fees	$1,986,000	$1,979,000

As noted in the table above, aggregate fees for services rendered by Ernst & Young LLP were approximately $1,986,000 for the fiscal year ended December 31, 2009 and $1,979,000 for the fiscal year ended December 31, 2008. These amounts are comprised of the following:

Audit fees are fees billed for professional services rendered for the audit of the annual financial statements (including professional services required by the Sarbanes-Oxley Act rendered for the audits of the effectiveness of internal control over financial reporting), review of quarterly information and services that generally only the auditor reasonably can provide. This category includes fees for consultation on the filing of and review of documents filed with the SEC and other accounting and financial reporting consultation and research work necessary to comply with PCAOB standards.

Audit-related fees are fees billed for accounting services (not classified as audit fees services as described above) and include fees paid to Ernst & Young LLP for specific-purpose audits and other consultations concerning financial accounting and reporting matters.

Tax fees are fees billed for professional services rendered for tax compliance and tax advice.

All other fees are fees for products or services other than those in the above three categories. In 2009, Ernst & Young LLP provided insurance recovery services for an insurance claim related to the destruction by fire of our Bandmill preparation plant. Ernst & Young LLP did not provide any services other than those described above in 2008.

Independence of Ernst & Young LLP

The Audit Committee has considered whether the provision of services described above under “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has had discussions with Ernst & Young LLP in which inquiries were made into its operations and conflict procedures, including the independence of its auditing function.

The Audit Committee also has received the written disclosures and a letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP that firm’s independence from us.

Audit Committee

April 16, 2010	James B. Crawford	Robert H. Foglesong	Dan R. Moore

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our filings except to the extent that we specifically incorporate this report by reference therein.

STOCKHOLDER PROPOSALS

Proposal 3

Stockholder Proposal Regarding Water Management Report

A stockholder has informed us that it intends to present the following proposal at the Annual Meeting. We have also been informed that several other stockholders are co-sponsoring the proposal. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponents’ names and addresses and the number of shares of Common Stock held by the proponents promptly upon receipt of an oral or written request.

Stockholder Proposal – Massey Energy Company, Inc. (Massey) Water Management Report

WHEREAS:

In January 2008, Massey agreed to pay a $20 million civil penalty to settle a lawsuit brought by the U.S. Environmental Protection Agency (EPA) for Clean Water Act (CWA) violations at Massey’s coalmines in West Virginia and Kentucky. This was the largest civil penalty in EPA’s history levied against a company for wastewater discharge permit violations.

EPA charged that Massey “illegally poured pollutants into West Virginia and Kentucky waterways about 4,633 times within the past six years” and that Massey discharged metals, sediment, and acid mine drainage into hundreds of rivers and streams in West Virginia and Kentucky in amounts 40 percent or more than allowed. Some pollutants were discharged at levels more than 10 times over the permit limits. “These spills occurred as a result of failures in the processing, storage, and transportation of coal slurry.” (EPA News Release, January 17, 2008.)

http:/yosemite.epa.gov/opa/admpress.nsf/dc57b08b5acd42bc852573c90044a9c4/6944ea38b888dd03852573d3005074ba!Ope nDocument

In addition to the penalty, Massey was required to invest $10 million to develop and implement procedures to prevent future violations, including a comprehensive environmental compliance program audited by a third party.

In August, 2008, Massey published its Inaugural Corporate Social Responsibility (CSR) Report which notes some improvements and investments the company has made and identifies on-going environmental challenges facing the company, e.g.: developing new technologies to meet CWA requirements, and ensuring environmental compliance at all mines and facilities.

The CSR Report states Massey’s commitments to improve environmental performance in key areas: meeting and exceeding CWA requirements for water discharged for active mining operations; reducing water usage to a minimum; and installing real-time water quality testing technology to its more than 2500 water outlets.

RESOLVED:

Shareholders request that Massey’s Board of Directors report to shareowners, at reasonable cost and omitting proprietary information, six months prior to the 2011 annual meeting on the company’s progress in implementing the reforms required under the EPA settlement and the commitments stated in its CSR Report, including: the key performance indicators established; actual performance data; all CWA violations; progress in reducing water usage; and the status of the real-time testing systems at all its water outlets.

Board of Directors’ Statement in Opposition to Proposal Regarding a Water Management Report

The proponents seek a report on our progress in implementing reforms required under a 2008 settlement with the Environmental Protection Agency (EPA) and on the commitments stated in our 2008 Corporate Social Responsibility Report (CSR Report).

While we do not agree entirely with the proponent’s description of the EPA settlement, we acknowledge the desire for more information about our progress in complying with the terms of the settlement and about the goals set forth in our 2008 CSR Report. We presume that the proposal is based on a desire that we conduct our operations in a socially responsible manner, which is a desire we share.

In our 2009 CSR Report (which is available on our website at http://www.masseyenergyco.com, then click on “Investors,” then click on “Annual Reports”) we updated our stockholders on our progress in complying with the reforms required under the EPA settlement and the commitments stated in our 2008 CSR Report. We believe our 2009 CSR Report sets forth the key performance indicators established, our compliance with the Clean Water Act, progress in reducing water usage and the status of our water testing systems. We believe this information, including an update on our progress in reaching goals established in the 2008 CSR Report, is best presented in our subsequent annual CSR Reports, rather than through a separate and duplicative report that will not create added value to the stockholders and will serve only to increase administrative burdens and costs.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote AGAINST the stockholder proposal regarding Massey preparing a water management report six months prior to the 2011 annual meeting on Massey’s progress in implementing the reforms required under the EPA settlement and the commitments stated in the CSR Report, including: the key performance indicators established; actual performance data; all CWA violations; progress in reducing water usage; and the status of the real-time testing systems at all its water outlets.

Proposal 4

Stockholder Proposal Regarding Greenhouse Gas Emissions Reduction

A stockholder has informed us that it intends to present the following proposal at the Annual Meeting. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponent’s name and addresses and the number of shares of Common Stock held by the proponents promptly upon receipt of an oral or written request.

Stockholder Proposal – 2010 Greenhouse Gas Emissions Reduction/ Massey Energy

WHEREAS

In October 2007, a group representing the world’s 150 scientific and engineering academies, including the U.S. National Academy of Sciences, issued a report urging governments to lower greenhouse gas emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In June 2009, the House of Representatives passed a climate change bill to reduce greenhouse gas emissions to 17% below 2005 levels by 2020 and 83% by 2050. In September 2009, a similar legislative proposal was introduced to the Senate. Twenty-four states have already entered into regional initiatives to reduce emissions in advance of the federal mandate.

In December 2009, government and scientific leaders from around the world gathered in Copenhagen for formal talks on implementing the 1992 United Nations Framework Convention on Climate Change. The collective goal is the formulation of a climate treaty that sets emissions targets for industrialized and developing nations.

In October 2006, a report authored by former chief economist of the World Bank, Sir Nicolas Stern, estimated that climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth.

The electric industry accounts for more carbon dioxide emissions than any other sector, including the transportation and industrial sectors. U.S. power plants are responsible for nearly 40% of domestic and 10% of global carbon dioxide emissions.

In the Carbon Disclosure Project’s most recent annual survey, 60% of utility respondents disclosed absolute greenhouse gas emission reduction targets, and 60% disclosed emissions forecasts.

Some of Massey Energy’s electric industry peers who have set absolute reduction targets include American Electric Power, Entergy, Duke Energy, Exelon, National Grid and Consolidated Edison. Those with intensity targets include CMS Energy, PSEG, NiSource and Pinnacle West.

Duke, Exelon, FPL, NRG, and others, through their participation in the U.S. Climate Action Partnership, have also publicly stated that the U.S. should reduce its GHG footprint by 60% to 80% from current levels by 2050. They have endorsed adoption of mandatory federal policy to limit CO2 emissions as a way to provide economic and regulatory certainty needed for major investments in our energy future.

THEREFORE, BE IT RESOLVED: shareholders request that the Board of Directors adopt quantitative goals, based on current technologies, for reducing total greenhouse gas emissions from the Company’s products and operations; and that the Company report to shareholders by September 30, 2010, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

Board of Directors’ Statement in Opposition to Proposal Regarding Greenhouse Gas Emissions Reduction

We acknowledge the concerns presented by this proposal that presumably are borne out of an interest in improving and protecting the quality of life of people in America and abroad. We would encourage this dialogue to incorporate a broader range of issues, such as the value that should be ascribed to American energy independence, homeland security and a strong economy. We believe that the production in America of affordable, available and abundant sources of energy, such as coal, in an environmentally safe and healthy manner fuels the American economy and industry and ultimately benefits everyone at home and abroad.

As a company, we continue to be committed to understanding and obeying all laws affecting our business and industry. We will fulfill our obligations to regularly inform our stockholders through public filings with the SEC and other communications about the operations, future plans and compliance with rules and regulations regarding mining and the use of coal. We will not try to prejudge the outcome of U.S. energy policy and climate change legislation. However, given the fact that coal is the leading source of domestic energy, provides the fuel for approximately 49.8 percent of our electricity generation according to the Energy Information Administration and is the focus of investments and technologies to capture and control emissions of sulfur dioxide, nitrogen oxides, mercury and carbon dioxide, we believe U.S. coal is and will continue to be a major part of America’s future and energy solution.

We are very much aware of the increasing focus on carbon dioxide emissions and climate change. We are closely monitoring the political, regulatory, scientific and public policy issues related to domestic energy production, carbon dioxide emissions and climate change. We are engaged in these debates to provide the perspective of our members, industry, customers and the states where we mine and operate our business. There are many scientists who dispute that the science of anthropogenic global warming is settled and question whether it is in fact occurring. In the past several years the world has witnessed global cooling. Given the uncertainty, we question whether the focus on carbon dioxide emissions is premature and whether it will only serve to further damage our economy and hurt those that depend on low-cost electricity the most: the poor and working Americans.

That being said, efforts to reduce greenhouse gas emissions will be shaped in large part by the nature of one’s business. Our principal product is coal. Importantly, coal naturally contains carbon and the burning of coal by our utility customers and others necessarily emits carbon dioxide. Carbon cannot be removed from coal, and we cannot provide coal that does not emit carbon dioxide when it is burned. Accordingly, we are not in a position to reduce any social and environmental harm associated with carbon dioxide emissions from our operations and from the use of our primary products as the proposal suggests. Indeed, we do not believe it is appropriate to compare Massey with all of the other companies referenced in the proposal since they are electric power companies who burn the coal. While we do not burn coal, we are supportive of efforts to develop technologies to burn coal more cleanly and efficiently.

Furthermore, we question whether the proposal as well as other efforts to reduce greenhouse gas emissions in the United States will ultimately have the effect of increasing greenhouse gas emissions throughout the world by reducing American-based industry or moving it overseas which will increase global emissions of mercury, sulfur, etc. in other less environmentally regulated countries at the expense of the American economy.

For the foregoing reasons, we oppose the proposal requiring us to adopt quantitative goals for reducing total greenhouse gas emissions and requiring us to report to the stockholders on our plan to achieve these goals. Adopting such goals and preparing this report will not add value or provide additional information to the stockholders and will only serve to increase administrative burdens and costs.

Board of Directors’ Recommendation

The Board of Directors recommends that our stockholders vote AGAINST the stockholder proposal requesting that the Board of Directors adopt quantitative goals for reducing greenhouse gas emissions and provide a report indicating how the Board of Directors plans to achieve these goals.

Proposal 5

Stockholder Proposal Regarding Majority Voting

A stockholder has informed us that it intends to present the following proposal at the Annual Meeting. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponent’s name and address and the number of shares of Common Stock held by the proponent promptly upon receipt of an oral or written request.

Stockholder Proposal – Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Massey Energy Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

Board of Directors’ Statement in Opposition to Proposal Regarding Majority Voting

The Board of Directors carefully considered this proposal and believes that it is not in the best interests of Massey or our stockholders to amend our certificate of incorporation or bylaws to provide for the election of directors by a majority of votes cast. The proposed change is unnecessary and has the potential to disrupt what we believe are highly effective governance processes.

Our stockholders currently elect directors by the plurality voting system, under which the director nominees receiving the highest number of votes are elected. This system of voting is the accepted standard for the election of directors at many public companies in the United States. Our stockholders have a history of electing highly qualified, independent directors under this voting system, and the Board of Directors does not believe a change is warranted. The proposal to change to a majority voting system exposes our stockholders to unnecessarily high voting requirements, which could give undue leverage to special interest groups and lead to disruptive votes and board instability. The proposed change is unnecessary and has the potential to disrupt our highly-effective governance processes.

Currently our stockholders have cumulative voting rights with respect to the election of the directors. Cumulative voting rights entitle a stockholder to cast as many votes as is equal to the number of directors to be elected (three in our case) multiplied by the number of shares of Common Stock owned by the stockholder. Each stockholder may distribute his or her votes among all, some or one of the nominees as such stockholder sees fit. Cumulative voting gives stockholders a meaningful role in the director election process. Indeed, the ability to cumulate votes in director elections is universally recognized as protecting stockholder rights. Cumulative voting gives Massey’s stockholders unique leverage in voting on the election of directors by allowing stockholders to cast all of their available votes for a single director nominee, thereby enhancing the voting power of minority stockholders.

While the rules governing director elections are well understood when cumulative voting rights are exercised under a plurality vote standard, cumulative voting under a majority vote standard presents technical and legal issues for which there is no precedent. These difficulties have led the American Bar Association Committee on Corporate Laws and a wide range of commentators to conclude that majority voting should not apply to public companies that allow cumulative voting. In the absence of uniform, workable standards that can be consistently applied by all companies and that take into account the special circumstances of companies with cumulative voting, the Board of Directors believes it would be inappropriate to adopt a majority voting standard. Massey’s current voting standard, unlike the proposal, does not interfere with cumulative voting in director elections. If this majority voting proposal is approved by stockholders, the Board of Directors will need to reevaluate whether it would be in the interest of all of Massey’s stockholders to propose eliminating the cumulative voting feature, a change which would diminish the ability that minority stockholders currently can exercise to have their voice heard in director elections. Our voting system must be a reliable process for the election of qualified directors to represent the interests of all of our stockholders.

The Board of Directors believes that we already have effective corporate governance processes designed to identify director nominees who will best serve our interests and the interests of our stockholders. The Board of Directors maintains a

Governance and Nominating Committee that is composed entirely of independent directors and applies selected criteria to identify director nominees. These criteria are described under “Committees of the Board of Directors – Governance and Nominating Committee” on page 16. We also include in our annual proxy statements information on how stockholders can communicate their views on potential nominees or other matters to the Board of Directors and our Bylaws contain a procedure allowing for the nomination of proposed directors by stockholders. As a result of these practices, we have consistently elected highly qualified and effective directors committed to protecting the interests of our stockholders.

The Board of Directors believes our current voting standard is both fair and impartial because it applies equally to all director nominees whether or not a candidate is nominated in a contested or uncontested election. In either case, the plurality voting standard is applied. The proposal, on the other hand, seeks to impose the majority voting standard only on director nominees in uncontested elections, while still applying the plurality voting standard to director nominees in contested elections. This would result in giving special interest groups undue influence, especially in situations where such groups and others are able to withhold votes to disrupt an uncontested election.

While some large public companies have embraced a majority vote standard and/or adopted director resignation policies, the Board of Directors believes that caution in this still developing area of corporate governance is the most prudent approach. For example, the proposal does not deal fully with the removal of incumbent directors who are up for re-election but do not receive a majority vote. Under Delaware law, these directors would “hold over,” continuing to serve with the same voting rights and powers until his or her successor is elected and qualified. Therefore, even if the proposal were adopted, we could not force a currently serving director who failed to receive a majority vote to leave the Board of Directors until his or her successor is elected at a subsequent stockholder meeting.

The proposal also would serve to unnecessarily increase proxy solicitation costs. Implementation of majority voting provisions could empower special interest groups to promote “vote no” campaigns that are contrary to the best interests of all stockholders, forcing us to resort to expensive strategies to obtain the required vote. The end result would be increased spending for routine uncontested elections to the detriment of the majority of our stockholders.

The Board of Directors believes that the implementation of majority voting could lead to instability on the Board of Directors and uncertainty in the election process. In addition to the undue influence it could give to special interest groups described above, majority voting could also prove impractical. The stockholder proposal fails to address vacancies on the Board if a director is not elected because he fails to receive a majority of the votes cast. Consistent with Delaware law, our Bylaws permit the Board of Directors to elect a director to fill the vacancy or allow the position to remain vacant. If the proposal were adopted, the Board of Directors could be faced with the situation where several vacancies remain for an indefinite period of time, making it difficult to appropriately staff board committees and effectively oversee our business and affairs. This could cause additional uncertainty, disruption and expense for the Company. The Board of Directors strongly believes the current voting system represents the most fair and practical way to avoid these undesirable outcomes.

In addition, the NYSE recently amended Rule 452 which in the past allowed brokers to vote uninstructed shares of customers at stockholder meetings as management recommended on proposals that were considered “routine.” Traditionally, uncontested elections of directors were considered routine matters for which brokers could vote uninstructed shares. However, Rule 452 was recently amended so that uncontested elections of directors will no longer be considered routine, eliminating the ability of NYSE-member brokers to exercise discretionary voting for uninstructed shares in uncontested director elections. As a result, elections of directors will be more difficult for companies with majority voting provisions, because without broker discretionary votes (which in the 2008 proxy season accounted for 19% of all votes at stockholder meetings and approximately 17% of the vote at the Massey 2009 annual meeting), it will be more difficult to achieve a majority vote. As a result of the amendment of Rule 452, companies with majority voting provisions will face increased solicitation costs to ensure a quorum is achieved and uncontested director nominees are elected.

The Board of Directors is fully committed to strong corporate governance and it is the Board of Directors’ fiduciary duty to act in the best interests of our stockholders. However, in the Board of Directors’ view, this proposal would not necessarily enhance the ability of stockholders to impact the outcome of director elections, nor would it influence director accountability. The Board of Directors therefore does not believe that this proposal is in our best interests or our stockholders.

The Board of Directors will continue to follow the debate about majority voting and monitor developments, and, if appropriate and in the best interests of our stockholders, will take further action to maintain our commitment to high standards of corporate governance. At the present time, however, the Board of Directors believes it would be unwise to alter the plurality-based director election process, which the Board of Directors believes has served our stockholders well to date.

Board of Directors’ Recommendation

The Board of Directors recommends that our stockholders vote AGAINST the stockholder proposal regarding majority voting.

Proposal 6

Stockholder Proposal Regarding Declassification of the Board of Directors

A stockholder has informed us that it intends to present the following proposal at the Annual Meeting. We are not responsible for the content of the proposal or supporting statement. We will provide our stockholders with the proponent’s name and address and the number of shares of Common Stock held by the proponent promptly upon receipt of an oral or written request.

Stockholder Proposal – Non-Binding Stockholder Proposal Regarding Declassification of Board of Directors

RESOLVED, that the shareowners of Massey Energy Company ask that the Board of Directors, in compliance with applicable law, take the steps necessary to reorganize the Board of Directors into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the board at or prior to the 2010 annual meeting.

Supporting Statement

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Review of Financial Studies, Vol. 22, Issue 2, pp. 783-827 (2009).

The New York State Common Retirement Fund urges you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability. We urge your support FOR this proposal.

Board of Directors’ Statement to Remain Neutral to Proposal Regarding Declassification of the Board of Directors

The Board of Directors has considered the proposal set forth above relating to the annual election of directors and has determined not to oppose the proposal and to make no voting recommendation to stockholders. The Board of Directors recognizes that staggered terms for directors is a topic of current interest and believes that there are valid arguments in favor of, and in opposition to, classified boards of directors. The Board of Directors would like our stockholders to express their views on this subject without being influenced by any recommendation that the Board of Directors might make. Accordingly, the Board of Directors remains neutral and makes no recommendation whether stockholders should vote “FOR” or “AGAINST” the stockholder proposal regarding declassification of the Board of Directors.

Under our existing board structure, the stockholders elect three of the nine members of the Board of Directors, amounting to one-third of our directors each year. Each of these directors is elected for a three-year term. Approval of the stockholder proposal requires the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and which are entitled to vote. The stockholder proposal, if approved by the stockholders, however, is non-binding. To declassify the Board of Directors requires an amendment of our Restated Certificate of Incorporation (the “Charter”) to eliminate the provision for a classified board of directors. To amend our Charter to eliminate the provision for a classified board of directors would require the affirmative vote of the holders of at least 80% of the total voting power of all outstanding shares of our voting stock.

Accordingly, if the stockholder proposal is approved at the Annual Meeting, the Board of Directors will propose at the 2011 annual meeting of stockholders to eliminate the provision for a classified board of directors.

Board of Directors’ Recommendation

The Board of Directors remains neutral and makes no recommendation whether stockholders should vote FOR or AGAINST the stockholder proposal regarding declassification of the Board of Directors.

CERTAIN MATTERS RELATING TO

PROXY MATERIALS AND ANNUAL REPORTS

Our Proxy Statement and Annual Report are available on our Internet site at www.masseyenergyco.com, Investors, Proxy On-line. Stockholders can elect to access future proxy soliciting materials, including notices to stockholders of annual meetings and proxy statements, and annual reports over the Internet instead of receiving paper copies in the mail by checking the appropriate box and providing your e-mail address on your proxy card. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents stockholders would otherwise receive. We will notify stockholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a stockholder’s consent will remain in effect until such stockholder revokes it by notifying us otherwise at Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261, Attention: Corporate Secretary. Registered stockholders can choose this option for future proxy material deliveries by marking the appropriate space on the proxy card included with this Proxy Statement and registered stockholders voting electronically through the Internet or by telephone can choose the option by following the instructions provided by telephone or over the Internet, as applicable. Street name stockholders should refer to the information provided by the institution that holds such street name stockholder’s shares and follow the instructions on such form for instructions on how to elect to view future proxy statements and annual reports over the Internet, if such institution provides this option.

AVAILABILITY OF RESTATED CERTIFICATE OF INCORPORATION, RESTATED BYLAWS,

CORPORATE GOVERNANCE GUIDELINES, CODES OF ETHICS, COMMITTEE CHARTERS,

SEC FILINGS AND OTHER MATERIALS

Copies of our Restated Certificate of Incorporation, Restated Bylaws, Corporate Governance Guidelines, Ethics Commitment Agreement, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, the charters of the Audit, Compensation, Executive, Finance, Governance and Nominating, and Safety, Environmental and Public Policy Committees, and other materials are posted on and may be obtained through our website, www.masseyenergyco.com, Investors, Corporate Governance, or may be requested, at no cost, by telephone at 1-866-814-6512 or by mail at: Massey Energy Company, P.O. Box 26765, Richmond, Virginia 23261, Attention: Investor Relations. Our filings with the SEC may be found on our website at Investors, SEC Filings.

RICHARD R. GRINNAN
Vice President and Corporate Secretary

April 16, 2010

Richmond, Virginia

Directions

The Jefferson Hotel is located at 101 West Franklin Street, Richmond, Virginia 23220.

Directions From North:

•	Take I-95 south

•	Take Exit 76B (Belvidere Street Exit)

•	At first light, turn left onto Leigh Street

•	At next light, turn right onto Belvidere Street

•	At fifth light, turn left onto Franklin Street

•	Hotel is four blocks on the right

Directions From South:

•	Take I-95 North

•	Take Exit 74C (Broad Street West) As you exit, take left hand lane to Broad Street West - State Capital - Coliseum

•	Continue up Broad Street and then turn left onto 1st Street

•	Go one block and turn right onto Grace Street

•	Go two blocks and turn left onto Adams Street

•	Adams Street will turn into the Jefferson’s circle drive in one block

Directions From East (airport):

•	Take I-64 West

•	Take Exit 190 (Fifth Street/Coliseum Exit)

•	Stay on Fifth Street

•	Turn right onto Main Street

•	Go eight blocks, turn right onto Jefferson Street

•	Turn right onto Franklin Street

Directions From West:

•	Take I-64 East to merge with I-95

•	Take I-95 South

•	Take Exit 76B (Belvidere Street Exit)

•	Turn left onto Leigh Street

•	At first light, turn right onto Belvidere Street

•	At fifth light, turn left onto Franklin Street

•	Hotel is four blocks on the right

Directions From Powhite:

•	Take The Powhite Parkway to the Downtown Expressway (195)

•	Take the Second Street exit (Toll Road)

•	Follow exit to the light (Second Street)

•	Turn left onto Second Street

•	Take Second Street to Main Street

•	Turn left onto Main Street

•	Turn right onto Jefferson Street

•	Turn right onto Franklin Street

•	Hotel is on the right

2010 Annual Meeting of Stockholders

May 18, 2010

You are cordially invited to attend the 2010 Annual Meeting of Stockholders, which will be held on Tuesday, May 18, 2010, beginning at 9:00 a.m. Eastern Daylight Time at:

The Jefferson Hotel

101 West Franklin Street

Richmond, Virginia 23220

Directions are included on the last page of the Notice of Annual Meeting.

0	¢

MASSEY ENERGY COMPANY

4 North 4th Street

Richmond, VA 23219

This proxy is solicited by the Board of Directors

for use at the Annual Meeting on May 18, 2010.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned, a stockholder of MASSEY ENERGY COMPANY, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2009; and, revoking any proxy or voting instruction previously given, hereby constitutes and appoints Richard R. Grinnan, M. Shane Harvey and Jeffrey M. Jarosinski, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of MASSEY ENERGY COMPANY held by the undersigned as of the record date, standing in the name of the undersigned at the Annual Meeting of Stockholders of MASSEY ENERGY COMPANY, on Tuesday, May 18, 2010 at 9:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON RETURNED AND PROPERLY EXECUTED PROXY CARDS, THIS PROXY CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4 AND 5. NO VOTE SHALL BE CAST FOR PROPOSAL 6. ABSENT SPECIFIC INSTRUCTIONS TO THE CONTRARY DIRECTED ON THE REVERSE BY THE UNDERSIGNED WITH RESPECT TO CUMULATIVE VOTING, THE PERSONS NAMED AS PROXIES HEREIN WILL HAVE FULL DISCRETIONARY AUTHORITY TO VOTE THE SHARES REPRESENTED BY A PROPERLY EXECUTED AND RETURNED PROXY CARD CUMULATIVELY AMONG ALL OR LESS THAN ALL OF THE NOMINEES LISTED ON THE REVERSE AND TO ALLOCATE SUCH VOTES AMONG ALL OR LESS THAN ALL OF SUCH NOMINEES (OTHER THAN NOMINEES FOR WHOM AUTHORITY TO VOTE HAS BEEN WITHHELD) IN THE MANNER AS THE BOARD OF DIRECTORS SHALL RECOMMEND, OR OTHERWISE IN THE PROXIES’ DISCRETION. IF ANY OF THE NOMINEES LISTED ON THE REVERSE SHOULD BECOME UNAVAILABLE TO SERVE AS A DIRECTOR, FULL DISCRETION IS RESERVED TO THE PERSONS NAMED AS PROXIES HEREIN TO VOTE FOR SUCH OTHER PERSONS AS MAY BE PROPERLY NOMINATED, OR THE BOARD OF DIRECTORS MAY REDUCE THE NUMBER OF DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING.

¢	(Continued and to be signed on the reverse side.)	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

MASSEY ENERGY COMPANY

May 18, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.masseyenergyco.com (click on “Investors”, then “Proxy Online”)

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20333333000000001000 0	051810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 3, 4 AND 5. THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON ITEM 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. To elect three Class II directors:		2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	FOR	AGAINST	ABSTAIN
				☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Richard M. Gabrys O Dan R. Moore O Baxter F. Phillips, Jr.	3.	Stockholder proposal regarding a water management report.	☐	☐	☐
		4.	Stockholder proposal regarding greenhouse gas emissions reduction.	☐	☐	☐
		5.	Stockholder proposal regarding majority voting.	☐	☐	☐
		6.	Stockholder proposal regarding declassification of the Board of Directors.	☐	☐	☐
I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

2010 Annual Meeting of Stockholders

May 18, 2010

You are cordially invited to attend the 2010 Annual Meeting of Stockholders, which will be held on Tuesday, May 18, 2010, beginning at 9:00 a.m. Eastern Daylight Time at:

The Jefferson Hotel

101 West Franklin Street

Richmond, Virginia 23220

Directions are included on the last page of the Notice of Annual Meeting.

	0	¢

MASSEY ENERGY COMPANY

4 North 4th Street

Richmond, VA 23219

This 401(k) plan proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2010.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned, a participant in the MASSEY ENERGY COMPANY Coal Company Salary Deferral and Profit Sharing Plan (the “401(k) Plan”), acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the fiscal year ended December 31, 2009; and, revoking any proxy or voting instruction previously given with respect to shares held in the 401(k) Plan, hereby directs the trustee of the 401(k) Plan to vote all shares of Common Stock of MASSEY ENERGY COMPANY allocated to the undersigned’s 401(k) Plan account as of the record date at the Annual Meeting of Stockholders of MASSEY ENERGY COMPANY, on Tuesday, May 18, 2010 at 9:00 a.m. Eastern Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.

THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON RETURNED AND PROPERLY EXECUTED PROXY CARDS, THIS PROXY CARD WILL BE VOTED PROPORTIONATELY IN THE SAME MANNER AS THOSE SHARES HELD IN THE 401(k) PLAN FOR WHICH TIMELY VOTING INSTRUCTIONS ARE RECEIVED WITH RESPECT TO SUCH PROPOSAL(S). IF YOU DO NOT PROVIDE TIMELY VOTING INSTRUCTIONS TO THE TRUSTEE, YOU WILL BE CONSIDERED TO HAVE ELECTED THAT YOUR SHARES HELD IN THE 401(k) PLAN BE VOTED, AND THE TRUSTEE WILL VOTE SUCH SHARES, PROPORTIONATELY IN THE SAME MANNER AS THOSE SHARES HELD IN THE 401(k) PLAN FOR WHICH TIMELY VOTING INSTRUCTIONS ARE RECEIVED.

(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF STOCKHOLDERS OF

MASSEY ENERGY COMPANY

401(k) PLAN PROXY

May 18, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.masseyenergyco.com (click on “Investors”, then “Proxy Online”)

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 20333333000000001000 0	051810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 3, 4 AND 5. THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON ITEM 6. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. To elect three Class II directors:		2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	FOR	AGAINST	ABSTAIN
				☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Richard M. Gabrys O Dan R. Moore O Baxter F. Phillips, Jr.	3.	Stockholder proposal regarding a water management report.	☐	☐	☐
		4.	Stockholder proposal regarding greenhouse gas emissions reduction.	☐	☐	☐
		5.	Stockholder proposal regarding majority voting.	☐	☐	☐
		6.	Stockholder proposal regarding declassification of the Board of Directors.	☐	☐	☐
I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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